As filed with the U.S. Securities and Exchange Commission on May 27, 2021

Registration No. 333-255091

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1 /A

(Amendment No. 1)

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Splash Beverage Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	2080	34-1720075
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S Employer Identification No.)

1314 E Las Olas Blvd.

Suite 221

Fort Lauderdale, 33301

Phone: (954) 745-5815

(Address, including zip code, and telephone
number, including area code, of principal
executive offices)

Robert Nistico

Chief Executive Officer

1314 E Las Olas Blvd.

Suite 221

Fort Lauderdale, 33301

Phone: (954) 745-5815

(Address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Darrin Ocasio, Esq.	David Crandall, Esq.
Sichenzia Ross Ference LLP	Hogan Lovells US LLP
1185 Avenue of the Americas, 31st Floor	1601 Wewatta Street, Suite 900
New York, NY 10036	Denver, Colorado 80202
(212) 930-9700	(303) 454-2449

Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee
Common Stock, no par value per share	$17,250,000	(3)	$1,882
Warrants to purchase shares of common stock, no par value per share(4), (5)
Shares of Common stock, no par value per share, underlying warrants (1) (6)	$19,850,507	(3)	$2,166
Representative’s warrants (7)	—		—
Common Stock underlying representative’s warrants(8)	$759,000		$83
Total Registration Fee:	$37,859,507		$4,131	(9)

(1)	Pursuant to Rule 416 of the Securities Act, the shares of common stock registered hereby also includes an indeterminable number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(3)	Includes $2,250,000 of common stock and warrants related to common stock and warrants issuable pursuant to the underwriter’s overallotment option.

(4)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.

(5)	There will be issued warrants to purchase one share of common stock. The warrants are exercisable at a per share exercise price equal to 115% of the public offering price of one shares of common stock.

(6)	Includes shares the underwriter has the option to purchase to cover over-allotments, if any.

(7)	No fee required pursuant to Rule 457(g).

(8)	We have agreed to issue to the representative of the underwriters, upon closing of this offering, warrants to purchase 4% of the number of shares of common stock sold in this offering. The representative’s warrants are exercisable at a per share exercise price equal to 110% of the public offering price per share of the common stock offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $759,000, which is equal to 110% of $690,000 (4% of $17,250,000) and assumes the exercise of the representatives overallotment option. Resales of shares of common stock issuable upon exercise of the representative’s warrants are being similarly registered on a delayed or continuous basis.

(9)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 27, 2021

PRELIMINARY PROSPECTUS

SPLASH BEVERAGE GROUP, INC.

2,512,563 Shares of Common Stock and

2,512,563 Warrants to purchase Shares of Common Stock

Splash Beverage Group, Inc. is offering shares of our common stock and an accompanying warrant to purchase one share of our common stock (and the shares issuable from time to time upon exercise of the warrants), in an underwritten public offering pursuant to this prospectus at a combined assumed initial public offering price of $5.97 per share. Each warrant will have an exercise price of $6.87 per share (equal to 115% of the offering price of the common stock) will be exercisable upon issuance and will expire five years from issuance. Prior to this offering, there has been no public market for our warrants.

Our common stock currently trades on the OTCQB, where it is quoted under the symbol “SBEV.” As of May 19, 2021, the last sale price of our common stock as reported on OTCQB was $1.99 per share. There is a limited public trading market for our common stock. Prior to the consummation of this offering we will effect a one-for-three reverse stock split. We have assumed a public offering price of $5.97, which represents the last reported sales price of our common stock as reported on the OTCQB on May 19, 2021 after effecting the reverse split. The final public offering price will be determined through negotiation between us and the underwriters in this offering and will take into account the recent market price of our common stock, the general condition of the securities market at the time of the offering, the history of, and the prospects for, the industry in which we compete, our past and present operations, and our prospects for future revenues. The assumed public offering price used throughout this prospectus may not be indicative of the actual offering price.

We have applied to list our common stock and warrants on the NYSE American, under the symbols “SBEV” and “SBEVW” respectively, subject to official notice of issuance. We believe that upon completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NYSE American, however, we cannot guarantee that we will be successful in listing our common stock on the NYSE American. We will not consummate this offering unless our common stock will be listed on the NYSE American.

Our business and an investment in our common stock involve significant risks. See “Risk factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed u pon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and Warrant	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Splash, before expenses(2)	$	$

(1)	We have also agreed to issue warrants to purchase 4% of the number of shares of common stock sold in this offering to the representative of the underwriters in this offering, to reimburse the representative of the underwriters for certain expenses, and to provide a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the representative of the underwriters. See “Underwriting” for a description of the compensation payable to the underwriter.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the: (i) over-allotment option (if any) we have granted to the representative of the underwriters as described below and (ii) the warrants being issued to the representative of the underwriters in this offering.

The Company has granted the underwriters an option for a period of 45 days to purchase up to additional shares of common stock from us at the public offering price, less the underwriting discount.

The underwriters expect to deliver the shares of common stock to investors on or about          , 2021.

Kingswood Capital Markets

division of Benchmark Investments, Inc.

The date of this prospectus is               , 2021

Neither we, nor the underwriters have authorized anyone to provide you with information other than that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. Neither we nor the underwriters take responsibility for and can provide no assurance as to the reliability of any other information that others may give you.

This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted. The information contained in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the use of proceeds from this offering, our product candidates, research and development, commercialization objectives, prospects, strategies, the industry in which we operate and potential acquisitions or collaborations.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. In addition, even if our results of operations, financial condition, business and prospects are consistent with the forward-looking statements contained in this prospectus, those results may not be indicative of results in subsequent periods.

Some risks inherent in the beverage industry include, among others:

●	Economic, political, social or other developments in countries and markets in which we operate, which may contribute to a reduction in demand for our products, adverse impacts on our customer, supplier and/or financial counterparties, or the imposition of import, investment or currency restrictions (including the potential impact of any global, regional or local trade wars or any tariffs, duties or other restrictions or barriers imposed on the import or export of goods between territories, including but not limited to, imports into and exports from the United States, Canada, Mexico, certain South American countries, the United Kingdom and/or the European Union);

●	Any litigation or other similar proceedings (including with tax, customs, competition, environmental, anti-corruption or other regulatory authorities), including litigation directed at the beverage alcohol industry generally or at the Company in particular;

●	Changes in the domestic and international tax environment, leading to uncertainty around the application of existing and new tax laws and unexpected tax exposures;

●	The effects of climate change, or legal, regulatory or market measures intended to address climate change, on our business;

●	Changes in the cost of production, including as a result of increases in the cost of commodities, labor and/or energy or as a result of inflation;

●	Legal and regulatory developments, including changes in regulations relating to production, distribution, importation, marketing, advertising, sales, pricing, labeling, packaging, product liability, antitrust, labor, compliance and control systems, environmental issues and/or data privacy;

●	Increased competitive product and pricing pressures, including as a result of actions by increasingly consolidated competitors or increased competition from regional and local companies, that could negatively impact our market share, distribution network, costs and/or pricing;

●	Contamination, counterfeiting or other circumstances which could harm the level of customer support for our brands and adversely impact our sales;

●	Any disruption to production facilities, business service centers or information systems, including as a result of cyber-attacks;

●	Increased costs for, or shortages of, talent, as well as labor strikes or disputes;

●	Our ability to renew supply, distribution, manufacturing or license agreements (or related rights) and licenses on favorable terms, or at all, when they expire;

●	Any failure by us to protect our intellectual property rights;

●	Our business is subject to many regulations and noncompliance is costly;

●	Significant additional labeling or warning requirements may inhibit sales of affected products;

●	Climate change may negatively affect our business;

●	Water scarcity and poor quality could negatively impact our costs and capacity;

●	Fluctuations in quantity and quality of grape supply could adversely affect our business;

●	Contamination of our wines could harm our business; and

●	The other risks set forth herein under the caption “Risk Factors.”

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Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward- looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission, or SEC, as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. In addition to the risk factors set forth above, the factors set forth below under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

MARKET AND INDUSTRY DATA

This prospectus contains statistical data, estimates and forecasts that are based on independent industry publications or other publicly available information, as well as other information based on our internal sources. While we believe the industry and market data included in this prospectus are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and other publicly available information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in this prospectus.

TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section of this prospectus and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision. Except as otherwise indicated, references to “we”, “us”, “our”, “Splash”, “SBG” and the “Company” refer to Splash Beverage Group, Inc. and its wholly owned subsidiaries.

Company Overview

We manufacture, through third party facilities, and distribute several brands of beverages including both non-alcoholic and spirits brands. We believe the distribution landscape in the beverage industry is changing rapidly as tech-enabled e-commerce business models are thriving. Direct to consumer, office or home solutions are projected to continue to gain traction in the future, and our own e-commerce platform, Qplash, which allows us to purchase local and regional brands for developing a direct line of sales at retail stores, is well positioned to take advantage of this anticipated growth.

Our Strategy

Our strategy is to combine the traditional approach of manufacturing, distributing, and marketing of beverages, but with brands that have a reasonable level of pre-existing brand awareness and market presence, or have attributes that we believe to be purely innovative. These are SBG’s core values. We believe this allows SBG to break through the clutter of numerous brand introductions and dilute risk. This philosophy is applied regardless of whether the brand is 100% owned by SBG or a joint venture. To this end, we intend to own some beverage brands while managing other beverage brands owned by other beverage producers.

For acquisition or joint venture consideration, we prefer to work with brands that already have one or more of the following in place:

●	Some level of preexisting brand awareness

●	Regional presence that can be expanded

●	Licensing an existing brand name (TapouT for example)

●	Add to an underdeveloped and/or growing category

●	Innovation to an existing attractive category (such as flavored tequila)

Products

We produce, distribute and market two beverages’ brands: “TapouT Performance”, a hydration and recovery isotonic sport drink and SALT Naturally Flavored Tequila (“SALT”), a 100% agave 80 proof line of flavored tequilas.

Copa di Vino Wine Group, Inc.

On December 28, 2020, we completed the acquisition of Copa di Vino Corporation (“Copa di Vino”), the leading producer of premium wine by the glass in the United States.

Through our acquisition of Copa di Vino, we are now able to offer seven varietals of wine: Pinot Grigio, Riesling, Merlot, Chardonnay, White Zinfandel, Moscato, and Cabernet Sauvignon. In addition to its wine varietals, Copa di Vino also produces Pulpoloco, a sangria which is encased in a 100% biodegradable can made from paper.

E-commerce

“Qplash” is our consumer-packaged goods retail division and our first entry point into the growing e-commerce channel. The division sells beverages and groceries online through www.qplash.com, and third-party storefronts such as Amazon.com and Walmart.com.

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Canfield Medical Supply, Inc.

Canfield Medical Supply, Inc., a provider of home medical equipment, supplies and services is a legacy business. In December 2020, management announced our plan to discontinue CMS.

Our Competitive Strengths

We believe the following competitive strengths contribute to the Company’s success and differentiate us from our competitors:

●	An established distribution network through global sales channels;

●	A hybrid distribution model that leverages multiple routes to market, including national chains, independent local markets and regional chains, and specialty food and convenience stores;

●	Long-term relationships with retailers and the establishment of chains;

●	Premium customer service;

●	Dynamic and sustainable product offerings of natural quality and freshness with health benefits;

●	A highly experienced management team;

●	Strategically selected, dedicated sales professionals;

●	Qplash, our e-commerce platform, which provides us instant coast to coast coverage and our own fully integrated distribution platform for all of our beverage categories;

●	Ability to execute and distribute across many geographies, on behalf of our licensed brand portfolio;

●	Strong brand awareness through partnerships and acquisitions of brands that have pre-existing brand awareness or are viewed as truly innovative; and

●	Celebrity and professional athlete endorsement of our brands.

Employees

We have eight full-time employees, including non-officer employees and our executive officers, and we retain the services of additional personnel on an independent contractor basis. We do not have any part-time employees but work with several consultants.

Listing on the NYSE American

Our common stock is currently quoted on the OTCQB under the symbol “SBEV”. In connection with this offering, we have applied to list our common stock and warrants on the NYSE American under the symbols “SBEV” and “SBEVW”, respectively. If our listing application is approved, we expect to list our common stock on the NYSE American upon consummation of the offering, at which point our common stock will cease to be traded on the OTCQB. No assurance can be given that our listing application will be approved. This offering will only be consummated if the NYSE American approves the listing of our common stock and warrants. NYSE American listing requirements include, among other things, a stock price threshold. As a result, prior to effectiveness, if necessary, we intend to take the necessary steps to meet NYSE American listing requirements, including but not limited to consummating a reverse split of our outstanding common stock as further discussed below.

Reverse Stock Split

Prior to the completion of this offering we will effect a one-for-three reverse stock split of our issued and outstanding common stock in order to satisfy NYSE American listing requirements and obtain NYSE American approval for listing of our common stock. Unless otherwise indicated all share and price amounts assume that the reverse split has been effected.

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Risks Affecting Our Business

Our business is subject to numerous risks as described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

●	The occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations and our ability to raise capital.

●	If we are unable to continue as a going concern, our securities will have little or no value.

●	We have experienced recurring losses from operations and negative cash flows from operating activities since inception and anticipate that we will continue to incur significant operating losses in the future.

●	If we are not able to successfully execute on our future operating plans, our financial condition and results of operation may be materially adversely affected, and we may not be able to continue as a going concern.

●	Demand for our products may be adversely affected by changes in consumer preferences or any inability on our part to innovate, market or distribute our products effectively, and any significant reduction in demand could adversely affect our business, financial condition or results of operations.

●	Volatility in the price or availability of the inputs we depend on, including raw materials, packaging, energy and labor, could adversely impact our financial results.

●	We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

●	Our brands and brand images are keys to our business and any inability to maintain a positive brand image could have a material adverse effect on our results of operations.

●	Competition from traditional and large, well-financed non-alcoholic and alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

●	Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

●	It is difficult to predict the timing and amount of our sales because our distributors are not required to place minimum orders with us.

●	If we do not adequately manage our inventory levels, our operating results could be adversely affected.

●	We rely upon our ongoing relationships with our key flavor suppliers and failure to maintain these relationships could have a material adverse effect on our operations.

●	If we fail to maintain relationships with our independent contract manufacturers, our business could be harmed.

Corporate Information

Our principal offices are located at 1314 E. Las Olas Blvd, Suite 221, Fort Lauderdale, Florida 33301. Our main telephone number is (954) 745-5815. Our website address is www.splashbeveragegroup.com. We have not incorporated by reference into this prospectus what can be accessed through our website and you should not consider it to be part of this prospectus.

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THE OFFERING

The following summary of the offering contains basic information about the offering and our securities and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our securities, please refer to the section of this prospectus entitled “Description of Securities.”

Common Stock Offered by the Company	2,512,563 shares

Warrants Offered by the Company:	Warrants to purchase up to 2,512,563 shares of our common stock. The warrants are exercisable immediately, and will be issued separately in this offering, but will be purchased together in this offering. The exercise price of the warrants is $6.87 per share (115% of the public offering price of one share of common stock based on assumed offering price of $5.97 per share). Each warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein. A holder may not exercise any portion of a warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99%. Each warrant will be exercisable immediately upon issuance and will expire five years after the initial issuance date. The terms of the warrants will be governed by a Warrant Agent Agreement, dated as of the effective date of this offering, between us and Equiniti Trust Company as the warrant agent (the “Warrant Agent”). This prospectus also relates to the offering of the common stock issuable upon exercise of the warrants. For more information regarding the Warrants, you should carefully read the section titled “Description of Securities — Securities Offered in this Offering” in this prospectus.

Common Stock to be Outstanding after this Offering	Up to 29,214,176 shares

Over-allotment Option	We have granted the underwriters a 45-day option to purchase up to an additional 376,884 shares of our common stock and 376,884 accompanying warrants, if any, at the public offering price, less underwriting discounts, to cover over-allotments, if any.

Use of Proceeds	We estimate that our net proceeds from the sale of shares of our common stock in this offering will be approximately $13.4 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use net proceeds from this offering for working capital and general corporate purposes, including potential acquisitions, operating expenses and repayment of debt. Additionally, we may use a portion of the net proceeds from this offering to in-license, acquire or invest in complementary businesses, technologies, products or assets. However, we do not have agreements or commitments for any material acquisitions at this time. For additional information on the use of proceeds, please see “Use of Proceeds.”

NYSE American Symbol	Our common stock is quoted on the OTCQB under the symbol “SBEV.” In conjunction with this offering, we have applied to list our common stock and warrants on the NYSE American under the symbols “SBEV” and “SBEVW”, respectively. We anticipate being able to list on the NYSE American upon the completion of this offering; however, we can provide no assurances that we will be approved for such a listing. This offering will only be consummated if the NYSE American approves the listing of our common stock and warrants.

Representative’s Warrants	We have agreed to issue to Kingswood Capital Markets (the “Representative”) warrants to purchase up to the number of shares of our common stock equal to 4% of the aggregate number of shares sold in the offering as a portion of the underwriting compensation payable to the Representative in connection with this offering. The warrants are exercisable at a per share price equal to 110% of the public offering price per share, at any time, and from time to time, in whole or in part, during the four and a half-year period commencing six (6) months from the effective date of the registration statement.

Lock-up	We and each of our officers, directors and 5% holders, have agreed, subject to certain exceptions, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of one-hundred eighty (180) days after the date of this prospectus, without the prior written consent of the Representative. See “Underwriting” for additional information.

Risk Factors	See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Reverse Stock Split	Prior to the completion of this offering we will effect a one-for-three reverse stock split of our issued and outstanding common stock in order to satisfy NYSE American listing requirements and obtain NYSE American approval for listing of our common stock. Unless otherwise indicated all share and price amounts assume that the reverse split has been effected.

The number of shares of our common stock to be outstanding immediately after the consummation of this offering is based on 26,737,628 shares of common stock outstanding as of May 17, 2021, which does not reflect the potential issuance of up to 1,261,970 shares of common stock upon the exercise of outstanding stock options under our equity incentive plans and up to 606,177 shares upon the exercise of outstanding warrants.

Unless otherwise indicated, this prospectus reflects and assumes the shares of common stock to be sold in this offering are sold at $5.97 per share of common stock, which was the closing price of our common stock as reported on OTCQB on May 19, 2021 adjusted for our 1 to 3 reverse stock split.

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SUMMARY FINANCIAL INFORMATION

The following tables present summary financial data for SBG. We derived the summary statements of operations data for the three months ended March 31, 2021 and 2020 and the balance sheet data as of March 31, 2021 from the unaudited financial statements of SBG and the summary statements of operations data for the years ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 and 2019 from the audited financial statements of SBG included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the information in the sections of this prospectus titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Splash Beverage Group, Inc.

Splash Beverage Group, Inc. Summary Statements of Operations Data

	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019
Net revenues	$2,417,701	$112,003	$2,975,939	$20,387
Cost of goods sold	(1,742,875)	(107,214)	(2,251,816)	(245,500)
Gross margin	674,826	4,789	724,123	(225,113)

Operating expenses:
Contracted services	276,511	257,981	5,606,335	2,109,146
Salary and wages	2,020,447	241,676	7,925,609	1,078,730
Other general and administrative	2,727,513	1,031,264	4,346,836	1,006,603
Sales and marketing	41,878	23,012	146,579	67,467
Total operating expenses	5,066,349	1,553,933	18,025,359	4,261,946

Loss from operations	(4,391,523)	(1,549,144)	(17,301,236)	(4,487,059)

Other income/(expense):
Other Income	—	—	17,786	—
Interest income	114	16,151	8	132
Interest expense	(92,211)	(1,913,637)	(1,980,871)	(665,195)
Gain from debt extinguishment	1,319	—	36,610	16,391
Total other (expense)	(90,778)	(1,897,486)	(1,926,467)	(648,672)

Provision for income taxes	—	—	—	—

Net loss from continuing operations	(4,482,301)	(3,446,630)	(19,227,703)	(5,135,731)

Net income (loss) from discontinued operations, net of tax	40,082	—	(9,446,853)	—

Net loss	$(4,442,219)	$(3,446,630)	$(28,674,556)	$(5,135,731)

Net loss per share (basic diluted)
Continuing operations	(0.18)	(0.08)	(1.55)	(0.38)
Discontinued operations	0.00	—	(0.51)	—
Net loss per share	$(0.18)	$(0.08)	$(1.55)	$(0.38)

Weighted average number of common shares outstanding	24,642,532	14,673,798	18,538,425	13,688,328

7

Splash Beverage Group, Inc. Summary Selected Balance Sheet Data

	March 31	December 31,	December 31,
	2021	2020	2019
Cash and cash equivalents	$1,225,406	$380,000	$42,639
Total current assets	$3,496,894	$2,244,036	$370,662
Total assets	$11,709,940	$9,225,888	$605,314
Total current liabilities	$5,361,984	$5,415,659	$10,279,180
Total Liabilities	$9,805,907	$9,327,891	$10,361,398
Total stockholders’ equity (deficit)	$1,904,033	$(9,350,724)	$(9,756,083)

8

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Cautionary Note Concerning Forward-Looking Statements.” If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company’s Common Stock could decline, and you may lose all or part of your investment.

Risks Related to our Business

The impact of COVID-19 continues to create considerable uncertainty for our business.

Our operations continue to expose us to risks associated with the COVID-19 outbreak. Authorities around the world have implemented numerous measures to try to reduce the spread of the virus and such measures have impacted and continue to impact us, our business partners, and consumers. While some of these measures have been lifted or eased in certain jurisdictions, other jurisdictions have seen a resurgence of COVID-19 cases resulting in reinstitution or expansion of such measures.

We have seen and could continue to see changes in consumer demand as a result of COVID-19, including the inability of consumers to purchase our products due to illness, quarantine or other restrictions, store closures, or financial hardship. We also continue to see shifts in product and channel preferences, particularly an increase in demand in the e-commerce channel, which has impacted and could continue to impact our sales and profitability. Reduced demand for our products or changes in consumer purchasing patterns, as well as continued economic uncertainty, can adversely affect our customers’ financial condition, which can result in bankruptcy filings and/or an inability to pay for our products. In addition, we may also continue to experience business disruptions as a result of COVID-19, resulting from temporary closures of our facilities or facilities of our business partners or the inability of a significant portion of our or our business partners’ workforce to work because of illness, quarantine, or travel or other governmental restrictions. Any sustained interruption in our or our business partners’ operations, distribution network or supply chain or any significant continuous shortage of raw materials or other supplies, including personal protective equipment or sanitization products, can negatively impact our business. We have also incurred, and expect to continue to incur, increased employee and operating costs as a result of COVID-19, which have negatively impacted and may continue to negatively impact our profitability. In addition, the increase in certain of our employees working remotely has resulted in increased demand on our information technology infrastructure, which can be subject to failure, disruption or unavailability, and increased vulnerability to cyberattacks and other cyber incidents. Also, continued economic uncertainty associated with the COVID-19 outbreak has resulted in volatility in the global capital and credit markets which can impair our ability to access these markets on terms commercially acceptable to us, or at all.

The impact of COVID-19 has heightened, or in some cases manifested, certain of the other risks discussed herein. The extent of the impact of the COVID-19 outbreak on our business remains uncertain and will continue to depend on numerous evolving factors that we are not able to accurately predict and which will vary by jurisdiction and market, including the duration and scope of the pandemic, the development and availability of effective treatments and vaccines, global economic conditions during and after the pandemic, governmental actions that have been taken, or may be taken in the future, in response to the pandemic, and changes in consumer behavior in response to the pandemic, some of which may be more than just temporary.

If we are unable to continue as a going concern, our securities will have little or no value.

Although our audited financial statements for the year ended December 31, 2020 were prepared under the assumption that we would continue our operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the year ended December 31, 2020 contains a going concern qualification in which our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern, based on the financial statements at that time. Specifically, we have sustained recurring losses and we have had a working capital and stockholders’ equity deficits. These prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. In addition, continued operations and our ability to continue as a going concern may be dependent on our ability to obtain additional financing in the near future and thereafter, and there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through sales of our products, financings or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our shareholders would likely lose most or all of their investment in us.

We have experienced recurring losses from operations and negative cash flows from operating activities and anticipate that we will continue to incur significant operating losses in the future.

We have experienced recurring losses from operations and negative cash flows from operating activities.  We expect to continue to incur significant expenses related to our ongoing operations and generate operating losses for the foreseeable future. The size of our losses will depend, in part, on the rate of future expenditures and our ability to generate revenues.  We incurred a net loss of $28.7 million for the year ended December 31, 2020 and $4.4 million for the quarter ended March 31, 2021. Our accumulated deficit increased to $61.6 million as of December 31, 2020 compared to the prior year’s deficit of $31.8 million. Our accumulated deficit was $66.0 million as of March 31, 2021.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. If our products do not achieve sufficient market acceptance and our revenues do not increase significantly, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

If we are not able to successfully execute on our future operating plans and objectives, our financial condition and results of operation may be materially adversely affected, and we may not be able to continue as a going concern.

It is important that we meet our sales goals and increase sales going forward as our operating plan already reflects prior significant cost containment measures and may make it difficult to achieve top-line growth if further significant reductions become necessary. If we do not meet our sales goals, our available cash and working capital will decrease and our financial condition will be negatively impacted.

In order to be successful, we believe that we must, among other things:

●	increase the sales volume and gross margins for our products;
●	maintain efficiencies in operations;
●	manage our operating expenses to sufficiently support operating activities;
●	maintain fixed costs at or near current levels; and
●	avoid significant increases in variable costs relating to production, marketing and distribution.

We may not be able to meet these objectives, which could have a material adverse effect on our results of operations. We have incurred significant operating expenses in the past and may do so again in the future and, as a result, will need to increase revenues in order to improve our results of operations. Our ability to increase sales will depend primarily on success in expanding our current markets, improving our distribution base, entering into Direct-To-Retail (DTR) arrangements with national accounts, and introducing new brands, products or product extensions to the market. Our ability to successfully enter new distribution areas and obtain national accounts will, in turn, depend on various factors, many of which are beyond our control, including, but not limited to, the continued demand for our brands and products in target markets, the ability to price our products at competitive levels, the ability to establish and maintain relationships with distributors in each geographic area of distribution and the ability in the future to create, develop and successfully introduce one or more new brands, products, and product extensions.

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Demand for our products may be adversely affected by changes in consumer preferences or any inability on our part to innovate, market or distribute our products effectively, and any significant reduction in demand could adversely affect our business, financial condition or results of operations.

Our beverage portfolio is comprised of a number of unique brands with reputations and consumer imagery that have been built over time. Our investments in marketing as well as our strong commitment to product quality are intended to have a favorable impact on brand image and consumer preferences. If we do not adequately anticipate and react to changing demographics, consumer and economic trends, health concerns and product preferences, our financial results could be adversely affected.

Additionally, failure to introduce new brands, products or product extensions into the marketplace as current ones mature and to meet the changing preferences of consumers could prevent us from gaining market share and achieving long-term profitability. Product lifecycles can vary and consumer preferences and loyalties change over time. Although we try to anticipate these shifts and innovate new products to introduce to our consumers, we may not succeed. Consumer preferences also are affected by factors other than taste, such as health and nutrition considerations and obesity concerns, shifting consumer needs, changes in consumer lifestyles, increased consumer information and competitive product and pricing pressures. Sales of our products may be adversely affected by the negative publicity associated with these issues. In addition, there may be a decreased demand for certain products as a result of the COVID-19 outbreak. If we do not adequately anticipate or adjust to respond to these and other changes in consumer preferences, we may not be able to maintain and grow our brand image and our sales may be adversely affected.

  Volatility in the price or availability of the inputs we depend on, including raw materials, packaging, energy and labor, could adversely impact our financial results .

The principal raw materials we use include glass bottles, aluminum cans, labels and cardboard cartons, flavorings and sweeteners. These ingredient costs are subject to fluctuation. Substantial increases in the prices of our ingredients, raw materials and packaging materials, to the extent that they cannot be recouped through increases in the prices of finished beverage products, would increase our operating costs and could reduce our profitability. If our supply of these raw materials is impaired or if prices increase significantly, it could affect the affordability of our products and reduce sales.

If we are unable to secure sufficient ingredients or raw materials including glass, sugar, and other key supplies, we might not be able to satisfy demand on a short-term basis.

Changes in government regulation or failure to comply with existing regulations could adversely affect our business, financial condition and results of operations.

Our business and properties are subject to various federal, state and local laws and regulations, including those governing the production, packaging, quality, labeling and distribution of beverage products. In addition, various governmental agencies have enacted or are considering additional taxes on soft drinks and other sweetened beverages. Changes in existing laws or regulations could require material expenses and negatively affect our financial results through lower sales or higher costs.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is dependent upon awareness and market acceptance of our products and brands by our target market, trendy, young consumers looking for a distinctive tonality in their beverage choices. In addition, our business depends on acceptance by our independent distributors and retailers of our brands as beverage brands that have the potential to provide incremental sales growth. If we are not successful in the revitalization and growth of our brand and product offerings, we may not achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. In addition, we may not be able to effectively execute our marketing strategies in light of the various closures and event cancellations caused by the COVID-19 outbreak. Any failure of our brand to maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

Our brands and brand images are keys to our business and any inability to maintain a positive brand image could have a material adverse effect on our results of operations.

Our success depends on our ability to maintain brand image for our existing products and effectively build up brand image for new products and brand extensions. We cannot predict whether our advertising, marketing and promotional programs will have the desired impact on our products’ branding and on consumer preferences. In addition, negative public relations and product quality issues, whether real or imagined, could tarnish our reputation and image of the affected brands and could cause consumers to choose other products. Our brand image can also be adversely affected by unfavorable reports, studies and articles, litigation, or regulatory or other governmental action, whether involving our products or those of our competitors.

Competition from traditional and large, well-financed non-alcoholic and alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The beverage industry is highly competitive. We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of whom also distribute other beverage brands. Our products compete with all non-alcoholic and alcoholic beverages, most of which are marketed by companies with substantially greater financial resources than ours. Some of these competitors are placing severe pressure on independent distributors not to carry competitive brands such as ours. We also compete with regional beverage producers and “private label” hydration suppliers.

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Increased competitor consolidations, marketplace competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our existing markets, as well as on our ability to expand the market for our products.

We may experience a reduced demand for some of our products due to health concerns (including obesity) and legislative initiatives against sweetened beverages.

Consumers are concerned about health and wellness; public health officials and government officials are increasingly vocal about obesity and its consequences. There has been a trend among some public health advocates and dietary guidelines to recommend a reduction in sweetened beverages, as well as increased public scrutiny, new taxes on sugar-sweetened beverages (as described below), and additional governmental regulations concerning the marketing and labeling/packing of the beverage industry. Additional or revised regulatory requirements, whether labeling, tax or otherwise, could have a material adverse effect on our financial condition and results of operations. Further, increasing public concern with respect to sweetened beverages could reduce demand for our beverages and increase desire for more low-calorie soft drinks, water, enhanced water, coffee-flavored beverages, tea, and beverages with natural sweeteners. We are continuously working to reduce calories and sugar in our TapouT products while launching new products, to pair with existing brand extensions that round out our diversified portfolio.

Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products or increase our costs.

Taxes imposed on the sale of certain of our products by federal, state and local governments in the United States, or other countries in which we operate could cause consumers to shift away from purchasing our beverages. Several municipalities in the United States have implemented or are considering implementing taxes on the sale of certain “sugared” beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters to help fund various initiatives. These taxes could materially affect our business and financial results.

Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. Most of our distributors, retailers and brokers sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their businesses. The success of this network will depend on the performance of the distributors, retailers and brokers of this network. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other beverage companies who have greater resources than we do. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and results of operations could be adversely affected. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sales activities.

Our ability to maintain and expand our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, some of which are outside our control. Some of these factors include:

●	the level of demand for our brands and products in a particular distribution area;

●	our ability to price our products at levels competitive with those of competing products; and

●	our ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

We may not be able to successfully manage all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

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It is difficult to predict the timing and amount of our sales because our distributors are not required to place minimum orders with us.

Our independent distributors and national accounts are not required to place minimum monthly or annual orders for our products. In order to reduce their inventory costs, independent distributors typically order products from us on a “just in time” basis in quantities and at such times based on the demand for the products in a particular distribution area. Accordingly, we cannot predict the timing or quantity of purchases by any of our independent distributors or whether any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. Additionally, our larger distributors and national partners may make orders that are larger than we have historically been required to fill.  Shortages in inventory levels, supply of raw materials or other key supplies could negatively affect us.

If we do not adequately manage our inventory levels, our operating results could be adversely affected.

We need to maintain adequate inventory levels to be able to deliver products to distributors on a timely basis. Our inventory supply depends on our ability to correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory of raw materials, we might not be able to satisfy demand on a short-term basis. If we overestimate distributor or retailer demand for our products, we may end up with too much inventory, resulting in higher storage costs, increased trade spend and the risk of inventory spoilage. If we fail to manage our inventory to meet demand, we could damage our relationships with our distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

If we fail to maintain relationships with our independent contract manufacturers, our business could be harmed.

We do not manufacture our products but instead outsource the manufacturing process to third-party bottlers and independent contract manufacturers (co-packers). We do not own the plants or the majority of the equipment required to manufacture and package our beverage products, and we do not anticipate bringing the manufacturing process in-house in the future. Our ability to maintain effective relationships with contract manufacturers and other third parties for the production and delivery of our beverage products in a particular geographic distribution area is important to the success of our operations within each distribution area. We may not be able to maintain our relationships with current contract manufacturers or establish satisfactory relationships with new or replacement contract manufacturers, whether in existing or new geographic distribution areas. The failure to establish and maintain effective relationships with contract manufacturers for a distribution area could increase our manufacturing costs and thereby materially reduce gross profits from the sale of our products in that area. Poor relations with any of our contract manufacturers could adversely affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition. In addition, our agreements with our contract manufacturers are terminable at any time, and any such termination could disrupt our ability to deliver products to our customers.

The volatility of energy and increased regulations may have an adverse impact on our gross margin.

Over the past few years, volatility in the global oil markets has resulted in variable fuel prices, which many shipping companies have passed on to their customers by way of higher base pricing and increased fuel surcharges.  If fuel prices increase, we expect to experience higher shipping rates and fuel surcharges, as well as energy surcharges on our raw materials.  It is hard to predict what will happen in the fuel markets in 2021 and beyond. Due to the price sensitivity of our products, we may not be able to pass such increases on to our customers.

12

Disruption within our supply chain, contract manufacturing or distribution channels could have an adverse effect on our business, financial condition and results of operations.

Our ability, through our suppliers, business partners, contract manufacturers, independent distributors and retailers, to make, move and sell products is critical to our success. Damage or disruption to our suppliers or to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics such as influenza COVID-19, labor strikes or other reasons, could impair the manufacture, distribution and sale of our products. Many of these events are outside of our control. Failure to take adequate steps to protect against or mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations.

We rely upon our ongoing relationships with our key flavor suppliers. If we are unable to source our flavors on acceptable terms from our key suppliers, we could suffer disruptions in our business.

We currently purchase our flavor concentrate from various flavor concentrate suppliers, and continually develop other sources of flavor concentrate for each of our products. Generally, flavor suppliers hold the proprietary rights to their flavor-specific ingredients. Although we have the exclusive rights to flavor concentrates developed with our current flavor concentrate suppliers, and while we have the rights to the ingredients for our products, we do not have the list of ingredients for our flavor extracts and concentrates. Consequently, we may be unable to obtain these exact flavors or concentrates from alternative suppliers on short notice. If we have to replace a flavor supplier, we could experience disruptions in our ability to deliver products to our customers, which could have a material adverse effect on our results of operations.

If we are unable to attract and retain key personnel, our efficiency and operations would be adversely affected; in addition, management turnover causes uncertainties and could harm our business.

Our success depends on our ability to attract and retain highly qualified employees in such areas as finance, sales, marketing and product development. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. We may not be able to provide our employees with competitive salaries, and our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs.

Further, to the extent we experience additional management turnover, our operations, financial condition and employee morale could be negatively impacted.  In addition, competition for top management is high and it may take months to find a candidate that meets our requirements. If we are unable to attract and retain qualified management personnel, our business could suffer. Moreover, our operations could be negatively affected if employees are quarantined as the result of exposure to a contagious illness such as COVID-19.

If we lose the services of our Chief Executive Officer, our operations could be disrupted and our business could be harmed.

Our business plan relies significantly on the continued services of Robert Nistico, our Chief Executive Officer. If we were to lose the services of Mr. Nistico, our ability to execute our business plan could be materially impaired. We are not aware of any facts or circumstances that suggest he might leave us.

If we fail to protect our trademarks and trade secrets, we may be unable to successfully market our products and compete effectively.

We rely on a combination of trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, copyrights, licenses and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success, and we actively pursue the registration of our trademarks in the United States and internationally. However, the steps taken by us to protect these proprietary rights may not be adequate and may not prevent third parties from infringing or misappropriating our trademarks, trade secrets or similar proprietary rights. In addition, other parties may seek to assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

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As part of the licensing strategy of our brands, we enter into licensing agreements under which we grant our licensing partners certain rights to use our trademarks and other designs. Although our agreements require that the use of our trademarks and designs is subject to our control and approval, any breach of these provisions, or any other action by any of our licensing partners that is harmful to our brands, goodwill and overall image, could have a material adverse impact on our business.

We may be required in the future to record a significant charge to earnings if our goodwill or intangible assets become impaired.

Under United States Generally Accepted Accounting Principles (“U.S. GAAP”), we are required to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances indicating that the carrying value of our intangible assets may not be recoverable include, declining or slower than anticipated growth rates for certain of our existing products, a decline in stock price and market capitalization, and slower growth rates in our industry.

We may be required in the future to record a significant charge to earnings during the period in which we determine that our intangible assets have been impaired. Any such charge would adversely impact our results of operations. As of December 31, 2020, our goodwill totaled approximately $5.7 million and as of March 31, 2021, our goodwill totaled approximately $5.7 million.

If we encounter product recalls or other product quality issues, our business may suffer.

Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish our image and could cause consumers to choose other products. In addition, because of changing government regulations or implementation thereof, or allegations of product contamination, we may be required from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect brand image.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production batch or “run” is not in compliance with any of these regulations, we may be fined, or production may be stopped, which would adversely affect our financial condition and results of operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we cannot anticipate whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Significant additional labeling or warning requirements may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements relating to the chemical content or perceived adverse health consequences of certain of our products. These types of requirements, if they become applicable to one or more of our products under current or future environmental or health laws or regulations, may inhibit sales of such products. In California, a law requires that a specific warning appear on any product that contains a component listed by the state as having been found to cause cancer or birth defects. This law recognizes no generally applicable quantitative thresholds below which a warning is not required. If a component found in one of our products is added to the list, or if the increasing sensitivity of detection methodology that may become available under this law and related regulations as they currently exist, or as they may be amended, results in the detection of an infinitesimal quantity of a listed substance in one of our beverages produced for sale in California, the resulting warning requirements or adverse publicity could affect our sales.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

Additionally, there has been public attention directed at the beverage alcohol industry, which we believe is due to concern over problems related to harmful use of alcohol, including drinking and driving, underage drinking and health consequences from the misuse of alcohol. We could be exposed to lawsuits relating to product liability or marketing or sales practices with respect to our alcoholic products. Adverse developments in lawsuits concerning these types of matters or a significant decline in the social acceptability of beverage alcohol products that may result from lawsuits could have a material adverse effect on our business, liquidity, financial condition and results of operations.

We are subject to risks inherent in sales of products in international markets.

Our operations outside of the United States contribute to our revenue and profitability, and we believe that developing and emerging markets could present future growth opportunities for us.  However, there can be no assurance that existing or new products that we manufacture, distribute or sell will be accepted or be successful in any particular foreign market, due to local or global competition, product price, cultural differences, consumer preferences or otherwise.  There are many factors that could adversely affect demand for our products in foreign markets, including our inability to attract and maintain key distributors in these markets; volatility in the economic growth of certain of these markets; changes in economic, political or social conditions, the status of the implementation of the United States – Mexico – Canada Agreement, which replaced the North American Free Trade Agreement, imposition of new or increased labeling, product or production requirements, or other legal restrictions; restrictions on the import or export of our products or ingredients or substances used in our products; currency inflation, devaluation or fluctuation; and increased costs of doing business due to compliance with complex foreign and U.S. laws and regulations. If we are unable to effectively operate or manage the risks associated with operating in international markets, our business, financial condition or results of operations could be adversely affected.

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Climate change may negatively affect our business.

There is growing concern that a gradual increase in global average temperatures may cause an adverse change in weather patterns around the globe resulting in an increase in the frequency and severity of natural disasters. While warmer weather has historically been associated with increased sales of products similar to ours, changing weather patterns could have a negative impact on agricultural productivity, which may limit availability or increase the cost of certain key ingredients. Also, increased frequency or duration of extreme weather conditions may disrupt the productivity of our facilities, the operation of our supply chain or impact demand for our products. In addition, the increasing concern over climate change may result in more regional, federal and global legal and regulatory requirements and could result in increased production, transportation and raw material costs. As a result, the effects of climate change could have a long-term adverse impact on our business and results of operations.

 Water scarcity and poor quality could negatively impact our costs and capacity.

Water is a main ingredient in substantially all of our products, is vital to the production of the agricultural ingredients on which our business relies and is needed in our manufacturing process. It also is critical to the prosperity of the communities we serve. Water is a limited resource in many parts of the world, facing unprecedented challenges from overexploitation, increasing demand for food and other consumer and industrial products whose manufacturing processes require water, increasing pollution and emerging awareness of potential contaminants, poor management, lack of physical or financial access to water, sociopolitical tensions due to lack of public infrastructure in certain areas of the world and the effects of climate change. As the demand for water continues to increase around the world, and as water becomes scarcer and the quality of available water deteriorates, we may incur higher costs or face capacity constraints and the possibility of reputational damage, which could adversely affect our profitability or net operating revenues in the long run.

Fluctuations in quantity and quality of grape supply could adversely affect our business.

A shortage in the supply of quality grapes may result from a variety of factors that determine the quality and quantity of our grape supply, including weather conditions, pruning methods, diseases and pests, the ability to buy grapes on long and short term contracts and the number of vines producing grapes. Any shortage in grape production could cause a reduction in the amount of wine we are able to produce, which could reduce sales and adversely impact our results from operations. Factors that reduce the quantity of our grapes may also reduce their quality, which in turn could reduce the quality or amount of wine we produce. Deterioration in the quality of our wines could harm our brand name, reduce sales and adversely impact our business and results of operations.

Contamination of our wines could harm our business.

We are subject to certain hazards and product liability risks, such as potential contamination, through tampering or otherwise, of ingredients or products. Contamination of any of our wines could force us to destroy wine held in inventory and could cause the need for a product recall, which could significantly damage our reputation for product quality. We maintain insurance against certain of these kinds of risks, and others, under various insurance policies. However, the insurance may not be adequate or may not continue to be available at a price or on terms that are satisfactory to us and this insurance may not be adequate to cover any resulting liability.

Our business and operations would be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack.

The proper functioning of our own information technology (IT) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. We believe that we have adopted appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our customers, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

If we fail to comply with personal data protection and privacy laws, we could be subject to adverse publicity, government enforcement actions and/or private litigation, which could negatively affect our business and operating results.

In the ordinary course of our business, we receive, process, transmit and store information relating to identifiable individuals ("personal data"), primarily employees, former employees and consumers with whom we interact. As a result, we are subject to various U.S. federal and state and foreign laws and regulations relating to personal data. These laws have been subject to frequent changes, and new legislation in this area may be enacted in other jurisdictions at any time. These laws impose operational requirements for companies receiving or processing personal data, and many provide for significant penalties for noncompliance. These requirements with respect to personal data have subjected and may continue in the future to subject the Company to, among other things, additional costs and expenses and have required and may in the future require costly changes to our business practices and information security systems, policies, procedures and practices. Our security controls over personal data, the training of employees and vendors on data privacy and data security, and the policies, procedures and practices we implemented or may implement in the future may not prevent the improper disclosure of personal data by us or the third-party service providers and vendors whose technology, systems and services we use in connection with the receipt, storage and transmission of personal data. Unauthorized access or improper disclosure of personal data in violation of personal data protection or privacy laws could harm our reputation, cause loss of consumer confidence, subject us to regulatory enforcement actions (including fines), and result in private litigation against us, which could result in loss of revenue, increased costs, liability for monetary damages, fines and/or criminal prosecution, all of which could negatively affect our business and operating results.

If our third-party service providers and business partners do not satisfactorily fulfill their commitments and responsibilities, our financial results could suffer.

In the conduct of our business, we rely on relationships with third parties, including cloud data storage and other information technology service providers, suppliers, distributors, contractors, joint venture partners and other external business partners, for certain functions or for services in support of key portions of our operations. These third-party service providers and business partners are subject to similar risks as we are relating to cybersecurity, privacy violations, business interruption, and systems and employee failures, and are subject to legal, regulatory and market risks of their own. Our third-party service providers and business partners may not fulfill their respective commitments and responsibilities in a timely manner and in accordance with the agreed-upon terms. In addition, while we have procedures in place for selecting and managing our relationships with third-party service providers and other business partners, we do not have control over their business operations or governance and compliance systems, practices and procedures, which increases our financial, legal, reputational and operational risk. If we are unable to effectively manage our third-party relationships, or for any reason our third-party service providers or business partners fail to satisfactorily fulfill their commitments and responsibilities, our financial results could suffer.

Our results of operations may fluctuate from quarter to quarter for many reasons, including seasonality.

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. Companies similar to ours have historically generated a greater percentage of our revenues during the warm weather months of April through September. Timing of customer purchases will vary each year and sales can be expected to shift from one quarter to another. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

The U.S. GAAP and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, stock-based compensation, trade spend and promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

If we are unable to maintain effective disclosure controls and procedures and internal control over financial reporting, our stock price and investor confidence could be materially and adversely affected.

We are required to maintain both disclosure controls and procedures and internal control over financial reporting that are effective. Because of their inherent limitations, internal control over financial reporting, however well designed and operated, can only provide reasonable, and not absolute, assurance that the controls will prevent or detect misstatements. Because of these and other inherent limitations of control systems, there is only the reasonable assurance that our controls will succeed in achieving their goals under all potential future conditions. The failure of controls by design deficiencies or absence of adequate controls could result in a material adverse effect on our business and financial results, which could also negatively impact our stock price and investor confidence.

Due to the size of the Company, we have an inherent material weakness relating to Internal Controls over Financial Reporting.

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We are dependent on a distiller in Mexico, to provide us with our finished SALT tequila product. Failure to obtain satisfactory performance from them or a loss of their services could cause us to lose sales, incur additional costs, and lose credibility in the marketplace.

We depend on a distiller in Mexico, a company in Jalisco, for the production, bottling, labeling, capping and packaging of our finished tequila product. We do not have a written agreement with our distiller in Mexico obligating it to produce our product. The termination of our relationship with our distiller in Mexico distiller or an adverse change in the terms of its services could have a negative impact on our business. If our distiller in Mexico increases its prices, we may not have alternative sources of supply at comparable prices and may not be able to raise the prices of our products to cover all, or even a portion, of the increased costs. In addition, if our distiller in Mexico fails to perform satisfactorily, fails to handle increased orders, or we lose the services of our distiller in Mexico, along with delays in shipments of products, this could cause us to fail to meet orders, lose sales, incur additional costs, and/or expose us to product quality issues. In turn, this could cause us to lose credibility in the marketplace and damage our relationships with our customers and consumers, ultimately leading to a decline in our business and results of operations.

Regulatory decisions and changes in the legal, regulatory and tax environment where our tequila is produced and where we operate could limit our business activities or increase our operating costs and reduce our margins.

Our business is subject to extensive regulation regarding production, distribution, marketing, advertising and labeling of beverage alcohol products in the U.S. and in Mexico, where our tequila is produced. We are required to comply with these regulations and maintain various permits and licenses. We are also required to conduct business only with holders of licenses to import, warehouse, transport, distribute, and sell spirits. We cannot assure you that these and other governmental regulations, applicable to our industry, will not change or become more stringent. Moreover, because these laws and regulations are subject to interpretation, we may not be able to predict when, and to what extent, liability may arise. Additionally, due to increasing public concern over alcohol-related societal problems, including driving while intoxicated, underage drinking, alcoholism and health consequences from the abuse of alcohol, various levels of government may seek to impose additional restrictions or limits on advertising or other marketing activities promoting beverage alcohol products. Failure to comply with any of the current or future regulations and requirements relating to our industry and products, could result in monetary penalties, suspension or even revocation of our licenses and permits. Costs of compliance with changes in regulations could be significant and could harm our business, as we may find it necessary to raise our prices in order to maintain profit margins, which could lower the demand for our products and reduce our sales and profit potential.

In addition, the distribution of beverage alcohol products is subject to extensive taxation both in the United States and internationally (and, in the United States, at both the federal and state government levels), and beverage alcohol products themselves are the subject of national import and excise duties in most countries around the world. An increase in taxation or in import or excise duties could also significantly harm our sales revenue and margins, both through the reduction of overall consumption and by encouraging consumers to switch to lower-taxed categories of beverage alcohol.

We face substantial competition in the alcoholic beverage industry and we may not be able to effectively compete.

Consolidation among spirits producers, distributors, wholesalers, or retailers could create a more challenging competitive landscape for our products. Consolidation at any level could hinder the distribution and sale of our products as a result of reduced attention and resources allocated to our brands, both during and after transition periods, because our brands might represent a smaller portion of the new business portfolio.  Expansion into new product categories by other suppliers, or innovation by new entrants into the market, could increase competition in our product categories.  Changes to our route-to-consumer models or partners in important markets could result in temporary or longer-term sales disruption, higher implementation-related or fixed costs, and could negatively affect other business relationships we might have with that partner.  Distribution network disruption or fluctuations in our product inventory levels with distributors, wholesalers, or retailers could negatively affect our results for a particular period.

Our competitors may respond to industry and economic conditions more rapidly or effectively than we do.  Our competitors offer products that compete directly with ours for shelf space, promotional displays, and consumer purchases.  Pricing, (including price promotions, discounting, couponing, and free goods), marketing, new product introductions, entry into our distribution networks, and other competitive behavior by our competitors could adversely affect our sales margins, and profitability.

Our business operations may be adversely affected by social, political and economic conditions affecting market risks and the demand for and pricing of our tequila products.  These risks include:

●	Unfavorable economic conditions and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher interest rates, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations;

●	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, sale, or consumption of our beverage alcohol products;

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●	Tax rate changes (including excise, sales, tariffs, duties, corporate, individual income, dividends and capital gains taxes), or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur;

●	Dependence upon the continued growth of brand names;

●	Changes in consumer preferences, consumption, or purchase patterns – particularly away from tequila, and our ability to anticipate and react to them; bar, restaurant, travel, or other on-premise declines;

●	Unfavorable consumer reaction to our products, package changes, product reformulations, or other product innovation;

●	Decline in the social acceptability of beverage alcohol products in our markets;

●	Production facility or supply chain disruption;

●	Imprecision in supply/demand forecasting;

●	Higher costs, lower quality, or unavailability of energy, input materials, labor, or finished goods;

●	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation--related or fixed costs;

●

Inventory fluctuations in our products by distributors, wholesalers, or retailers; Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets;

●	Insufficient protection of our intellectual property rights;

●	Product recalls or other product liability claims; product counterfeiting, tampering, or product quality issues;

●	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices);

●	Failure or breach of key information technology systems;

●	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects; and

●	Business disruption, decline, or costs related to organizational changes, reductions in workforce, or other cost-cutting measures, or our failure to attract or retain key executive or employee talent.

Uncertainty in the financial markets and other adverse changes in general economic or political conditions in any of the major countries in which we do business could adversely affect our industry, business and results of operations.

Global economic uncertainties, including foreign currency exchange rates, affect businesses such as ours in a number of ways, making it difficult to accurately forecast and plan our future business activities. There can be no assurance that economic improvements will occur, or that they would be sustainable, or that they would enhance conditions in markets relevant to us.

Our limited operating history makes it difficult to forecast our future results, making any investment in us highly speculative.

We have a limited operating history, and our historical financial and operating information is of limited value in predicting our future operating results. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could then force us to curtail or cease our business operations.

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Risks Related to our Securities

An investment in our common stock is speculative and there can be no assurance of any return on any such investment.

An investment in our common stock is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

Future sales of common stock, or the perception of such future sales, by some of our existing stockholders could cause our stock price to decline.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell shares in the future at a time and at a price that we deem appropriate.

From time to time, certain of our stockholders may be eligible to sell all or some of their common shares by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), and current public information and notice requirements.

There is currently a limited liquid trading market for the Company’s Common Stock.

Prior to the commencement of the offering, our common stock was quoted on the OTCQB under the symbol “SBEV” and there was no market for our warrants. Trading in stocks quoted on the OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company’s operations or business prospects, or may be affected by variations in our quarterly operating results, announcements that our revenue or income is below analysts’ expectations, general economic downturns, sales of large blocks of our common stock or announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments. Although we will only consummate this offering if the NYSE American approves the listing of our common stock and warrants, there is no assurance that there will be a consistent, active market in the future for our common stock. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable.

Our Board of Directors may issue and fix the terms of shares of our Preferred Stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 5,000,000 shares of “blank check” preferred stock, with no par value per share, with such designation rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

Because certain principal stockholders own a large percentage of our voting stock, other stockholders’ voting power may be limited.

As of March 31, 2021 our ten (10) largest shareholders own or controlled approximately 54% of our outstanding common stock. If those stockholders act together, they would have the ability to have a substantial influence on matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. As a result, our other stockholders may have little or no influence over matters submitted for shareholder approval. In addition, the ownership of such stockholders could preclude any unsolicited acquisition of us, and consequently, adversely affect the price of our common stock. These stockholders may make decisions that are adverse to your interests.

We do not expect to pay dividends and investors should not buy our Common Stock expecting to receive dividends.

We do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in establishing an orderly trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

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There can be no assurances that our common stock once listed on the NYSE American stock exchange will not be subject to potential delisting if we do not continue to maintain the listing requirements of the NYSE American.

We have applied to list the shares of our common stock and warrants on the NYSE American stock exchange, or the NYSE American, under the symbols “SBEV” and “SBEVW”, respectively. An approval of our listing application by the NYSE American will be subject to, among other things, our fulfilling all of the listing requirements of the NYSE American. In addition, the NYSE American has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing (i.e., being de-listed from the NYSE American), would make it more difficult for shareholders to sell our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

Speculative Nature of Warrants.

The warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of $6.87 per share (115  % o f the assumed public offering price of our common stock and warrants in this offering), prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

Our common stock may be considered a “penny stock”, and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; or (iii) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

Our common stock could be further diluted as the result of the issuance of additional common stock, convertible securities, warrants or options.

Our issuance of additional common stock, convertible securities, options and warrants could affect the rights of our stockholders, result in a reduction in the overall percentage holdings of our stockholders, could put downward pressure on the market price of our common stock, could result in adjustments to conversion and exercise prices of outstanding notes and warrants, and could obligate us to issue additional common stock to certain of our stockholders.

Common stock eligible for future sale may adversely affect the market price of our outstanding shares of common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), and current public information and notice requirements.

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You should consult your independent tax advisor regarding any tax matters arising with respect to any investment in our securities.

All prospective purchasers of our securities are advised to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences relevant to the purchase, ownership and disposition of our securities.

USE OF PROCEEDS

We expect to receive net proceeds from this public offering of approximately $13,372,500 or approximately $15,442,500 if the underwriters exercise their option to purchase additional shares and accompanying warrants in full (assuming an initial public offering price of $5.97 per share, which was the last reported sale price of our common stock on the OTCQB on May 19, 2021 as adjusted for the one-for-three reverse stock split), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If all of the warrants sold in this offering were to be exercised in cash at an assumed exercise price of $6.87 per share, we would receive additional net proceeds of approximately $17,261,307. We cannot predict when, or if, these warrants will be exercised. It is possible that these warrants may expire and may never be exercised.

  We intend to use net proceeds from this offering for working capital and general corporate purposes, including potential acquisitions, operating expenses and repayment of debt. Additionally, we may use a portion of the net proceeds from this offering to in-license, acquire or invest in complementary businesses, technologies, products or assets. However, we have no current plans, commitments or obligations to do so. Other than as set forth, we do not anticipate requiring any material amounts of other funds to accomplish the specified purposes.

We believe that the net proceeds from this offering and our existing cash will be sufficient to fund our operations through at least the next 24 months. This expected use of the net proceeds from the offering represents our intentions based upon our current plans and business conditions. We cannot specify with certainty all of the particular uses of the net proceeds that we will receive from this offering, or the amounts that we will actually spend on the uses set forth above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in using these proceeds. Investors will be relying on our judgment regarding the use of the net proceeds from this offering. Pending the use of proceeds as described above, we plan to invest the net proceeds that we receive in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit or direct or guaranteed obligations of the U.S. government. We cannot predict whether the invested proceeds will yield a favorable return.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Company’s Common Stock is quoted on the OTCQB under the symbol “SBEV”. We have applied to list our common stock and warrants on the NYSE American under the symbols “SBEV” and “SBEVW”, respectively. If our listing application is approved, we expect to list our common stock and warrants on the NYSE American upon consummation of the offering, at which point our common stock will cease to be traded on the OTCQB. No assurance can be given that our listing application will be approved. This offering will only be consummated if the NYSE American approves the listing of our common stock and warrants NYSE American listing requirements include, among other things, a stock price threshold.

Aggregate Number of Holders of Common Stock

As of May 17, 2021, there were 26,737,628 shares of Common Stock issued and outstanding with approximately 340 holders of record of our Common Stock.

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Equity Compensation Plan Information

The following table gives information as of December 31, 2020, the end of the most recently completed period, about shares of common stock that may be issued under our Splash Beverage Group, Inc. 2020 Incentive Plan and our 2012 Equity Plan (which was terminated but has a number of shares on granted awards which remain outstanding in accordance with their existing terms). Under the 2012 Incentive Plan we still have 374,803 options outstanding as of March 31, 2021.

Plan Category	No. of Shares to be Issued Upon Exercise or Vesting of Outstanding Stock Options and Warrants		Weighted Average Exercise Price of Outstanding Stock Options and Warrants		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities)
Equity compensation plan approved by stockholders	[338,889	]	[4.6	]	[6,061,813	]

Equity compensation plan not approved by stockholders	[601,957	]	[_____	]	—

Total	[878,167	]	[4.6	]	[6,061,813	]

Recent Issuances of Unregistered Securities

Information regarding any equity securities we have sold during the period covered by this Registration Statement that were not registered under the Securities Act of 1933, as amended, and was not included in a quarterly report on Form 10-Q or in a current report on Form 8-K, is set forth below. Each such transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated by the SEC, unless otherwise noted. Unless stated otherwise: (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (iv) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; and, (v) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities.

From January 1, 2018 to December 31, 2018, the Company executed subscription agreements with accredited investors pursuant to which the Company received gross proceeds of $2,185,323 in exchange for approximately 1,626,202 shares of the Company’s common stock.

From January 1, 2019 to December 31, 2019, the Company executed subscription agreements with accredited investors, pursuant to which the Company received gross proceeds of $2,829,623 in exchange for approximately 1,285,462 shares of the Company’s common stock.

From June 1, 2020 to July 31, 2020, the Company executed subscription agreements with accredited investors, pursuant to which the Company received gross proceeds of $830,000 in exchange for approximately 251,515 shares of the Company’s common stock and warrants to purchase 509,849 shares of the Company’s common stock. The warrants may be exercised on a cashless basis as set forth in the warrants.

From July 1, 2020 to October 31, 2020, the Company executed subscription agreements with accredited investors, pursuant to which the Company received gross proceeds of $3,070,000 in exchange for approximately 930,303 shares of the Company’s common stock and warrants to purchase 465,152 shares of the Company’s common stock. The warrants may be exercised on a cashless basis as set forth in the warrant.

On January 15, 2021, the Company executed subscription agreements with two accredited investors, pursuant to which the Company received gross proceeds of $220,000 in exchange for 66,667 shares of the Company’s common stock and warrants to purchase 33,333 shares of the Company’s common stock. If after six months from the issuance of the warrants there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrants, the warrants may be exercised on a cashless basis as set forth in the warrants. In connection with this sale of the shares, the Company paid the placement agent $8,800 in commission and $6,600 for a non-accountable expense allowance. The Company also issued the placement agent warrants to purchase 6,667 shares of the Company’s common stock.

From January 29, 2021 through February 1, 2021, the Company executed subscription agreements with accredited investors, pursuant to which the Company received gross proceeds of $1,683,520 in exchange for approximately 510,158 shares of the Company’s common stock and warrants to purchase 255,079 shares of the Company’s common stock. If after six months from the issuance of the warrants there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrants the warrants may be exercised on a cashless basis as set forth in the warrants.

On February 10, 2021, the Company executed subscription agreements with accredited investors, pursuant to which the Company received gross proceeds of $1,104,751 in exchange for approximately 334,773 shares of the Company’s common stock and warrants to purchase 167,762 shares of the Company’s common stock. If after six months from the issuance of the warrants there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrants, the warrants may be exercised on a cashless basis as set forth in the warrants.

On February 26, 2021, the Company executed subscription agreements with accredited investors, pursuant to which the Company received gross proceeds of $1,212,500 in exchange for approximately 367,424 shares of the Company’s common stock and warrants to purchase 183,712 shares of the Company’s common stock. If after six months from the issuance of the warrants there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrants, the warrants may be exercised on a cashless basis as set forth in the warrants.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

Purchases of Equity Securities by the Issuer.

There were no repurchase of our common stock during the three months ended March 31, 2021.

DIVIDEND POLICY

We have not declared any cash dividends on our common stock since inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any decisions as to future payment of cash dividends will depend on our earnings and financial position and such other factors as the Board of Directors deems relevant.

CAPITALIZATION

The following table sets forth our capitalization, as of March 31, 2021:

●	on an actual basis; and

●	on a pro forma basis to give effect to the sale of 2,512,563 shares in this offering at the assumed public offering price of $5.97 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

	As of March 31, 2021
	Actual (unaudited)	As Adjusted (unaudited)
Cash and cash equivalents	$1,225,406	$14,597,906

Capitalization:
Related party notes payable – noncurrent	332,940	332,940
Notes payable – noncurrent	1,240,044	1,240,044
Liability to issue common stock	1,980,000	1,980,000
	3,552,984	3,552,984
Stockholders' equity:
Common Stock, $0.001 par, 150,000,000 shares authorized, 26,701,613 (80,104,809 pre-split) shares issued and outstanding, 29,214,176 pro forma shares issued and outstanding	26,702	29,215
Additional paid in capital	67,909,285	81,279,272
Accumulated deficit	(66,031,954)	(66,031,954)
Total stockholders' equity	1,904,033	15,276,533
Total capitalization	$5,457,017	$18,829,517

You should read this table together with the sections of this prospectus titled “Description of Securities” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes in this prospectus.

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DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the adjusted net tangible book value per share of our common stock after this offering.

Our net tangible book value deficit as of March 31, 2021 was $3.8 million, or $0.14 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2021. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

After giving effect to (1) the sale of shares of our common stock in this offering, at an assumed sale price of $5.97 per share, which was the last reported sale price of our common stock on the OTCQB on May 19, 2021, our pro forma net tangible book value as of March 31, 2021 would have been $9.8 million, or $0.34 per share. This represents an immediate increase in net tangible book value of $0.21 per share to existing stockholders and an immediate dilution of $5.63 per share to new investors purchasing shares of our common stock.

The following table illustrates this calculation on a per share basis.

	OFFERING	OVER-ALLOTMENT
Assumed initial public offering price	$5.97	$5.97

Pro forma net tangible book value (deficit) before offering	$(0.14)	$(0.14)

Increase in pro form net tangible book value attributable to new investors	$0.48	$0.54

Pro forma as adjusted net tangible book value after offering	$0.34	$0.40

Dilution in pro forma net tangible book value to new investors	$5.63	$5.57

The number of shares of our common stock to be outstanding as shown above is based on 26,701,613 shares outstanding as of March 31, 2021, and excludes as of that date:

●	1,261,970 shares of our common stock issuable upon the exercise of stock options outstanding as of May 19, 2021, at a weighted average exercise price of $2.28 per share;

●	606,177 warrants were also issued at an exercisable price of $1.10; and

●	automatic increases in the number of shares of our common stock reserved for future issuance under the Splash Beverage Group, Inc. 2020 Incentive Plan.

To the extent that options and warrants outstanding as of  March 31, 2021 have been or may be exercised or other shares are issued, investors purchasing our securities in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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SELECTED FINANCIAL DATA

The following selected historical financial data should be read together with the sections of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto and other financial information included elsewhere in this prospectus. The selected financial data in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and related notes included elsewhere in this prospectus. We derived our selected statements of operations data for the three months ended March 31, 2021 and 2020 and the balance sheet data as of March 31, 2021 from our unaudited financial statements included elsewhere in this prospectus. We derived our selected statements of operations data for the years ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 and December 31, 2019 from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in any future period.

Splash Beverage Group, Inc. Summary Statements of Operations Data

	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019
Net revenues	$2,417,701	$112,003	$2,975,939	$20,387
Cost of goods sold	(1,742,875)	(107,214)	(2,251,816)	(245,500)
Gross margin	674,826	4,789	724,123	(225,113)

Operating expenses:
Contracted services	276,511	257,981	5,606,335	2,109,146
Salary and wages	2,020,447	241,676	7,925,609	1,078,730
Other general and administrative	2,727,513	1,031,264	4,346,836	1,006,603
Sales and marketing	41,878	23,012	146,579	67,467
Total operating expenses	5,066,349	1,553,933	18,025,359	4,261,946

Loss from operations	(4,391,523)	(1,549,144)	(17,301,236)	(4,487,059)

Other income/(expense):
Other Income	—	—	17,786	—
Interest income	114	16,151	8	132
Interest expense	(92,211)	(1,913,637)	(1,980,871)	(665,195)
Gain from debt extinguishment	1,319	—	36,610	16,391
Total other (expense)	(90,778)	(1,897,486)	(1,926,467)	(648,672)

Provision for income taxes	—	—	—	—

Net loss from continuing operations	(4,482,301)	(3,446,630)	(19,227,703)	(5,135,731)

Net income (loss) from discontinued operations, net of tax	40,082	—	(9,446,853)	—

Net loss	$(4,442,219)	$(3,446,630)	$(28,674,556)	$(5,135,731)

Net loss per share (basic diluted)
Continuing operations	(0.18)	(0.08)	(1.55)	(0.38)
Discontinued operations	0.00	—	(0.51)	—
Net loss per share	$(0.18)	$(0.08)	$(1.55)	$(0.38)

Weighted average number of common shares outstanding	24,642,532	14,673,798	18,538,425	13,688,328

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Splash Beverage Group, Inc. Summary Selected Balance Sheet Data

	March 31	December 31,	December 31,
	2021	2020	2019
Cash and cash equivalents	$1,225,406	$380,000	$42,639
Total current assets	$3,496,894	$2,244,036	$370,662
Total assets	$11,709,940	$9,225,888	$605,314
Total current liabilities	$5,361,984	$5,415,659	$10,279,180
Total Liabilities	$9,805,907	$9,327,891	$10,361,398
Total stockholders’ equity (deficit)	$1,904,033	$(9,350,724)	$(9,756,083)

BUSINESS

Company Overview

We manufacture, through third party facilities, and distribute several brands of beverages including both non-alcoholic and spirits brands. We intend to own some beverage brands while managing other beverage brands. We believe the distribution landscape in the beverage industry is changing rapidly as tech-enabled e-commerce business models are thriving. Direct to consumer, office or home solutions are projected to continue to gain traction in the future, and therefore, our own e-commerce platform, Qplash, which allows us to purchase local and regional brands for developing a direct line of sales at retail stores.

Splash was originally incorporated in the State of Nevada under the name TapouT Beverages, Inc. for the purpose of acquiring the rights under a license agreement with TapouT, LLC (Authentic Brands Group and now the WWE) for the right to use the TapouT brand in connection with manufacturing and selling certain beverages. In 2020, Robert Nistico was hired as Chief Executive Officer and the Company’s name was changed to Splash Beverage Group, Inc. on July 31, 2020 to reflect the revised business plan of being a manufacturer and distributor of several brands of beverages including both non-alcoholic and spirits brands.

Robert Nistico has over 28 years of experience in all levels of the three-tier distribution system used in the beverage industry. Prior to joining the Company, he led the Marley Beverage Company from startup to over $47 million in annual revenues and ultimately profitability in three and one-half years. Before that he was the 5th employee at Red Bull North America, Inc. and served as General Manager, VP of Field Marketing and Sr. Vice President & General Manager during his 11 years there. He was instrumental in building the Red Bull brand in North and Central America and the Caribbean from $0 revenue to $1.6 billion in annual revenues. Nistico began his career with the Gallo Winery, quickly ascending within that system between winery and senior positions in distribution with Premier Beverage and RNDC Texas.

Mr. Nistico has assembled a team of experienced beverage industry professionals with the goal of replicating the business model of companies like Diageo of owning some brands and managing others where there are synergies from a distribution standpoint. SBG however, has an additional strategic advantage of “brand incubation” with its own ecommerce platform.

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We have license rights to the TapouT brand for the United States and several other countries and we have joint venture with SALT Flavored Tequila. Mr. Nistico and our Company understand the strategy of infusing beverage brands with strong pop culture and lifestyle elements which drives trial, belief and, most importantly, repeat purchases.

Our Strategy

Our strategy is to combine the traditional approach of manufacturing, distributing, and marketing of beverages, but with brands that have a reasonable level of pre-existing brand awareness and market presence, or have attributes that we believe to be purely innovative. These are our core values. We believe this allows us to break through the clutter of numerous brand introductions and dilute risk. This philosophy is applied regardless of whether the brand is 100% owned by us or a joint venture.

For acquisition or joint venture consideration, we prefer to work with brands that already have one or more of the following in place:

●	Some level of preexisting brand awareness

●	Regional presence that can be expanded

●	Licensing an existing brand name (TapouT for example)

●	Add to an underdeveloped and/or growing category

●	Innovation to an existing attractive category (such as flavored tequila)

We believe offering brand founders access to our shared services model provides us with two paths to success: one, developing our wholly owned core brands and two, the ability to tap into high growth, early stage brands ready to scale. By managing joint venture brands, we can significantly reduce their development expense while simultaneously increasing efficiencies for all brands in our portfolio.

Most new single beverage brands have limited access to distribution and thus find it extremely difficult to obtain meaningful retail shelf presence. Our management team has over 120 years of combined experience in the beverage industry, including decades of successful brand introductions by our management team (Gallo, Red Bull, Bacardi, Diageo, Sparkling Ice, Jones Soda, FUZE Beverage, NOS Energy, SoBe Beverages, Muscle Milk, Marley Beverages), we believe our ability to break through the distribution and retail bottlenecks makes us an attractive joint venture partner to many new brand owners.

Our business ventures are typically structured with a revenue split, a marketing spend commitment from the brand founder and an earned equity position that constitutes control. Most of our partners are happy to award an equity position in their brand in exchange for distribution, sales and marketing management within the distribution network which eliminates their need to invest in infrastructure. Our partners only need to manage a small base of corporate operations.

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We benefit by avoiding the development costs for new products. This model spreads our risk over several brands, contributes to our economies of scale, and improves our relationship with distributors because we can provide them with a broader line of beverage products.

Since our inception, we have seen consistent deal flow, having been approached by over 20 brands. We only engage with brands that fit comfortably within the guidelines above and are in some way complementary to each other categorically or from a distribution standpoint.

We also believe the distribution landscape in the beverage category is changing rapidly. Tech-enabled business models are thriving and direct to consumer, office or home solutions are projected to continue to gain traction in the future. A core strategy for us is to build onto the early success we’re seeing with the Qplash online platform, our consumer-packaged goods retail division and our first entry point into the growing e-commerce channel.

Products

We currently produce, distribute and market two beverage brands: SALT Naturally Flavored Tequila (“SALT”), a 100% agave 80 proof line of flavored tequilas, and “TapouT Performance,” a hydration and recovery isotonic sport drink.

The following is a description of these products.

SALT Flavored Tequila

We produce, distribute, and market the following flavors under the brand name SALT Naturally Flavored Tequila:

●	Citrus flavor

●	Berry flavor

●	Chocolate flavor

We believe that SALT is the first line of 100% agave 80-proof flavored tequilas. Tequila, vodka, rum, and now even brown spirits have experienced significant growth when flavors are introduced, and we expect this significant growth to continue, as the tequila category has already grown at double digits in ten years.

SALT is currently being launched and distributed by Republic National Distribution Co., Youngs Market and Major Brands to Walmart and Total Wine which is the largest private wine and spirits chain in the U.S., in 6 U.S. states and is for sale in Mexico. Several South American countries are expected to launch SALT during spring 2021 as well.

SALT is a business venture between our Company and SALT USA, LLC. All aspects of manufacturing, logistics, distribution and marketing are our responsibility.

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TapouT Isotonic Sports Drinks

We will produce, market, sell and distribute the following sports beverages under the brand name TapouT in the coming two years:

●	TapouT Performance:

Flavor	Cherry Lemonade	Orange	Citrus Kick
Some Sugar / 120 Calories	2021	2021	In Production
Zero Sugar / 10 Calories	In Production	In Production	2021

●	TapouT Elite: In development for 2022

●	TapouT Energy: Under consideration for 2022

TapouT Performance is a unique advanced performance beverage that has recuperative and cell regeneration capabilities that increase hydration and cellular recovery. It is formulated with all GRAS (FDA Designation “Generally Regarded As Safe”) ingredients versus controversial ingredients often used in many competitive products. It can be taken before, during or after activity to enhance activation, hydration, and recovery. TapouT Performance is all natural and is balanced with a proprietary blend of 5 electrolytes, amino acids and a proprietary specialized ingredient blend of minerals and nutrients.

TapouT, formally associated with the UFC and mixed martial arts has been producing branded clothing and light equipment for over 23 years and has a high level of aided and unaided brand awareness.

TapouT is now associated with World Wrestling Entertainment, Inc. (“WWE”) and Authentic Brands Group, LLC (“ABG TapouT”), the original owner of the TapouT brand IP, which represents the biggest WWE stars, and produces reality TV shows, podcasts, and other media. TapouT is the official training partner of the WWE.

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TapouT License Agreement

We have the rights under a License Agreement with ABG TapouT (the “License Agreement”) to produce , market, sell and distribute TapouT sports beverages in North, Central and South America, Mexico, US military bases, Australia, South Africa and the EU. The beverages covered by the License Agreement include sports drinks, energy drinks, energy shots, water, protein, and teas.

We pay a 6% royalty of net sales or a guaranteed minimum annual royalty of $594,000, whichever is greater. The License Agreement will expire on December 31, 2022.

We have the right to use the TapouT brand to market, advertise and promote for sale our TapouT beverages, and TapouT agrees to provide us with certain materials which we can use in connection with our advertising and promotion. We are required to spend 2% of our net sales on marketing expenditures such as expenses attributable to trade shows, catalogs and websites, point-of-sale advertising featuring TapouT products and other retail advertising. TapouT has certain relationships with certain celebrity and athletic talent and, if requested, it agrees to use its reasonable efforts to request the celebrities and/or athletes to be present at autograph signings, tradeshows and other similar events.

Copa di Vino Wine Group, Inc. and Related Financing

On December 24, 2020, the Company entered into a Revenue Loan and Security Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, each of the subsidiary guarantors from time to time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Decathlon Alpha IV, L.P. (the “Lender”). The Loan and Security Agreement provided for a revenue-based credit facility of $1,578,237 (the “Gross Amount”) with the Lender (the “Credit Facility”).

The Credit Facility matures on the earliest of (a) August 15, 2025, (b) immediately prior to a change in control of the Company, or (c) acceleration of the obligations, such as upon the occurrence of any event of default under the Loan and Security Agreement. If the Credit Facility is paid off after 6 months, the Company will pay interest at a rate starting at 0.5 times the amount advanced under the Credit Facility and up to 1.00 times the amount advanced if the Credit Facility is paid off after more than 24 months have elapsed from the effective date. The Credit Facility requires monthly payments, commencing on February 15, 2021, equal to the product of all revenue for the immediately preceding month and applicable revenue percentage, which is 3.75% in 2021 and 2022, 4.0% in 2023 and 2024. If the annual revenue is not equal to at least 80% of projected revenue, the applicable revenue percentage for all subsequent payments will automatically increase by 0.50%, without notice from the lender. Pursuant to the Loan and Security Agreement dated December 24, 2020, the Company instructed the Lender to pay $1,500,000 of the Gross Amount under the Credit Facility towards the purchase price in connection with the Company’s purchase of certain assets of Copa di Vino Corporation (“CdV”) and the balance of the Gross Amount was used for to pay off a line of credit for one of the Company’s other subsidiaries in order to make the Lender the first-in-line creditor. Pursuant to the Loan and Security Agreement, the Company granted the Lender a security interest in all of its assets as listed therein.

Borrowings under the Credit Facility are subject to, among other things, a minimum borrowing/collateral base and pursuant to which the Company granted the Lender a security interest in its assets (as set forth and subject to the Loan and Security Agreement) as collateral under the Credit Facility. In addition, the Credit Facility requires the Company to, among other things (i) make representations and warranties regarding the collateral as well the Company’s business and operations, (ii) agree to certain indemnification obligations and (iii) agree to comply with various affirmative and negative covenants.

Copa di Vino is the leading producer of premium wine by the glass in the United States. Founder and owner James Martin discovered the concept on a bullet train adventure through the south of France. A year later he brought the technology to his hometown of The Dalles, Oregon located in the Columbia River Gorge. His passion for wine led to Copa di Vino – wine in a glass – a ready to drink wine glass that could go anywhere without the need for a bottle, corkscrew or glass.

On December 24, 2020, we entered into an Asset Purchase Agreement with CdV, pursuant to which the Company purchased certain assets and assumed certain liabilities that comprise the CdV business for a total purchase price of $5,980,000, payable in the combination of $2,000,000 in cash, a $2,000,000 convertible promissory note to CdV and a variable number of shares of the Company’s common stock based on a attainment of revenue hurdles.

Through our acquisition of Copa di Vino, we are now able to offer seven varietals of wine: Pinot Grigio, Riesling, Merlot, Chardonnay, White Zinfandel, Moscato, and Cabernet Sauvignon. In addition to its wine varietals, Copa di Vino also produces Pulpoloco, a sangria which is encased in a 100% biodegradable can made from paper.

E-commerce

“Qplash” is our consumer-packaged goods retail division and our first entry point into the growing e-commerce channel. The division sells beverages and groceries online through www.qplash.com, and third-party storefronts such as Amazon.com and Walmart.com. Inside of the division, there are two primary customer groups: business to business retail businesses, which in turn offer the products to their customers, and business to customer, selling direct to end users.

Qplash sells to retailers through www.qplash.com. These retailers, generally in the high-end apparel space, are working to enhance their customers in store shopping experience. They offer high end beverages for customers to enjoy while shopping or to take on the go. This program allows businesses to control inventory, order with payment terms, and offers the convenience of delivery directly to each store.

To the end user, we ship orders from our warehouses direct to their home or office. We offer competitive pricing, an easy and convenient transactional process, and a wide selection of products. Consumers can order from www.qplash.com, from our storefront on Amazon, or other third-party platforms. Amazon is a valuable revenue source as it allows us to access their loyal customer base and provides a high conversion rate as customers are comfortable navigating and checking out through their website.

Currently we offer over 350 listings and ship from Ontario, California. Later this year, we plan to activate additional warehouse partnerships, thus reducing shipping costs and the transit times while gaining access to several thousand additional items. Our objective is to offer 1,500 items by the fall of 2021.

Additionally, this vertically integrated platform affords us a unique opportunity to incubate, accelerate and ultimately migrate brands to traditional distribution.

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Legacy Business - Canfield Medical Supply, Inc.

Canfield Medical Supply, Inc. is a provider of home medical equipment, supplies and services (which relate to the equipment sales) in Ohio’s Mahoning Valley, Western Pennsylvania and Northern West Virginia, with an emphasis on providing for patients with mobility-related limitations who have had strokes, hip or knee replacements, and other surgeries after they are discharged from a hospital or rehab center. Canfield is a legacy segment of the business and in December 2020, management announced our plan to discontinue CMS.

Our Competitive Strengths

We believe the following competitive strengths contribute to Company’s success and differentiate us from our competitors:

●	An established distribution network through global sales channels;

●	A hybrid distribution model that leverages multiple routes to market, including national chains, independent local markets and regional chains, and specialty food and C-Stores

●	Long-term relationships with retailers and the establishment of chains;

●	Premium customer service;

●	Dynamic and sustainable product offerings of natural quality and freshness with health benefits;

●	A highly experienced management team;

●	Strategically selected, dedicated sales professionals;

●	Qplash, our e-commerce platform, which provides us instant coast to coast coverage and our own fully integrated distribution platform for all of our beverage categories;

●	Ability to execute and distribute across many geographies, on behalf of our licensed brand portfolio;

●	Strong brand awareness through partnerships and acquisitions of brands with pre-existing brand awareness or viewed as truly innovative; and

●	Celebrity and professional athlete endorsement of our brands.
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Manufacturing

We are responsible for the manufacturing of the TapouT Performance and SALT.

Although we are responsible for manufacturing TapouT Performance and SALT, we do not directly manufacture these products, but instead outsource such manufacturing to third party bottlers and contract packers.

We purchase concentrates, flavors, dietary ingredients, cans, bottles, caps, labels, and other ingredients for our beverage products from our suppliers, which are delivered to our various third-party bottlers and co-packers. In some cases, certain common supplies may be purchased by our various third-party bottlers and co-packers. Depending on the product, the third-party bottlers or packers add filtered water and/or other ingredients (including dietary ingredients) for the manufacture and packaging of the finished products into our approved containers in accordance with our formulas.

The Copa di Vino and Pulpoloco brands are manufactured at our manufacturing facility in The Dalles, Oregon.

Co-Packing Arrangements

Our TapouT products are manufactured by various third-party bottlers and co-packers situated throughout the United States under separate arrangements with each party. Our co-packaging arrangements are generally on a month-to-month basis or are terminable upon request and do not typically obligate us to produce any minimum quantities of products within specified periods.

In some instances, subject to agreement, certain equipment may be purchased by us and installed at the facilities of our co-packers to enable them to produce certain of our products. In general, such equipment remains our property and is returned to us upon termination of the packing arrangements with such co-packers, unless we are reimbursed by the co-packer via a per-case credit over a predetermined number of cases that are produced at the facilities concerned.

We are generally responsible for arranging for the purchase and delivery to our third-party bottlers and co-packers the containers in which our beverage products are packaged.

We pack some of our products in multiple locations to enable us to produce finished goods closer to the markets where they are sold, with the objective of reducing freight costs as well as transportation-related product damages. As distribution volumes increase, we will continue to source additional packing arrangements closer to such markets to further reduce logistics costs and to create redundancies to mitigate the risk of a disruption in production and/or importation. Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, particularly in new markets. If we materially underestimate demand for our products and/or are unable to secure sufficient ingredients or raw materials including, but not limited to, aluminum cans, PET plastic bottles, labels, flavors, juice concentrates, dietary ingredients, and other ingredients, and/or procure adequate packing arrangements and/or obtain adequate or timely shipment of our products, we might not be able to satisfy demand on a short-term basis.

For some of our products, there may be limited co-packing facilities in our domestic market with adequate capacity and/or suitable equipment to package our products. We believe a short disruption or delay in production would not significantly affect our revenues; however, as alternative co-packing facilities in our domestic market with adequate long-term capacity may not be available for such products, either at commercially reasonable rates and/or within a reasonably short time period, if at all, a lengthy disruption or delay in production of any of such products could significantly affect our revenues.

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Distribution

We operate within what is referred to as a “Three Tier Distribution System” where manufacturers do not typically sell directly to retailers, but instead contract for local and regional distribution with independent distributors. These distributors typically have geographic rights to distribute major beverage brands such as Budweiser, Pepsi, and Red Bull and call on every store in a given area such as major cities or regions. However, due to increasing costs over the last 20 years for these distributors to call on every store (sometimes referred to in the industry as “DSD” or direct store delivery), there has been a great deal of consolidation which has limited the options for new brands to gain distribution and retail shelf presence. Our management team believes that their history of success and experience working within this channel will allow us to be successful in building a strong network of these distributors.

In addition to working with these independent distributors, we also have distribution arrangements with national retail accounts to distribute some of our products directly through their warehouse operations.

Listing on the NYSE American

Our common stock is currently quoted on the OTCQB under the symbol “SBEV”. In connection with this offering, we have applied to list our common stock and warrants on the NYSE American under the symbols “SBEV” and “SBEVW”, respectively. If our listing application is approved, we expect to list our common stock and warrants on the NYSE American upon consummation of the offering, at which point our common stock will cease to be traded on the OTCQB. No assurance can be given that our listing application will be approved. This offering will only be consummated if the NYSE American approves the listing of our common stock and warrants. NYSE American listing requirements include, among other things, a stock price threshold. As a result, prior to effectiveness, if necessary, we intend to take the necessary steps to meet NYSE American listing requirements, including but not limited to a consummating a reverse split of our outstanding common stock as further discussed below.

Reverse Stock Split

Prior to the completion of this offering we will effect a one-for-three reverse stock split of our issued and outstanding common stock in order to satisfy NYSE American listing requirements and obtain NYSE American approval for listing of our common stock. Unless otherwise indicated all share and price amounts assume that the reverse split has been effected.

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Corporate Information

Our principal offices are located at 1314 E. Las Olas Blvd, Suite 221, Fort Lauderdale, Florida 33301. Our main telephone number is (954) 745-5815. Our website address is www.splashbeveragegroup.com. We have not incorporated by reference into this prospectus the information that can be assessed through our website and you should not consider it to be part of this prospectus.

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Human Capital

We have 8 full-time employees, including non-officer employees and our executive officers. We retain the services of additional personnel on an independent contractor basis. We do not have any part-time employees but work with several consultants.

Government Regulation

The conduct of our businesses, including the production, storage, distribution, sale, display, advertising, marketing, labeling, content, quality, safety, transportation, packaging, disposal, recycling and use of our products, as well as our employment and occupational health and safety practices and protection of personal information, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States. It is our policy to abide by the laws and regulations around the world that apply to our businesses. We are in compliance with the federal government (FDA and ATF-TTB) and with each state’s local regulatory requirements for the sale of wine and spirits.

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In addition, certain jurisdictions have either imposed, or are considering imposing, product labeling or warning requirements or other limitations on the marketing or sale of certain of our products as a result of ingredients or substances contained in such products or the audience to whom products are marketed. These types of provisions have required that we highlight perceived concerns about a product, warn consumers to avoid consumption of certain ingredients or substances present in our products, restrict the age of consumers to whom products are marketed or sold or limit the location in which our products may be available. It is possible that similar or more restrictive requirements may be proposed or enacted in the future.

In addition, certain jurisdictions have either imposed or are considering imposing regulations designed to increase recycling rates or encourage waste reduction. These regulations vary in scope and form from deposit return systems designed to incentivize the return of beverage containers, to extended producer responsibility policies and even bans on the use of some types of single-use plastics. It is possible that similar or more restrictive requirements may be proposed or enacted in the future.

Legal Proceedings

On April 24, 2017, a note holder obtained a default judgment against us in the amount of $279,215 related to a promissory note issued by us. As of the filing date, the note holder has not sought enforcement of the judgment.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results could differ materially from those anticipated by these forward-looking statements as a result of many factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements.”

Business Overview

We manufacture, through third party facilities, and distribute several brands of beverages including both non-alcoholic and spirits brands. We intend to own some beverage brands while managing other beverage brands. We believe the distribution landscape in the beverage industry is changing rapidly as tech-enabled e-commerce business models are thriving. Direct to consumer, office or home solutions are projected to continue to gain traction in the future, and therefore, our own e-commerce platform, Qplash, which allows us to purchase local and regional brands for developing a direct line of sales at retail stores.

Critical Accounting Policies

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history with clients and other factors. We establish provisions for losses on accounts receivable on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions. At December 31, 2020 and 2019, our accounts receivable amounts are reflected net of allowances of $0 and $11,430, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value, accounted for using the weighted average cost method. The inventory balances at December 31, 2020 and 2019 consisted of finished goods held for distribution. The cost elements in inventory consist of purchase of products, transportation, and warehousing. Inventory valuation is impacted by excess or inventory near expiration based on management’s estimates for excess or inventory near expiration based on management’s estimates of forecast turnover of inventories on hand and under contract. A significant change in the timing or level of demand for certain products as compared to forecast amounts may result in recording expense for excess or expired inventory in the future. The costs for excess inventory are included in cost of goods sold and have historically been adequate to provide for losses on inventory. We manage inventory levels and purchase commitments in an effort to maximize utilization of inventory on hand and under commitments.

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Convertible Instruments

U.S. GAAP requires the bifurcation of certain conversion rights contained in convertible indebtedness and accounting for them as free standing derivative financial instruments according to certain criteria. These criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When bifurcation is required, the embedded conversion options are bifurcated from the convertible note, resulting in the recognition of discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

With respect to convertible preferred stock, we record a dividend for the intrinsic value of conversion options embedded in preferred securities based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Revenue Recognition

We recognize revenue under ASC 606, Revenue from Contracts with Customers (Topic 606). This guidance sets forth a five-step model which depicts the recognition of revenue in an amount that reflects what we expect to receive in exchange for the transfer of goods or services to customers.

We recognize revenue when our performance obligations under the terms of a contract with the customer are satisfied. Product sales occur once control of our products is transferred upon delivery to the customer. Revenue is measured as the amount of consideration that we expect to receive in exchange for transferring goods and is presented net of provisions for customer returns and allowances. The amount of consideration we receive and revenue we recognize varies with changes in customer incentives we offer to our customers and their customers. Sales taxes and other similar taxes are excluded from revenue.

Distribution expenses to transport our products, where applicable, and warehousing expense after manufacture are accounted for within operating expenses.

Cost of Goods Sold

Cost of goods sold include the costs of products, packaging, transportation, warehousing, and costs associated with valuation allowances for expired, damaged or impaired inventory.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation” and ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”. Under the fair value recognition provisions, cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

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Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). We adopted the standard effective January 1, 2019 using the modified retrospective method. The adoption of this standard resulted in recognition of a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, for all leases with a term greater than 12 months. When available, we would use the rate implicit in the lease to discount lease payments to present value. However, our leases generally do not provide a readily determinable implicit rate. Therefore, our management estimates the incremental borrowing rate to discount lease payments based on the information at the lease commencement. The accounting for finance leases is substantially unchanged. Given the nature of our operation, the adoption of Topic 842 did not have a material impact on our balance sheet, statement of operations, or liquidity. Refer to Note 10 – Operating Lease Obligations for information regarding our adoption of Topic 842 and the Company’s undiscounted future lease payments and the timing of those payments.

In June 2016, that FASB issued ASU 2016-13, “Financial Instruments – Credit Losses” (Topic 326). This ASU provides financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date.

Management is currently assessing the new standard but does not believe that it would have a material effect.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Results of Operations for the Year Ended December 31, 2020 compared to Year Ended December 31, 2019.

Revenue

Revenues for the year ended December 31, 2020 were $2,975,939 compared to revenues of $20,387 for the year ended December 31, 2019. The $2,955,552 increase in revenue was due to an increase of sales of SALT Flavored Tequila of $240,786, an increase of sales on Qplash – our vertically integrated B2B and B2C e-commerce distribution platform which sells their products on Amazon and Shopify of $1,957,797, an increase in revenue attributable to CMS’s medical device business of $675,213 and the recognition of revenue attributable to Copa di Vino’s business of $101,544. Cost of goods sold for year ended December 31, 2020 were $2,251,816 compared to cost of goods sold for the year ended December 31, 2019 of $245,500. The $2,006,816 increase in cost of goods sold for the year ended December 31, 2020 was primarily due to our increased sales, and as our sales increased, our cost of sales for those sales correspondingly increased.

Operating Expenses

Operating expenses for the year ended December 31, 2020 were $18,025,359 compared to $4,261,946 for the year ended December 31, 2019. The $13,763,413 increase in our operating expenses was primarily a result of recording expenses relating to warrants and share-based compensation for shares issued in exchange for services. The net loss for the year ended December 31, 2020 was $28,674,556 as compared to a net loss of $5,135,731 for the year ended December 31, 2019. The increase in net loss is due to our increase in operating expenses primarily relating to the write-off of CMS goodwill slightly offset by our increase in revenues.

Other Income/(Expense)

Other expense for the year ended December 31, 2020 was $1,926,467 compared to $648,672 for the year ended December 31, 2019. The $1,315,676 increase in our interest expenses was primarily a result of recording a finance charge of $1,236,254 associated with warrants issued to one of our note holders.

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Results of Operations for the Three Months Ended March 31, 2021 compared to Three Months Ended March 31, 2020.

Revenue

Revenues for the three months ended March 31, 2021 were $2,417,701 compared to revenues of $112,003 for the three months ended March 31, 2020. The $2,305,698 increase in sales is due to an increase of sales on Qplash, our vertically integrated B2B and B2C e-commerce distribution platform ($1,313,182). This platform sells goods on both Amazon and Shopify. In addition, we had increased sales from our single-serve wine business ($742,355). Cost of goods sold for the three months ended March 31, 2021 were $1,742,875 compared to cost of goods sold for the three months ended March 31, 2020 of $107,214. The $1,635,661 increase in cost of goods sold for the three-month period ended March 31, 2021 is primarily due to our increased sales, and as our sales increased, our cost of sales for those sales correspondingly increased.

Operating Expenses

Operating expenses for the three months ended March 31, 2021 were $5,066,349 compared to $1,553,933 for the three months ended March 31, 2020. The $3,512,416 increase in our operating expenses was primarily a result of recording the warrants issued pursuant to certain private placements conducted by the Company, increased headcount from the CdV acquisition and the addition of new sales reps, professional fees ($1,100,000) and shipping costs ($325,160). The net loss for the three months ended March 31, 2021 was $4,442,219 as compared to a net loss of $3,446,630 for the three months ended March 31, 2020. The decrease in net loss is due to our increase in operating expenses offset by our increase in revenues.

Interest Expense

Interest expenses for the three months ended March 31, 2021 were $92,211 compared to $1,913,637 for the three months ended March 31, 2020. The $1,821,426 decrease in our interest expenses was primarily a result of recording a finance charge of $1,821,426 associated with warrants issued to one of our note holders in Q1 2020.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

As of December 31, 2020, we had total cash and cash equivalents of $380,000, as compared with $42,639 at December 31, 2019. The increase was primarily due to issuances of notes payable and subscription agreements offset by expenses relating to the operating the business. As of March 31, 2021, we had total cash and cash equivalents of $1,225,406, as compared with $380,000 at December 31, 2020. The increase is primarily due to cash received from private placements conducted by us.

Net cash used for continuing operating activities during the year ended December 31, 2020 was $21,316,556 as compared to the net cash used by continuing operating activities for the year ended December 31, 2019 of $2,658,328. The primary reasons for the change in net cash used was due to losses sustained and increases for stock-based compensation, offset by other non-cash expenses. Net cash used for discontinued operating activities during the year ended December 31, 2020, was $9,794.

Net cash used for operating activities during the three months ended March 31, 2021 was $3,581,308 as compared to the net cash used by operating activities for the three months ended March 31, 2020 of $924,860. The primary reasons for the change in net cash used is due to losses sustained and increases in inventory, offset by non-cash expenses relating to warrant expense ($1,186,596) and share-based compensation ($731,035).

Net cash used for continuing investing activities during the year ended December 31, 2020 was $768,624 as compared to the net cash used by continuing investing activities for the year ended December 31, 2019 of $12,552. The net cash used in the year 2020 was primarily due to the $250,000 payment made to SALT Tequila USA and $500,000 of cash paid relating to the Copa di Vino acquisition offset by $72,422 of cash obtained in the acquisition of Canfield Medical Supply, Inc. Net cash used for discontinued investing activities was $11,628.

Net cash used for investing activities during the three months ended March 31, 2021 was $0 as compared to the net cash used by operating activities for the three months ended March 31, 2020 of $79,977. The net cash used in the first quarter of 2020 was primarily due to the $150,000 payment made to SALT Tequila USA.

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Net cash provided by financing activities during the year ended December 31, 2020 was $22,494,984 compared to $1,775,479 provided from financing activities for the year ended December 31, 2019. During the year ended December 31, 2020, we received $20,182,503 from investors and related parties and we issued $2,439,472 of debt used for the Copa di Vino acquisition offset by $46,250 in repayments to shareholder in connection with shareholder advances and $80.7K of the right of use liability.

Net cash provided by financing activities during the three months ended March 31, 2021 was $4,466,796 compared to $1,582,212 provided from financing activities for the three months ended March 31, 2020. During the three months ended March 31, 2021, we received $4,946,825 from investors, which was offset by repayments to shareholders and debt holders of $441,299.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

MANAGEMENT

The following table sets forth our executive officers and directors, their ages and position(s) with the Company.

Name	Age	Position

Robert Nistico	57	Chief Executive Officer and Director

Dean Huge	65	Chief Financial Officer

Justin Yorke	55	Director

Peter McDonough	62	Director

Candace Crawford	66	Director

Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected. Officers are elected annually by the Board of Directors (the “Board”) and serve at the discretion of the Board.

Robert Nistico, age 57, on March 31, 2020 became the Chief Executive Officer and a member of the Board of the Company. Since 2012, Mr. Nistico has served as the Chief Executive Officer and a member of the Board of Splash Beverage Group, Inc., prior to the Company’s acquisition by CMS. Mr. Nistico also served as the president of Viva Beverages, LLC from 2009 to 2011. Mr. Nistico was the fifth employee at Red Bull North America, Inc. where he worked from 1996 to 2007 and served as Vice President of Field Marketing and Sr. Vice President/General Manager. Mr. Nistico was instrumental in building the Red Bull brand in North and Central America and the Caribbean from no revenues to $1.45 billion in annual revenues. Earlier, he held the brand position of Regional Portfolio V.P and Division Manager for Diageo (formerly I.D.V. / Heublein), General Sales Manager for Republic National (formerly The Julius Schepps Company) and North Texas State Manager for The E & J Gallo Winery (and a variety of other management positions for those companies). Mr. Nistico serves as a director of Apollo Brands. Mr. Nistico has more than 27 years of experience in the beverage industry, including direct and indirect sales management, strategic brand management & marketing, finance, operations, production and logistics. Mr. Nistico holds a B.A. from the University of Colorado.

Dean Huge, age 65, became the Chief Financial Officer of the Company on March 31, 2020 and since June 2018 has been the Chief Financial Officer of Splash Beverage Group, Inc., prior to the Company’s acquisition by CMS. From 2017 to June 2018 Mr. Huge was the Interim Chief Financial Officer of Splash Beverage Group, Inc. Mr. Huge was the President of D&H Energy Development, Inc. where he developed a toxic waste processing plant to create electrical energy from May 2013 to May 2017. Mr. Huge’s career started on Wall Street and has spanned 35 years in both the private and public sectors. Mr. Huge has been involved with in-depth work in accounting, audits, IPOs, secondary offerings and complex partnership matters. Mr. Huge’s experience includes expertise in financial services, manufacturing, distribution and SAAS type programs and he has degrees in Accounting and Finance from Southern Illinois University.

Justin Yorke, age 55, became a member of the Board of the Company on March 31, 2020. Since March 31, 2020, Mr. Yorke has also served as the Company’s Secretary. Mr. Yorke has over 25 years of experience in finance. Based in Hong Kong for over 10 years, he managed funds for a private Swiss Bank, Darier Henstch from 1997 to 2000. Prior to that, from 1995 to 1997, Mr. Yorke managed funds for Peregrine Investments and from 1990 to 1995 Unifund, Asia, Ltd, Hong Kong, a high net-worth family office headquartered Geneva, Switzerland. From 2000 to 2004, he was a partner at Asiatic Investment Management, based in San Francisco. Since 2004, Mr. Yorke has been a partner in San Gabriel Advisors, LLC and Arroyo Capital Management, LLC and is the manager of the San Gabriel Fund, JMW Fund and Richland Fund. The funds are highly diversified in focus with investment holdings, public, private equity and debt investments and real estate investments. He has a B.A. degree from UCLA. Mr. Yorke is the principal of WesBev LLC, which prior to the merger between CMS and our Company was the majority shareholder of the Company. He also an acting director and audit committee chair of Processa Pharmaceuticals, (ticker: PCSA). Mr. Yorke served as non-executive Chairman of Jed Oil and a Director/CEO at JMG Exploration.

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Peter J. McDonough, age 62, has served as an independent director of the Company since October 5, 2020 and previously served as a member of the Board of Splash Beverage Group, Inc. prior to the Company’s acquisition by CMS. Mr. McDonough currently serves as Chief Executive Officer of Trait Biosciences, Inc.  Mr. McDonough was appointed Chief Executive Officer in 2019 from his previous role on Trait’s Board of Directors after serving as an independent management consultant from 2016 to 2018.  Earlier Mr. McDonough served as President, Chief Marketing and Innovation Officer for Diageo North America from 2006 to 2015. Prior to joining Diageo, Mr. McDonough was Vice President, European Marketing at The Procter & Gamble Company from 2004 to 2006, where he led the Duracell Battery and Braun Appliance marketing organizations. From 2002 to 2004, Mr. McDonough was a member of the business school faculty and lecturer at the University of Canterbury in Christchurch, New Zealand. Prior to this academic post he served as Vice President of Marketing for Gillette North America’s Blade Razor & Grooming Products Business where he directed the market launch of industry leading shaving brands like Mach3 Turbo Razors, Venus Razors and Right Guard Extreme Antiperspirants. Earlier in his career, Mr. McDonough served as Director of North American Marketing at Black & Decker where he was involved in launching the DeWalt Power Tool Company. Mr. McDonough received a B.A. from Cornell University and a Master of Business Administration from the Wharton School of Business.

Candace Crawford, age 66, has served as an independent director since May 24, 2021. Ms. Crawford is a highly accomplished senior executive and entrepreneur with more than 30 years of success across the food and beverage, consumer products, manufacturing, retail, and commercial real estate industries. Her broad areas of expertise include strategic planning, growth and growing businesses, financial acumen, P&L, operations, and governance. Since 2017, Ms. Crawford has served as an adviser and board member to various companies. Ms. Crawford has sat on the board of Vive Organic since February 2019 and the board of Skin Te since June 2018.   She served as the CEO of Coco Libre from 2015 to 2017. Under her management, she was able to expand distribution, grow product innovation and build awareness of the flagship coconut water brand Coco Libre. Prior to this, she was the Chief Operating Officer and Chief Financial Officer at Zico Beverages LLC from 2009 to 2013. Before making her debut in the beverage world, Candace was the Chief Financial Officer for five different companies including Metropolitan Theaters; Virgin Entertainment Group; Resort Theaters of America; OMP; and Ancora Capital. Ms. Crawford holds a Bachelor of Science in Business from the University of Southern California and is a Certified Public Accountant.

Family Relationships

None.

Corporate Governance

Director Independence

The NYSE listing standards require that a majority of our Board be independent. Our Board has determined that Peter J. McDonough and Candace Crawford are “independent directors” as defined in the NYSE listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Audit Committee

We have separately designated an Audit Committee. The Audit Committee is responsible for, among other things, the appointment, compensation, removal and oversight of the work of the Company’s independent registered public accounting firm, overseeing the accounting and financial reporting process of the Company, and reviewing related person transactions. Our Audit Committee is comprised of Peter McDonough and Candace Crawford. Under NYSE listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Also, as a smaller reporting company, we are only required to maintain an audit committee of two independent directors. Our Board has determined that Peter McDonough and Candace Crawford are independent under NYSE listing standards and applicable SEC rules. Candace Crawford will serve as the Chairman of the audit committee. Each member of the audit committee is financially literate and our Board has determined that Candace Crawford qualifies as an "audit committee financial expert" as defined in applicable SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found in on our website at www.splashbeveragegroup.com.

Compensation and Management Resources Committee

We have established a Compensation and Management Resources Committee of our Board of Directors. The purpose of the Compensation and Management Resources Committee is to assist the Board in discharging its responsibilities relating to executive compensation, succession planning for the Company’s executive team, and to review and make recommendations to the Board regarding employee benefit policies and programs, incentive compensation plans and equity-based plans.

The members of our Compensation and Management Resources Committee are Peter McDonough and Candace Crawford. Candace Crawford will serve as chairman of the Compensation and Management Resources Committee.

Under NYSE listing standards, we are required to have at least two members of the compensation committee, all of whom must be independent directors. Our board of directors has determined that each of Peter J. McDonough and Candace Crawford is independent under NYSE listing standards. The Compensation and Management Resources Committee is responsible for, among other things, (a) reviewing all compensation arrangements for the executive officers of the Company and (b) administering the Company’s stock option plans. The Compensation and Management Resource Committee operates under a written charter adopted by the Board of Directors, which can be found on our website at www.splashbeveragegroup.com.

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The duties and responsibilities of the Compensation and Management Resources Committee in accordance with its charter are to review and discuss with management and the Board the objectives, philosophy, structure, cost and administration of the Company’s executive compensation and employee benefit policies and programs; no less than annually, review and approve, with respect to the Chief Executive Officer and the other executive officers (a) all elements of compensation, (b) incentive targets, (c) any employment agreements, severance agreements and change in control agreements or provisions, in each case as, when and if appropriate, and (d) any special or supplemental benefits; make recommendations to the Board with respect to the Company’s major long-term incentive plans applicable to directors, executives and/or non-executive employees of the Company and approve (a) individual annual or periodic equity-based awards for the Chief Executive Officer and other executive officers and (b) an annual pool of awards for other employees with guidelines for the administration and allocation of such awards; recommend to the Board for its approval a succession plan for the Chief Executive Officer, addressing the policies and principles for selecting a successor to the Chief Executive Officer, both in an emergency situation and in the ordinary course of business; review programs created and maintained by management for the development and succession of other executive officers and any other individuals identified by management or the Compensation and Management Resources Committee; review the establishment, amendment and termination of employee benefits plans, review employee benefit plan operations and administration; and any other duties or responsibilities expressly delegated to the Compensation and Management Resources Committee by the Board from time to time relating to the Committee’s purpose.

The Compensation and Management Resources Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Compensation and Management Resources Committee or to meet with any members of, or consultants to, the Compensation and Management Resources Committee. The Company’s Chief Executive Officer does not attend any portion of a meeting where the Chief Executive Officer’s performance or compensation is discussed, unless specifically invited by the Compensation and Management Resources Committee.

The Compensation and Management Resources Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer or other executive officer compensation or employee benefit plans and has sole authority to approve the consultant’s fees and other retention terms. The Compensation and Management Resources Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other experts, advisors and consultants to assist in carrying out its duties and responsibilities and has the authority to retain and approve the fees and other retention terms for any external experts, advisors or consultants.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for overseeing the appropriate and effective governance of the Company, including, among other things, (a) nominations to the Board of Directors and making recommendations regarding the size and composition of the Board of Directors and (b) the development and recommendation of appropriate corporate governance principles. The Nominating and Corporate Governance Committee consists of Peter McDonough and Candace Crawford, each of whom is an independent director (as defined under Section 803 of the NYSE American LLC Company Guide). The Chairperson of the committee is Peter McDonough. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which can be found on our website at www.splashbeveragegroup.com.

The Nominating and Corporate Governance Committee adheres to the Company’s bylaws provisions and Securities and Exchange Commission rules relating to proposals by stockholders when considering director candidates that might be recommended by stockholders, along with the requirements set forth in the committee’s Policy with Regard to Consideration of Candidates Recommended for Election to the Board of Directors, also available on our website. The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying and selecting qualified candidates for election to the Board of Directors prior to each annual meeting of the Company’s stockholders. In identifying and evaluating nominees for director, the Committee considers each candidate’s qualities, experience, background and skills, as well as other factors, such as the individual’s ethics, integrity and values which the candidate may bring to the Board of Directors.

Code of Ethics

We have adopted a business conduct and ethics that applies to our directors, officers (including our Chief Executive Officer, Chief Financial Officer and any person performing similar functions) and employees. Our Code of Ethics is available at our website at www.splashbeveragegroup.com.

Involvement in Certain Legal Proceedings

Our Directors and Executive Officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.
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EXECUTIVE COMPENSATION

The following table sets forth the compensation for our fiscal years ended December 31, 2020 and 2019 earned by or awarded to, as applicable, our principal executive officer, principal financial officer and our other most highly compensated executive officers as of December 31, 2020. In this prospectus, we refer to such officers as our “Named Executive Officers.”

No other employees earned a salary over $100,000 in the last two completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total($)

Robert Nistico, CEO; Director	2019	275,000	137,500	350,000	367,307		—	—	$1,129,807
	2020	375,000	162,500	—	1,000,000		—	—	$1,487,500

Dean Huge, CFO	2019	140,000	28,000	180,000	157,417		—	—	$505,417
	2020	150,000	30,000	105,000	75,000		—	—	$360,000

William Meissner	2019	—	—	—	—		—	—	$—
President of Sales; CMO	2020	272,500	—	—	437,500		—	—	$710,000

Director Compensation

During the fiscal year ended December 31, 2020, our directors were not paid any compensation for serving as Directors of the Company.

Outstanding Equity Awards at Fiscal Year-End

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Awards Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Robert Nistico	12/9/2019	159,008	—	2.20	12/8/2024
	10/16/2020	111,111	222,222	2.25	10/15/2025
Dean Huge	12/9/2019	68,146	—	2.19	12/8/2024
	10/16/2020	33,333	66,667	2.25	10/15/2025
William Meissner	10/16/2020	194,444	222,222	2.25	10/15/2025

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Equity Compensation Plan Information

We have adopted the 2020 Long-Term Incentive Compensation Plan (the “Plan”), the nature and purpose of which is to create incentives which are designed to motivate and compensate the Company’s officers, directors, employees, and consultants (hereafter, collectively, “Participants” or individually a “Participant”) to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, Stock Appreciation Rights (“SARs”), Performance Units and Performance Bonuses to Eligible Employees and the grant of Nonqualified Stock Options, Restricted Stock Awards, SARs and Performance Units to Consultants and Eligible Directors, subject to the conditions set forth in the Plan.

The Plan is attached as an exhibit to the registration statement of which this prospectus is a part and provides for the issuance of up to 2,313,327 shares of the Company’s common stock, no par value (the “Common Stock”), all of which may be issued in respect of Incentive Stock Options Awards (“Awards”). The Plan is effective as of July 1, 2020 and for a period of ten years thereafter. The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

 On the first day of each calendar year, commencing January 1, 2021, or the first business day of the calendar year if the first day of the calendar year falls on a Saturday or Sunday, the Awards of Common Stock available under the Plan will automatically increase in an amount equal to the lesser of (i) 5% of the total number of shares of Common Stock outstanding as of December 31st of the preceding fiscal year or (ii) such number of shares of Common Stock as determined by the Board, provided that no such increase shall be effective if it would violate any applicable law or stock exchange rule or regulation, or result in adverse tax consequences to the Company or any Participant that would not otherwise result but for the increase.

The Board shall administer the Plan. Alternatively, the Board may, by resolution, appoint the Compensation and Management Resources Committee to administer the Plan and delegate its powers as set forth and described under the Plan for purposes of Awards granted to Participants

The termination of a Participant’s directorship, employment or consulting relationship may result in the forfeiture of any unvested portion of an Award granted under the Plan. Except as otherwise provided in an Award Agreement: (i) if an eligible Participant’s employment with the Company, a Subsidiary or an Affiliated Entity terminates as a result of death, disability or retirement, the Participant (or personal representative in the case of death) shall be entitled to purchase all or any part of the shares subject to any (x) vested Incentive Stock Option for a period of up to three months from such date of termination (one year in the case of death or disability), and (y) vested Nonqualified Stock Option during the remaining term of the Option; and (ii) if a Participant’s employment terminates for any other reason, the Participant shall be entitled to purchase all or any part of the shares subject to any vested Option for a period of up to three months from such date of termination. In no event shall any Option be exercisable past the term of the Option. The Board may, in its sole discretion, accelerate the vesting of unvested Options in the event of termination of employment of any Participant.

In addition, except as otherwise provided in an Award Agreement: (i) in the event a consultant ceases to provide services to the Company or a director terminates service as a director of the Company, the unvested portion of any Award shall be forfeited unless otherwise accelerated pursuant to the terms of the director’s Award Agreement or by the Board; and (ii) the consultant or director shall have a period of three years following the date he ceases to provide consulting services or ceases to be a director, as applicable, to exercise any Nonqualified Stock Options which are otherwise exercisable on his date of termination of service.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2021, and as adjusted to reflect the sale of common stock in this offering, for:

●	each of our current directors and executive officers;

●	all of our current directors and executive officers as a group; and

●	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially, subject to applicable community property laws. Unless otherwise specified, the address for each of the persons named in the table is 1314 E Las Olas Blvd. Suite 221, Fort Lauderdale, Florida 33301.

Our calculation of the percentage of beneficial ownership prior to this offering is based on 25,655,515 shares of common stock outstanding as of April 2, 2021. We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person or persons, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person or persons (and only such person or persons) by reason of these acquisition rights.

					After this Offering
			Before Offering		If Representative’s Option is not Exercised	If Representative’s Option is Exercised in Full
Name	Shares of Common Stock	Percentage of Common Stock	Shares of Common Stock	Percentage of Common Stock	Percentage of Common Stock
Executive Officers and Directors
Robert Nistico	1,310,070	4.9%	1,310,070	4.9%	4.5%	4.4%

Justin Yorke(1)	6,259,273	23.4%	6,259,273	23.4%	21.4%	21.2%

Peter McDonough	22,716	0.1%	22,716	0.1%	0.1%	0.1%

Dean Huge	291,993	1.1%	291,993	1.1%	1.0%	1.0%

Candace Crawford	—	—	—	—	—	—

Officers and Directors as a Group (5 individuals)	7,884,051	29.5%	7,884,051	29.5%	27.0%	26.6%
5% or greater owners:
James Sjoerdsma	1,450,391	5.4%	1,450,391	5.4%	5.0%	4.9%

Total	9,334,442	35.0%	9,334,442	35.0%	32.0%	31.5%

(1)	Of which 2,812,000 shares are held by WesBev LLC, 1,398,011 shares are held by JMW Fund LLC, 1,310,070 shares are held by San Gabriel LLC and 765,825 shares are held by Richland Fund LLC. All funds are managed by Mr. Yorke.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of the transactions and series of similar transactions, since January 1, 2019, that we were a participant or will be a participant in, which:

●	the amount involved exceeds the lesser of $120,000 or one percent of the average of the smaller reporting company’s total assets at year-end for the last two completed fiscal years; and

●	any of our directors, executive officers, holders of more than 5% of our capital stock (which we refer to as “5% stockholders”) or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers.

During the normal course of business, we incurred expenses related to services provided by our CEO or Company expenses paid by our CEO, resulting in related party payables, net of $252,904 as of March 31, 2021. The related party payable to the CEO bears no interest and is due on demand. We also assumed a $50,000 note for the President of WesBev LLC, a Nevada limited liability company (“WesBev”) who the majority shareholder of CMS.

Effective June 21, 2019, WesBev acquired 2,666,667 shares of common stock from Michael J. West, a founder, director and former principal shareholder of the Company, consisting of approximately 69.7% of the issued and outstanding shares of the Company at the time of the purchase. As part of his agreement with WesBev, Mr. West undertook to appoint or cause the appointment of up to three persons nominated by WesBev to the board of directors of the Company. Effective June 21, 2019, the Company sold 112,000 shares of common stock to WesBev for $100,000. Following these stock purchases WesBev beneficially owned 2,778,667 shares.

On June 21, 2019, the Company obtained a short-term loan from Mr. West for $276,550. The Company made payments of $78,701 on this loan. The loan has a one-year term from June 21, 2019, and is non-interest bearing. As of December 31, 2019 and December 31, 2018 the loan had a balance of $197,849 and $0, respectively. The loan is currently in default.

DESCRIPTION OF SECURITIES

The following is a summary of the material provisions of our common stock, articles of incorporation, and bylaws, all as in effect as of the date of this prospectus. You should also refer to our articles of incorporation, and bylaws, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Capital Stock

Our authorized capital stock consists of 150,000,000 shares of common stock, no par value and 5,000,000 shares of preferred stock, no par value to have such preferences as our Board may determine from time to time. As of May 19, 2021, a total of 26,737,628 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, an amendment of the articles of incorporation requires the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

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Preferred Stock

Our preferred shares are not issued but would be entitled to such rights, preferences and limitations as determined by our Board. At the present time, no rights, preferences or limitations have been established for our preferred shares.

Options and Warrants

As of May 19, 2021 the Company had 374,803 options outstanding and 3,994,939 warrants outstanding.

Securities Offered in this Offering

We are offering 2,512,563 shares of our common stock and warrants to purchase up to 2,512,563 shares of common stock. The share of common stock and accompanying common warrants will be purchased together, but will be issued separately. We are also registering the shares of common stock  issuable from time to time upon exercise of the warrants offered hereby. The description of our common stock is set forth above in this section.

The following is a summary of certain terms and provisions of the warrants offered hereby. Prospective investors should carefully review the terms and provisions set forth in the form of warrant, which is attached as an exhibit to the registration statement of which this prospectus is a part.

Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. Rather, if a holder of warrants would be entitled upon the exercise of the warrant to receive a fractional interest in a share, the Company, the Company shall, upon such exercise, round up or down, as applicable, to the nearest whole number the number of shares of common stock to be issued to such holder.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own more than 4.99% of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the warrants is $6.87 per share or 115% of the public offering price of the combined public offering price. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing.  We have applied for the listing of the warrants offered in this offering on the NYSE American under the symbol “SPEVW”. No assurance can be given that such listing will be approved or that a trading market will develop.

Warrant Agent.  The warrants will be issued in registered form under a warrant agent agreement between Equiniti Trust Company, as warrant agent, and us. The warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the warrant.

Governing Law. The warrants and the warrant agent agreement are governed by New York law.

Listing

Our common stock is quoted on OTCQB under the symbol “SBEV.” In conjunction with this offering, we have applied to list our common stock and warrants on the NYSE American under the symbols “SBEV” and “SBEVW”, respectively We anticipate being able to list on the NYSE American upon the completion of this offering; however, we can provide no assurances that we will be approved for such a listing. This offering will only be consummated if the NYSE American approves the listing of our common stock and warrants .

Transfer Agent and Registrar

Equiniti Shareowner Services is serving as our transfer agent and registrar. They are located at 1110 Centre Point Curve #101, Mendota, MN 55120.

Dividends

We have never declared or paid dividends. We do not intend to pay cash dividends on our common stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends if any, on our common stock will rest solely within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Pursuant to our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification described in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Colorado.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock and Warrants applicable to non-U.S. holders who acquire our securities in this offering. This discussion is based on current provisions of the Internal Revenue Code, U.S. Treasury regulations promulgated thereunder and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our securities that is, for U.S. federal income tax purposes:

●	a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our securities that is neither a U.S. holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our securities, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our securities should consult their tax advisors.

This discussion assumes that a non-U.S. holder holds shares of our securities as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our securities pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States and holders who hold our securities as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the Medicare tax, any U.S. federal estate and gift taxes, or any U.S. state, local or non-U.S. taxes. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our securities.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES. WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR SECURITIES CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES.

Allocation of Investment in Securities

An investor in this offering will be required to allocate cost of the acquisition of the securities between the shares of common stock and warrants acquired based on their relative fair market values. This allocation will establish a holder’s initial tax basis for U.S. federal income tax purposes in his, her or its share of common stock and warrants. We will not be providing holders with such allocation, and it is possible that different holders will reach different determinations regarding such allocation. A holder’s allocation of purchase price between common stock and warrants is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder’s allocation. Each prospective holder should consult his, her or its own tax advisor with respect to the allocation, and the risks associated with such allocation.

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Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “Tax Considerations Applicable to U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder will generally constitute “qualified dividends” that will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a non-corporate holder would be subject to tax on such dividend at ordinary income rates rather than preferential long-term capital gain rates.

Dividends we pay to a U.S. holder that is a taxable corporation will generally qualify for the dividends received deduction in an amount equal to 50% of the amount of the dividend (65% if such corporation owns 20% or more of our stock by vote or value) provided that the requisite holding period is satisfied. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock will generally equal the U.S. holder’s acquisition cost for such common stock (or, in the case of common stock received upon exercise of a warrant, the U.S. holder’s initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. holders are generally eligible for reduced rates of tax. If the U.S. holder’s holding period for the common stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss upon the exercise of a warrant for cash. The U.S. holder’s initial tax basis in the share of our common stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. holder’s acquisition cost of the warrant and the exercise price of such warrant. It is unclear whether a U.S. holder’s holding period for the common stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. holder held the warrants.

In certain circumstances, the warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received upon exercise of the warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a warrant, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. holder’s adjusted tax basis in the warrant. A U.S. holder’s adjusted tax basis in its warrants will generally equal the U.S. holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. holder (as described below under “Tax Considerations Applicable to U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. holder for more than one year at the time of such disposition or expiration.

If a warrant is allowed to lapse unexercised, a U.S. holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the warrant. Any such loss generally will be a capital loss. Because the term of the warrants is more than one year, a U.S. holder’s capital loss upon the lapse thereof will be treated as a long-term capital loss. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the warrant) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding.

Information reporting requirements may apply to dividends (including constructive dividends) paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares. Any such gain will be subject to the treatment described below under “—Gain on Sale or Other Disposition of our Common Stock.”

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares. Any such gain will be subject to the treatment described below under “—Gain on Sale or Other Disposition of our Common Stock.”

Subject to the discussion below regarding “—Foreign Account Tax Compliance,” dividends effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. holder, as described under “Tax Considerations Applicable to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. holder would be the same as those described below in “Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” withholding tax on any gain realized upon the sale or other disposition of our common stock or warrants or an expiration or redemption of our warrants, unless:

●	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

●	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

●	we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and certain other conditions are satisfied. We believe that we currently are not and we do not anticipate becoming, a USRPHC.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our securities will generally be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses, provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the warrant) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to such holders as a distribution. A non-U.S. holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends (including constructive dividends) paid to and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E, or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our securities by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of our securities by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except in the case of proceeds from a disposition of our securities by a non-U.S. holder effected at a non-U.S. office of a broker that is:

●	a U.S. person;

●	a “controlled foreign corporation” for U.S. federal income tax purposes;

●	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

●	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership, or (b) the foreign partnership is engaged in a U.S. trade or business.

Information reporting will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the owner is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance

Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), a U.S. federal withholding tax of 30% generally is imposed on any dividends paid on our common stock paid to (i) a “foreign financial institution” (as specifically defined under FATCA) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) certain other foreign entities unless such entity provides the withholding agent with a certification identifying its direct and indirect “substantial U.S. owners” (as defined under FATCA) or, alternatively, provides a certification that no such owners exist and, in either case, complies with certain other requirements. While withholding under FATCA may also apply to payments of gross proceeds from a sale or other disposition of our securities, under proposed U.S. Treasury Regulations withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and properly certifies its exempt status to a withholding agent or is deemed to be in compliance with FATCA. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective non-U.S. holders should consult with their tax advisors regarding the possible implications of FATCA on their investment in our securities.

UNDERWRITING

Kingswood Capital Markets, division of Benchmark Investments, Inc. is the representative of each of the underwriters named below (the “Representative”). Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of our common stock set forth opposite its name below.

Underwriters	Number of Shares
Kingswood Capital Markets, division of Benchmark Investments, Inc.

Total

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act relating to losses or claims resulting from material misstatements in or omissions from this prospectus, the registration statement of which this prospectus is a part, certain free writing prospectuses that may be used in the offering and in certain marketing materials used in connection with this offering and to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discount, Commissions and Expenses

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share and Warrant	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount
Nonaccountable expense allowance (1%)
Proceeds, before expenses, to Splash Beverage Group, Inc.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the Representative.

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $[1,600,000], which includes legal, accounting and printing costs, expenses incurred and various other fees associated with the registration and listing of our common stock. We have also agreed to pay the expenses of the underwriters in connection with the offering, including filing fees and investor presentation expenses, as well as underwriters’ counsel legal fees, up to an aggregate $150,000.

We have also agreed to pay the Representative a non-accountable expense allowance equal to one percent (1.0%) of the gross proceeds received from the sale of shares of common stock and warrants in this offering. The non-accountable expense allowance will be paid through a deduction from the net proceeds of the offering.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member will not exceed 8% of the aggregate proceeds of the offering.

Over-Allotment Option

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 376,884 additional shares of common stock and 376,884 accompanying warrants thereof at the public offering price listed on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

Representative’s Warrants

Upon closing of this offering, we have agreed to issue to the Representative as compensation warrants to purchase a number of shares of common stock equal to 4% of the aggregate number of shares of common stock sold in this offering (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at a per share exercise price equal to 110% of the public offering price per share in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.

The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e) of FINRA. The Representative (or permitted assignees under Rule 5110(e)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement. In addition, the warrants provide for registration rights upon request, in certain cases. The one-time demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C). The unlimited piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Lock-Up Agreements

Other than with respect to certain issuances, without the prior consent of the underwriter we, our officer, directors and 5% holders, will not for a period of 180 days after the date of offering, other than with respect to the offering (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or cause to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company other than with respect to a registration statement on Form S-8 or S-4; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the Representative may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the closing of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE American, in the over-the-counter market or otherwise.

Neither us nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither us nor any of the underwriters make any representation that the Representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, one or more of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Any such underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriter. Other than the prospectus in electronic format, the information on the websites of any such underwriter is not part of this prospectus.

Other

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (a) in which such an offer or solicitation is not authorized; (b) in which any person making such offer or solicitation is not qualified to do so; or (c) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus or any other offering or publicity material relating to the shares in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares by it will be made on the same terms.

Canada . The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains any misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom. This prospectus supplement and any other material in relation to the shares of common stock described herein is only being distributed to, and is only directed at, persons in the United Kingdom who are “qualified investors” or otherwise in circumstances which do not require publication by the Company of a prospectus pursuant to section 85(1) of the UK Financial Services and Markets Act 2000. Any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, investment professionals falling within Article 19(5), or high net worth entities falling within Article 49(2), of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or other persons to whom such investment or investment activity may lawfully be made available (together, “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this prospectus and should not act or rely on it.

Switzerland. The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area. In relation to each Member State of the European Economic Area that has implemented the European Prospectus Directive (each, a “Relevant Member State”), an offer of our shares may not be made to the public in a Relevant Member State other than:

●	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

●

to fewer than 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the European Prospectus Directive;

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

For the purposes of this description, the expression an “offer to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus

Directive” means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon by Sichenzia Ross Ference LLP, as acting as counsel for the Company. Sichenzia Ross Ference LLP or certain members or employees of Sichenzia Ross Ference LLP have been issued common stock of the Company. The Underwriter is represented by Hogan Lovells US LLP.

EXPERTS

The audited financial statements of Splash Beverage Group, Inc. at December 31, 2020 and 2019 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Daszkal Bolton LLP independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Canfield Medical Supply, Inc. as of December 31, 2019 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Pinnacle Accounting Group of Utah (a DBA of Heaton & Company, PLLC), independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Copa di Vino Corporation as of and for the years ended December 31, 2019 and 2018 included in this prospectus have been audited by Moss Adams LLP, independent auditors, as stated in their report (which expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to going concern), which is included herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referenced above. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website is not part of this prospectus.

SPLASH BEVERAGE GROUP, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Splash Beverage Group, Inc.

Fort Lauderdale, Florida

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Splash Beverage Group, Inc. (f/k/a Canfield Medical Supply, Inc.) (the “Company”) at December 31, 2020 and 2019, and the related consolidated statements operations, deficiency in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has sustained recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Intangible Assets Impairment Assessments

As described in Notes 2 and 8 to the consolidated financial statements, the Company has goodwill of $5.7 million at December 31, 2020. In most cases, no directly observable market inputs are available to measure the fair value to determine if the asset is impaired. Therefore, an estimate is derived indirectly and is based on net present value techniques utilizing post-tax cash flows and discount rates. The estimates that management used in calculating the net present values depend on assumptions specific to the nature of the management service activities with regard to the amount and timing of projected future cash flows; long-term professional service forecasts; actions of competitors (competing services), future tax and discount rates.

The principal considerations for our determination that performing procedures relating to the intangible assets impairment assessment is a critical audit matter are the significant judgment by management when developing the net present value of the intangible assets. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the amount and timing of projected future cash flows and the discount rate. In addition, the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing management’s process for developing the fair value estimate; evaluating the appropriateness of the net present value techniques; testing the completeness and accuracy of underlying data used in the model; and evaluating the significant assumptions used by management, including the amount and timing of projected future cash flows and the discount rate. Evaluating management’s assumptions related to the amount and timing of projected future cash flows and the discount rate involved evaluating whether the assumptions used by management were reasonable considering the current and past performance of the intangible assets, the consistency with external market and industry data, and whether these assumptions were consistent with evidence obtained in other areas of the audit.

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP

We have served as the Company’s auditor since 2020

Fort Lauderdale, Florida

March 5, 2021

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Consolidated Balance Sheets

December 31, 2020 and December 31, 2019

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$380,000	$42,639
Accounts Receivable, net	484,858	11,430
Prepaid Expenses	173,414	5,449
Inventory, net	798,273	304,012
Other receivables	90,919	7,132
Assets from discontinued operations	316,572	—
Total current assets	2,244,036	370,662

Non-current assets:
Deposit	$77,686	$34,915
Goodwill	5,672,823	—
Investment in Salt Tequila USA, LLC	250,000	—
Right of use asset, net	80,479	162,008
Quart Vin License	219,512	—
Property and equipment, net	681,352	37,729
Total non-current assets	6,981,852	234,652

Total assets	$9,225,888	$605,314

Liabilities and Deficiency in Stockholders’ Equity

Liabilities:
Current liabilities
Accounts payable and accrued expenses	$1,521,818	$703,905
Right of use liability – current	57,478	81,502
Due to related parties	368,904	429,432
Bridge loan payable, net	—	2,200,000
Related party notes payable	1,333,333	1,505,100
Convertible Loan Payable	100,000	2,202,664
Notes payable, current portion	999,736	875,000
Royalty payable	—	39,000
Revenue financing arrangements	—	45,467
Shareholder advances	—	46,250
Accrued interest payable	442,748	1,604,498
Accrued interest payable - related parties	—	546,362
Liabilities from discontinued operations	591,642
Total current liabilities	5,415,659	10,279,180

Long-term Liabilities:
Related party notes payable – noncurrent	666,667	—
Notes payable – noncurrent	1,240,044	—
Liability to issue shares in APA	1,980,000	—
Right of use liability – noncurrent	25,521	82,238
Total long-term liabilities	3,912,232	82,238

Total liabilities	9,327,891	10,361,398

Common stock, (mezzanine shares) 12,605,283 shares, contingently convertible to notes payable at December 31, 2020	9,248,720	—

Deficiency in stockholders’ equity:
Common Stock, $0.001 par, 150,000,000 shares authorized, 63,471,129 and 44,021,382 shares issued 63,471,129 and 43,885,090 outstanding, at December 31, 2020 and 2019, respectively	63,471	44,021
Additional paid in capital	52,175,541	22,095,403
Treasury Stock, $0.001 par, 100,000 shares at cost	—	(50,000)
Accumulated deficit	(61,589,735)	(31,845,506)
Total deficiency in stockholders’ equity	(9,350,724)	(9,756,083)

Total liabilities, mezzanine shares and deficiency in stockholders’ equity	$9,225,888	$605,314

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Consolidated Statements of Operations

For the Year Ended December 31, 2020 and 2019

	2020	2019
Net revenues	$2,975,939	$20,387
Cost of goods sold	(2,251,816)	(245,500)
Gross margin	724,123	(225,113)

Operating expenses:
Contracted services	5,606,335	2,109,146
Salary and wages	7,925,609	1,078,730

Other general and administrative	4,346,836	1,006,603
Sales and marketing	146,579	67,467
Total operating expenses	18,025,359	4,261,946

Loss from operations	(17,301,236)	(4,487,059)

Other income/(expense):
Other Income	17,786	-
Interest income	8	132
Interest expense	(1,980,871)	(665,195)
Gain from debt extinguishment	36,610	16,391
Total other (expense)	(1,926,467)	(648,672)

Provision for income taxes	-	-

Net loss from continuing operations	(19,227,703)	(5,135,731)

Net income from discontinued operations, net of tax	(9,446,853)	-

Net loss	$(28,674,556)	$(5,135,731)

Net loss per share (basic diluted)
Continuing operations	(0.35)	(0.13)
Discontinued operations	(0.17)	-
Net loss per share	$(0.52)	$(0.13)

Weighted average number of common shares outstanding	55,615,276	41,064,985

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Consolidated Statement of Deficiency in Stockholders’ Equity

For the year ended December 31, 2020 and 2019

							Total
	Common Stock		Treasury Stock		Additional Paid-In	Accumulated	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balances at December 31, 2018	40,165,002	40,165	272,585	$(100,000)	$18,938,480	$(26,709,776)	$(7,831,132)

Issuance of Common stock for cash	2,146,601	2,146	0	-	1,572,854	-	$1,575,000
Issuance of Common stock for services	1,709,785	1,709	0	-	1,252,914	-	1,254,623
Issuance of series B convertible preferred stock	-	-	0	-	-	-	-
Issuance of Common stock from treasury	-	-	(136,292)	50,000	49,900	-	99,900
Warrants issued in connection with debt modification	-	-	0	-	15,667	-	15,667
Share-based compensation	-	-	0	-	265,589	-	265,589
Net loss	-	-	-	-	-	(5,135,730)	(5,135,730)

Balances at December 31, 2019	44,021,389	44,021	136,293	$(50,000)	$22,095,403	$(31,845,506)	$(9,756,083)

Issuance of common stock for convertible debt	-	-	-	-	145,579	-	145,579
Incremental beneficial conversion for preferred A	-	-	-	-	240,770	(240,770)	-
Issuance of warrants on convertible instruments	-	-	-	-	11,999,415	(828,903)	11,170,512
Issuance of options	180,936	181	-	-	(181)	-	-
Issuance of common stock for services	2,669,598	2,670	(136,293)	50,000	5,292,350	-	5,345,020
Issuance of common stock for cash	4,686,006	4,686	-	-	3,240,954	-	3,245,640
Issuance of common stock for acquisition	11,913,200	11,913	-	-	9,161,251	-	9,173,164

Net loss	-	-	-	-	-	(28,674,556)	(28,674,556)

Balances at December 31, 2020	63,471,129	63,471	-	-	52,175,541	(61,589,735)	(9,350,725)

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Consolidated Statement Cash Flows

For the Year Ended December 31, 2020 and 2019

	2020	2019
Net loss	$(28,674,556)	$(5,135,731)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	113,299	9,334
Amortization of ROU Asset	81,529	53,194
Gain from debt extinguishment	-	(16,391)
Non-cash interest expense	(1,790,438)	15,667
Share-based compensation	2,329,280	1,620,092
Liability to issue shares in APA	1,980,000	-
Non-cash acquisition costs	3,578,212	-
Other noncash changes	1,976,09	360,923
Changes in working capital items:
Accounts receivable, net	(385,297)	(11,428)
Inventory, net	(220,310)	(27,224)
Prepaid expenses and other current assets	(251,752)	(1,233)
Deposits	(31,535)	(20,513)
Accounts payable and accrued expenses	(64,364)	(127,167)
Royalty payable	(39,000)	17,938
Accrued Interest payable	82,326	604,211
Net cash used in operating activities – continuing operations	(21,316,556)	(2,658,328)

Net cash used in operating activities – discontinued operations	(9,794)	-

Cash Flows from Investing Activities:
Capital Expenditures	(91,066)	(12,552)
Investment in Salt Tequila USA, LLC	(250,000)	-
Cash used for Copa acquisition	(500,000)	-
Net cash acquired in Canfield merger	72,442	-
Net cash used in investing activities – continuing operations	(768,624)	(12,552)

Net cash used in investing activities – discontinued operations	(11,628)	-

Cash Flows from Financing Activities:
Proceeds from issuance of Common stock	20,182,503	1,575,000
Cash advance from shareholder	-	153,582
Repayment of cash advance	(46,250)	-
Proceeds from issuance of debt	2,439,472	130,000
Principal repayment of debt	-	(31,641)
Reduction of ROU Liability	(80,741)	(51,462)
Net cash provided by financing activities – continuing operations	22,494,984	1,775,479

Net cash provided by financing activities – discontinued operations	-	-

Net Change in Cash and Cash Equivalents	388,381	(895,401)

Cash and Cash Equivalents, beginning of year	42,639	938,040

Cash and Cash Equivalents, end of year	$431,020	$42,639

Supplemental Disclosure of Cash Flow Information:
Cash paid for Interest	$-	$23,851

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Notes payable and accrued interest converted to common stock (12,605,283 shares)	$9,248,720	$-

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 1 – Business Organization and Nature of Operations

Splash Beverage Group (“SBG”), f/k/a Canfield Medical Supply, Inc. (the “CMS”), was incorporated in the State of Ohio on September 3, 1992, and changed domicile to Colorado on April 18, 2012. CMS is in the business of home health services, primarily the selling of durable medical equipment and medical supplies to the public, nursing homes, hospitals and other end users.

On December 31, 2019, CMS entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SBG Acquisition Inc. (“Merger Sub”), a Nevada Corporation wholly-owned by CMS, and Splash Beverage Group, Inc. a Nevada corporation (“Splash”) pursuant to which Merger Sub merged with and into Splash (the “Merger”) with Splash as the surviving company and a wholly-owned subsidiary of CMS. The Merger was consummated on March 31, 2020.

As the owners and management of Splash have voting and operating control of CMS following the Merger, the Merger transaction was accounted for as a reverse acquisition (that is with Splash as the acquiring entity), followed by a recapitalization.

As part of the recapitalization, previously issued shares of SBG preferred stock have been reflected as shares of common stock that were received in the Merger. These common shares have been retrospectively presented as outstanding for all periods.

Splash specializes in the manufacturing, distribution, and sales & marketing of various beverages across multiple channels. Splash operates in both the non-alcoholic and alcoholic beverage segments. Additionally, Splash operates its own vertically integrated B-to-B and B-to-C E-commerce distribution platform called Qplash, further expanding its distribution abilities and visibility.

On July 2, 2020, CMS received a Certificate of Good Standing from the State of Colorado. This certificate allowed us to change our name from Canfield Medical Supply, Inc. to Splash Beverage Group, Inc. a Colorado company. On July 31, 2020, we received approval from FINRA to change the Company’s name from Canfield Medical Supply, Inc. to Splash Beverage Group, Inc. Our new ticker symbol is SBEV.

On December 24, 2020, SBG consummated an Asset Purchase Agreement(the “APA”) with Copa di Vino Corporation (“CdV”), to purchase certain assets and assume certain liabilities that comprise the Copa di Vino business for a total purchase price of $5,980,000, payable in the combination of $2,000,000 in cash (“Cash Consideration”), $2,000,000 convertible promissory note (the “Convertible Note”) to Seller and a variable number of shares of the Company’s common stock based on a attainment of revenue hurdles. CdV is one of the leading producers of premium wine by the glass in the United States with its primary offices and facilities in The Dalles, Oregon.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

These consolidated financial statements include the accounts of Splash Beverage Group and its wholly owned subsidiaries, Holdings and Splash Mex, in addition to the accounts of the CMS from March 31, 2020, and Copa from December 1, 2020 the merger/acquisition effective date. All intercompany balances have been eliminated in consolidation.

Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

The accompanying consolidated financial statements have been prepared by us. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the year ended December 31, 2020 and 2019 have been made.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

We consider all highly liquid securities with an original maturity of three months or less to be cash equivalents. We had no cash equivalents at December 31, 2020 and 2019.

Our cash in bank deposit accounts, at times, may exceed federally insured limits of $250,000. At December 31, 2020 we had bank accounts over the federally insured limits by approximately $29,300. Our bank deposit accounts in Mexico ($2,400) are uninsured.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history with clients and other factors. We establish provisions for losses on accounts receivable on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.  At December 31, 2020 and 2019, our accounts receivable amounts are reflected net of allowances of $0 and $11,430, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value, accounted for using the weighted average cost method. The inventory balances at December 31, 2020 and 2019 consisted of raw materials, work-in-process, and finished goods held for distribution. The cost elements of inventory consist of purchase of products, transportation, and warehousing. We establish provisions for excess or inventory near expiration are based on management’s estimates of forecast turnover of inventories on hand and under contract. A significant change in the timing or level of demand for certain products as compared to forecast amounts may result in recording additional provisions for excess or expired inventory in the future. Provisions for excess inventory are included in cost of goods sold and have historically been adequate to provide for losses on inventory. We manage inventory levels and purchase commitments in an effort to maximize utilization of inventory on hand and under commitments. The amount of our reserve was $366,109 and $150,974 at December 31, 2020 and 2019, respectively.

Excise taxes

The Company pays alcohol excise taxes based on product sales to both the Oregon Liquor Control Commission and to the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau (TTB). The Company is liable for the taxes upon the removal of product from the Company’s warehouse on a per gallon basis. The federal tax rate is affected by a small winery tax credit provision which decreases based upon the number of gallons of wine production in a year rather than the quantity sold.

Property and Equipment

We record property and equipment at cost when purchased. Depreciation is recorded for property, equipment, leasehold improvements, and software using the straight-line method over the estimated economic useful lives of assets, which range from 3-39 years. Company management reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable.

Depreciation expense totaled $55,616 and $19,781 for the year ended December 31, 2020 and 2019, respectively. Property and equipment as of December 31, 2020 and 2019 consisted of the following:

	2020	2019
Property and equipment, at cost	718,884	88,758
Accumulated depreciation	(37,532)	(51,029)
Property and equipment, net	681,352	37,729

Licensing Agreements

The initial amount of the TapouT agreement as entered into by one of the founders prior to the Company’s assumption in 2013 was $4,000,000 to be paid over several years pursuant to a guaranteed minimum royalty agreement. Royalty costs incurred under the agreements, guaranteed minimum royalty amounts, are expensed as incurred.

We have not made any payments to Salt Tequila USA, LLC under the licensing agreement due to the immaterial level of our sales to date from the brand.

In connection with the Copa APA, we acquired the license to certain patents from 1/4 Vin SARL (“1/4 Vin”) 1/4 Vin has the right to license certain patents and patent applications relating to inventions, systems, and methods used in the Company’s manufacturing process. In exchange for notes payable, 1/4 Vin granted the Company a nonexclusive, royalty-bearing, non-assignable, nontransferable, terminable license which would continue until the subject equipment is no longer in service or the patents expire. Amortization will be approximately $31,000 annually until the license agreement is fully amortized. The asset is being amortized over a 10-year useful life.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

Financial Accounting Standards (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 -	Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The liabilities and indebtedness presented on the consolidated financial statements approximate fair values at December 31, 2020 and 2019, consistent with recent negotiations of notes payable and due to the short duration of maturities.

Convertible Instruments

U.S. GAAP requires the bifurcation of certain conversion rights contained in convertible indebtedness and account for them as free standing derivative financial instruments according to certain criteria. This criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When bifurcation is required, the embedded conversion options are bifurcated from the convertible note, resulting in the recognition of discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.  Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

With respect to convertible preferred stock, we record a dividend for the intrinsic value of conversion options embedded in preferred securities based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Revenue Recognition

We recognize revenue under ASC 606, Revenue from Contracts with Customers (Topic 606). This guidance sets forth a five-step model which depicts the recognition of revenue in an amount that reflects what we expect to receive in exchange for the transfer of goods or services to customers.

We recognize revenue when our performance obligations under the terms of a contract with the customer are satisfied. Product sales occur once control of our products is transferred upon delivery to the customer. Revenue is measured as the amount of consideration that we expect to receive in exchange for transferring goods and is presented net of provisions for customer returns and allowances. The amount of consideration we receive and revenue we recognize varies with changes in customer incentives we offer to our customers and their customers. Sales taxes and other similar taxes are excluded from revenue.

Distribution expenses to transport our products, where applicable, and warehousing expense after manufacture are accounted for within operating expenses.

Cost of Goods Sold

Cost of goods sold include the costs of products, packaging, transportation, warehousing, and costs associated with valuation allowances for expired, damaged or impaired inventory.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation”.  Under the fair value recognition provisions, cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  We use the Black-Scholes option pricing model to determine the fair value of stock options.  We early adopted ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”, which aligns accounting treatment for such awards to non-employees with the existing guidance on employee share-based compensation in ASC 718.

Income Taxes

We use the liability method of accounting for income taxes as set forth in ASC 740, “Income Taxes”.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  We record a valuation allowance when it is not more likely than not that the deferred tax assets will be realized.

Company management assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.

For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. Company management has determined that there are no material uncertain tax positions at December 31, 2020 and 2019.

Net loss per share

The net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company’s convertible debt or preferred stock (if any), are not included in the computation if the effect would be anti-dilutive.

	2020	2019
Numerator
Net loss from continuing applicable to common shareholders	$(19,227,703)	$(5,135,731)

Net loss from discontinued applicable to common shareholders	$(9,446,853)	$-

Denominator
Weighted average number of common shares outstanding	55,615,276	41,064,985

Net loss per share from continuing operations (basic diluted)	$(0.35)	$(0.13)

Net income per share from discontinued operations (basic diluted)	$(0.17)	$-

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Weighted average number of shares outstanding excludes anti-dilutive common stock equivalents, including warrants to purchase 3 million shares of common stock for nominal consideration.

Advertising

We conduct advertising for the promotion of our products. In accordance with ASC 720-35, advertising costs are charged to operations when incurred. We recorded advertising expense of $146,579 and $4,767 for the years ended December 31, 2020 and 2019, respectively.

Related Parties

We are indebted to certain members of our Board of Directors at December 31, 2020 and 2019. Transactions between us and the Board members are summarized in Notes 4 and 8.

Goodwill

Goodwill represents the excess of acquisition cost over the fair value of the net assets acquired and is not subject to amortization. The Company reviews goodwill annually in the fourth quarter for impairment or when circumstances indicate carrying value may exceed the fair value. This evaluation is performed at the reporting unit level. If a qualitative assessment indicates that it is more likely than not that the fair value is less than carrying value, a quantitative analysis is completed using either the income or market approach, or a combination of both. The income approach estimates fair value based on expected discounted future cash flows, while the market approach uses comparable public companies and transactions to develop metrics to be applied to historical and expected future operating results. During 2020, the company recorded an impairment charge associated with the CMS acquisition. See Note 17.

Long-lived assets

The Company evaluates long-lived assets for impairment on an annual basis, when relocating or closing a facility, or when events or changes in circumstances may indicate the carrying amount of the asset group, generally an individual warehouse, may not be fully recoverable. For asset groups held and used, including warehouses to be relocated, the carrying value of the asset group is considered recoverable when the estimated future undiscounted cash flows generated from the use and eventual disposition of the asset group exceed the respective carrying value. In the event that the carrying value is not considered recoverable, an impairment loss is recognized for the asset group to be held and used equal to the excess of the carrying value above the estimated fair value of the asset group. For asset groups classified as held-for-sale (disposal group), the carrying value is compared to the disposal group’s fair value less costs to sell. The Company estimates fair value by obtaining market appraisals from third party brokers or using other valuation techniques.

Recent Accounting Pronouncements

In June 2016, that FASB issued ASU 2016-13, “Financial Instruments – Credit Losses” (Topic 326). This ASU provides financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date.

Management is currently assessing the new standard but does not believe that it would have a material effect.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 3 – Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Our business operations have not yet generated significant revenues, and we have sustained net losses of approximately $28.7 million during the year ended December 31, 2020 and have an accumulated deficit of approximately $61.6 million at December 31, 2020. In addition, we have current liabilities in excess of current assets of approximately $3.2 million at December 31, 2020. Further, we are in default on approximately $1.0 million of indebtedness, including accrued interest.

Our ability to continue as a going concern in the foreseeable future is dependent upon our ability to generate revenues and obtain sufficient long-term financing to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to raise capital as needed and to generate revenues to satisfy our capital needs. No assurance can be given that we will be successful in these efforts.

These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 4 – Debt

Notes payable are generally nonrecourse and secured by all Company owned assets.

	Interest Rate	December 31, 2020	December 31, 2019
Notes Payable

In October 2013, we entered into a short-term loan agreement with an entity in the amount of $25,000. The note matured and in March 2020 the full outstanding principal balance of $25,000 and unpaid accrued interest of $11,345 was converted into 234,767 shares of common stock.	7%	$-	$25,000

In February 2014, we entered into a 12-month term loan agreement with an individual in the amount of $200,000. The note included warrants for 66,146 shares of common stock at $0.73 per share. The warrants expired and were not exercised by February 28, 2017. The note matured and remains in default.	15%	150,000	150,000

In March 2014, we entered into a 12-month term loan agreement with an individual in the amount of $500,000. The note included warrants for 681,461 shares of common stock at $0.92 per share. The warrants expired and unexercised by February 28, 2017. The note matured and in March 2020 the full outstanding principal balance of $500,000 and unpaid accrued interest of $373,065 was converted into 1,124,802 shares of common stock.	15%	-	500,000

In March 2014, we entered into a short-term loan agreement with an entity in the amount of $200,000. The note included warrants for 272,584 shares of common stock at $0.94 per share. The warrants expired and unexercised by February 28, 2017. The loans matured and remains in default.	8%	200,000	200,000

In May 2020, we entered into a two year loan with an entity under the Paycheck Protection Program established by the CARES Act in the amount of $89,612. The note requires monthly payments of principal and interest starting in December 2020 and maturing in May 2020. We expect $73,167 of the loan amount to be forgiven in accordance with the CARES Act.	1%	89,612	-

In June 2020, we entered into a six-month loan with an individual in the amount of $100,000. The loans matured and remains in default.	12%	100,000	-

In August 2020, we entered into a nine-month loan with a company in the amount of $112,000. The loan requires 9 monthly payments of principal and interest in the amount of $12,246.66 with the final payment due May 2021.	4.8%	62,719	-

Notes payable for license agreements due in 36 monthly payments of $10,000, interest imputed at 10%, maturing in January 2021.	N/A	59,212	-

In December 2020, we entered into a 56 month loan with a company in the amount of $1,578,237. The loan requires variable payments and performance interest based on a percentage of revenue.	Various	1,578,237	-

		$2,239,780	$875,000

Interest expense on notes payable was $50,592 and $105,966 for the years ended December 31, 2020 and 2019, respectively. Accrued interest was $271,533 and $581,693 at 31, 2020 and December 31, 2019, respectively.

Concurrently with the consummation of the Merger with CMS, notes payable of $525,000 and accrued interest were converted to shares of Splash common stock, which were exchanged for Splash Beverage Group, Inc. [Formerly known as Canfield Medical Supply, Inc.] shares. Pursuant to the terms of the conversion agreements, these investors have the right to rescind the common shares received and receive replacement notes payable if we fail to raise $9 million in a secondary initial public offering by September 30, 2020 (subsequently extended to April 30, 2021). As a result, these shares are classified as mezzanine equity in our consolidated balance sheet. See Note 18.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 4 –Debt, continued

	Interest Rate	December 31, 2020	December 31, 2019
Related Parties Notes Payable

During 2012, we entered into two 6-month term loan agreements with an entity, totaling $150,000. The notes included warrants for 68,146 shares of common stock at $0.73 per share which expired unexercised in 2017. The note matured and in March 2020 the full outstanding principal balance of $41,500 and unpaid accrued interest of $31,515 was converted into 98,726 shares of common stock.	7%	$-	$41,500

In March 2014, we entered into a $50,000 12-month term loan agreement. The note included warrants for 136,292 shares of common stock at $0.92 per share. The warrants expired unexercised on February 28, 2017. The note matured and in March 2020 the full outstanding principal balance of $50,000 and unpaid accrued interest of $24,145 was converted into 99,252 shares of common stock.	8%	-	50,000

During 2015, we entered into a 12-month term loan agreement with an individual in the amount $250,000. The note matured and in March 2020 the full outstanding principal balance of $250,000 and unpaid accrued interest of $101,850 was converted into 98,726 shares of common stock.	8%	-	250,000

In February 2012, we entered into a loan agreement with an officer of the Company in the amount of $100. On September 25, 2018 an additional $10,500 loan agreement was entered into. The note matured and in March 2020 the full outstanding principal balance of $10,600 and unpaid accrued interest of $1,189 was converted into 15,734 shares of common stock.	7%	-	10,600

During 2013, 2014, 2015, and 2016, we entered into several 12-month term loan agreements with an officer of the Company in the amounts of $57,000, $225,000, $105,000, and $9,000, respectively. The note matured and in March 2020 the full outstanding principal balance of $396,000 and unpaid accrued interest of $146,828 was converted into 727,344 shares of common stock.	7%	-	396,000

Continued on next page

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 4 –Debt, continued

	Interest Rate	December 31, 2020	December 31, 2019
Related Parties Notes Payable, continued

During 2012, 2013, 2014, and 2016, we entered into 6-month term loan agreements with an officer of the Company in the amounts of $155,000, $210,000, $150,000 and $40,000, all respectively. The notes included warrants for issuances of 204,438 shares of common stock at $.092 per share. The warrants expired unexercised on March 1, 2017. The note matured and in March 2020 the full outstanding principal balance of $495,000 and unpaid accrued interest of $213,010 was converted into 942,504 shares of common stock.	7%	-	495,000

During 2013, 2014 and 2017, we entered into 12-month term loan agreements with an officer of the Company in the amounts of $60,000, $50,000 and $10,000. The note matured and in March 2020 the full outstanding principal balance of $120,000 and unpaid accrued interest of $50,305 was converted into 228,328 shares of common stock.	7%	-	120,000

During 2018, we entered into a long term note payable with an entity owned by an officer for $12,000 to be payable on July 10, 2020. The note matured and in March 2020 the full outstanding principal balance of $12,000 and unpaid accrued interest of $1,050 was converted into 17,407 shares of common stock.	12%	-	12,000

In December 2020, we entered into a 18 month loan with an individual in the amount of $2,000,000. The loan requires 18 monthly amortized payments of principal and interest in the amount of $144,444 with the final payment due June 2022.	2%	2,000,000	-

During 2019, we entered into a term note payable with an entity owned by an officer for $130,000 to be paid on August 8, 2019. The note matured and in March 2020 the full outstanding principal balance of $130,000 and unpaid accrued interest of $9,078 was converted into 182,525 shares of common stock.	12%	-	130,000

		$2,000,000	$1,505,100

Interest expense on related party notes payable was $37,967 and $95,183 for the year ended December 31, 2020 and 2019, respectively. Accrued interest was $0 and $546,362 as of December 31, 2020 and December 31, 2019.

Concurrently with the consummation of the Merger with CMS, notes payable of $1,505,100 and accrued interest were converted to shares of Splash common stock, which were exchanged for Splash Beverage Group, Inc. (f/k/a Canfield Medical Supply, Inc.) shares. Pursuant to the terms of the conversion agreements, these investors have the right to rescind the common shares received and receive replacement notes payable if we fail to raise $9 million in a secondary initial public offering by September 30, 2020 (subsequently extended to April 30, 2021). As a result, these shares are classified as mezzanine equity in our consolidated balance sheet. See Note 18.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 4 –Debt, continued

	Interest Rate	September 30, 2020	December 31, 2019
Convertible Bridge Loans Payable

In May 2015, we entered into a 3-month term loan agreement with an individual in the amount of $100,000. The annual interest rate for this bridge loan was 32% for the first 90 days, and 4% thereafter, compounded monthly. This loan matured and remains in default.	See left	$100,000	$100,000

In October 2015, we entered into a 3-month term loan agreement with two individuals in the amount of $25,000. On December 26, 2018, the outstanding principal and accrued interest of $14,388 was consolidated into a new $39,388 term loan due August 26, 2020. In March 2020 the full outstanding principal balance of $39,388 and unpaid accrued interest of $5,973 was converted into 59,694 shares of common stock.	12%	-	39,388

In June 2015, we entered into a 3-month term loan with two individuals in the amount of $100,000. On December 26, 2018, the outstanding principal amount of $100,000 and accrued interest of $64,307 was consolidated into a new $164,307 term loan due August 26, 2020. In March 2020 the full outstanding principal balance of $164,307 and unpaid accrued interest of $24,916 was converted into 249,013 shares of common stock.	12%	-	164,307

During 2016, 2017 and 2018, we entered into multiple loan agreements with an entity in varying amounts. On December 26, 2018, the outstanding principal of $235,500 and accrued interest of $155,861 was consolidated into a new $391,361 term due August 26, 2020. In March 2020 the full outstanding principal balance of $391,361 and unpaid accrued interest of $43,823 was converted into 435,184 shares of common stock.	12%	-	391,361

During 2016, we entered into 3-month term loan agreements with an individual totaling $20,000. The loan was extended to August 14, 2020. In March 2020 the full outstanding principal balance of $20,000 and unpaid accrued interest of $10,096 was converted into 41,336 shares of common stock.	9%	-	20,000

During 2014 through 2018, we entered into convertible promissory note agreements with various terms ranging from 90 days to 18 months at 18% interest with an entity which were consolidated into one loan at 12% in 2018 totaling $795,137 with a due date of August 26, 2020. In March 2020 the full outstanding principal balance of $795,137 and unpaid accrued interest of $89,037 was converted into 884,174 shares of common stock.	12%	-	795,137

During 2015 and 2016, we entered into a series of 3-month term convertible promissory note agreements at 18% interest with an entity which were consolidated into one loan at 12% in 2018 totaling $692,471 with a due date of August 26, 2020. In March 2020 the full outstanding principal balance of $692,471 and unpaid accrued interest of $77,541 was converted into 770,012 shares of common stock.	12%	-	692,471
		$100,000	$2,202,664

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 4 –Debt, continued

Interest expense on the convertible bridge loans payable was $117,785 and $310,865 for the year ended December 31, 2020 and 2019, respectively. Accrued interest was $117,785 and $439,344 as of December 31, 2020 and December 31, 2019.

On April 24, 2017, a note holder filed a complaint against the Company for a promissory note in default. The note holder is requesting summary judgment in the amount of $271,215.

Concurrently with the consummation of the Merger, notes payable of $2,102,664 and accrued interest were converted to shares of Splash common stock, which were exchanged for Splash Beverage Group, Inc. [Formerly known as Canfield Medical Supply, Inc. shares. Pursuant to the terms of the conversion agreements, these investors have the right to rescind the common shares received and receive replacement notes payable if we fail to raise $9 million in a secondary initial public offering by September 30, 2020 (subsequently extended to April 30, 2021). As a result, these shares are classified as mezzanine equity in our consolidated balance sheet. See Note 18.

	Interest Rate	2020	2019
Revenue Financing Arrangements

During August 2015, we entered into a 3-month term loan agreement with an entity in the amount of $50,000, with required daily payments of $999. we entered into two additional 3-month loan agreements with the entity in 2016 in the amounts of $60,000 and $57,000, with required daily payments of $928 and $713, respectively. The term loans have been paid.	10%	-	28,032

During November 2016, we entered into a short-term loan agreement with an entity in the amount of $55,000 with required daily payments of $1,299. The note was in default as of December 31, 2018. In 2019, we entered into a settlement agreement with monthly installment payments of $6,000. The loan was fully repaid in 2020.	12%	-	17,435
		$-	$45,464

Interest expense on the revenue financing arrangements was $25,067 and $2,557 for the year ended December 31, 2020 and 2019, respectively. Accrued interest was $0 and $32,154 at December 31, 2020 and December 31, 2019.

Bridge Loan Payable

We issued a bridge loan in October 2018 for $2 million with a one-year maturity to GMA Bridge Fund LLC (“GMA”). This bridge loan contains a 10% administration fee of which the full $200,000 was accrued at December 31, 2019 and included in bridge loan payable, net. We incurred $271,670 of loan costs, which was fully amortized at December 31, 2019. Interest on the bridge loan was 0.5% monthly for the first six months and 0.75% monthly for the next six months. At the same time the debt was issued, we entered into a separate agreement in which GMA provided consulting services for one year (“Consulting Agreement”). We compensated GMA for the Consulting Agreement services by issuance of a warrant with a 5-year term to acquire 1,362,922 shares of our common stock at an exercise price of $0.01 per share. The warrant vested immediately. The value of the warrant, based on a Black-Scholes option pricing model, was $991,423 and was expensed in full in 2018. Interest expense on the bridge loan for the year ended December 31, 2020 and 2019 was $0 and $137,637 and accrued interest at December 31, 2020 and 2019 was $0 and $166,240.

As part of GMA’s conversion agreement, we reissued the original warrants to purchase 1 million shares and granted additional warrants to purchase 1 million shares. The value of the warrants based on a Black-Scholes option pricing model, was $1,657,805, and was expensed.

Concurrently with the consummation of the Merger, the $2,500,000 note payable of was converted to shares of Splash common stock, which were exchanged for Splash Beverage Group, Inc. [Formerly known as Canfield Medical Supply, Inc.] shares. Pursuant to the terms of the conversion agreements, GMA has the right to rescind the common shares received and receive replacement notes payable if we fail to raise $9 million in a secondary initial public offering by September 30, 2020 (subsequently extended to April 30, 2021). As a result, these shares are classified as mezzanine equity in our consolidated balance sheet. See Note 18

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 5 – Licensing Agreement and Royalty Payable

We have a licensing agreement with ABG TapouT, LLC (“TapouT”), providing us with licensing rights to the brand “TapouT” on energy drinks, energy shots, water, teas and sports drinks for beverages sold in the United States of America, its territories, possessions, U.S. military bases and Mexico. Under the terms of the agreement, we are required to pay a 6% royalty on net sales, as defined. In 2020 and 2019, we are required to make monthly payments of $45,000 and $39,000, respectively.

There were no unpaid royalties at December 31, 2020. We paid the guaranteed minimum royalty payments of $540,000 and $468,000 for the years ended December 31, 2020 and 2019, which is included in general and administrative expenses.

In connection with the Copa APA, we acquired the license to certain patents from 1/4 Vin SARL (“1/4 Vin”)On February 16, 2018, the Copa di Vino entered into three separate license agreements with 1/4 Vin SARL, (1/4 Vin). 1/4 Vin has the right to license certain patents and patent applications relating to inventions, systems, and methods used in the Company’s manufacturing process. In exchange for notes payable, 1/4 Vin granted the Company a nonexclusive, royalty-bearing, non-assignable, nontransferable, terminable license which would continue until the subject equipment is no longer in service or the patents expire. Amortization will be approximately $31,000 annually until the license agreement is fully amortized. The asset is being amortized over a 10 year useful life.

Note 6 – Deficiency in Stockholders’ Equity

Common Stock

In 2019, we issued 1,846,078 shares of our common stock in exchange for services provided to us. The shares were valued at $0.73 per share. We recognized share-based compensation expense of $1,354,500, which is classified within the contracted services line on the Statement of Operations.

In 2020, we issued 490,652 shares to an existing shareholder under a 3-year consulting agreement dated December 2019. The shareholder fulfilled his performance obligation in full and the board approved issuance of the shares.

In 2020, we entered into multiple subscription and consulting agreements for $8,540,659 in exchange for 7,355,604 of our common stock.

Private Placement Memorandum (PPM)

Our Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to obtain working capital by conducting a private placement offering of 2,727,272 shares of the common stock of the Company, $0.001 value per share at a purchase price of $1.10 per share for aggregate gross proceeds of $3,000,000. As part of the PPM, each purchaser will receive a warrant to purchase one share for every two shares purchased. We completed our PPM by issuing a total of 2,790,909 of shares with gross proceeds of $3,070,000. The shares listed in this section is already included in the 7.4 million shares listed within the Common Stock section of this note.

Treasury Stock

From time to time, we have repurchased shares from our shareholders.

Since its inception, we have repurchased shares from our shareholders. To date, we have repurchased 1,226,630 shares, of which 817,753 have been retired.

In connection with a 2018 consulting agreement, we were committed to issue the 408,877 shares held in treasury upon the occurrence of certain events or milestones. We issued 136,292 shares in July 2018, 136,292 shares in July 2019 and 136,292 shares on March 31, 2020.

Warrant Issuance-Common Stock

As part of the sale and issuance of 4,088,765 shares of our Series A Convertible Preferred Stock, we issued 4,088,765 warrants to purchase shares of our common stock at a price of $0.73 per share. The warrants had a five-year term and expired during 2019.

As an incentive to convert their Series A preferred stock we issued 1,000,000 new warrants to purchase shares of SBG common stock at $0.18 per share. Concurrently with the consummation of the Merger, these warrants were exchanged for warrants to purchase 1,362,922 of Splash Beverage Group, Inc. [Formerly known as Canfield Medical Supply, Inc.] shares. These warrants have a 3-year term.

Warrant Issuance-Common Stock

As part of the sale and issuance of 5,333,675 shares of our Series B Convertible Preferred Stock, we issued 2,666,839 warrants to purchase shares our common stock at a price of $1.10 per share. The warrants have a 5-year term. At December 31, 2020, there are 912,052 warrants outstanding.

As part of the sale of 300,000 shares of common stock, we issued 975,000 warrants to purchase shares of our common stock at a price of $0.25 per share. These warrants have a 3-year term. During the third quarter of 2020, the holder exercised these warrants and received 975,000 shares of the Company’s common stock.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 7 – Share-Based Payments

Warrant Issuance-GMA Consulting Services

We issued 1,362,922 warrants to purchase shares of our common stock at $0.007 per share as part of our consulting agreement with GMA, at December 31, 2020, the weighted average life of the outstanding warrants is 2.75 years.

The warrants entitle the holder to purchase one share per warrant of our common stock at a price of $0.01 per share during the five-year period commencing on October 2, 2018, or, if greater, the number of common shares with a market value equivalent to two percent of the enterprise value of the Company at an exercise price of $0.008 per share.

As an incentive for GMA to convert their debt and accrued interest into shares of common stock, we retired the original 1,362,922 warrants and issued 2,725,844 pre-merger new warrants to purchase shares of our common stock at $0.18 per share. These warrants have a 3-year term starting March 31, 2020.

Stock Plan

We have adopted the 2012 Stock Incentive Plan for SBG (the “Plan”), which provides for the grant of common stock and stock options to employees. We have reserved 4,088,765 shares for issuance under the Plan. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. On December 7, 2019, our Board of Directors granted 1,124,410 options to certain employees and consultants. None of these options were exercised at December 31, 2020. As of December 31, 2020, the total number of options available for grant is 306,657 under this plan.

We measure employee stock-based awards at the grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of our common stock, and for stock options, the expected life of the option, and expected stock price volatility and exercise price. We used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock- based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The expected life of stock options was estimated using the “simplified method,” which calculates the expected term as the midpoint between the weighted average time to vesting and the contractual maturity, we have limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, we use comparable public companies as a basis for its expected volatility to calculate the fair value of options granted. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

We recognized stock-based compensation expense of $265,589 for the year ended December 31, 2019. There was no unrecognized compensation cost related to stock option awards for the year ended December 31, 2020.

Concurrently with the consummation of the Merger, options to purchase 825,000 SBG shares were converted to options to purchase 1,124,410 Splash Beverage Group, Inc. [Formerly known as Canfield Medical Supply, Inc.] shares.

		Weighted Average
	Options	Exercise Price

Outstanding - Beginning of 2019	-	$-
Granted	1,124,410	$0.77
Exercised	-	$-
Cancelled/forfeited	-	$-
Outstanding - December 31, 2019	1,124,410	$0.77

Granted	2,634,500	$0.75
Exercised	-	$-
Cancelled/forfeited	-	$-
Outstanding - December 31, 2020	3,758,910	$0.76

Exercisable at December 31, 2020	3,758,910	$0.76

Weighted average grant date fair value of options during year	2,634,500

Weighted average duration to expiration of outstanding options at December 31, 2020	4.6

In August 2020, we adopted a new incentive plan. The 2020 Long-Term Incentive Compensation Plan (the “Plan”) is established by Splash Beverage Group, Inc., a Colorado corporation (the “Company”), to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, Stock Appreciation Rights (“SARs”), Performance Units and Performance Bonuses to Eligible Employees and the grant of Nonqualified Stock Options, Restricted Stock Awards, SARs and Performance Units to Consultants and Eligible Directors, subject to the conditions set forth in the Plan. At December 31, 2020, the board approved the granting of 2,634,500 warrants were issued under this new plan. These warrants expire in 5 years.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 8 – Related Parties

During the normal course of business, we incurred expenses related to services provided by our CEO or Company expenses paid by our CEO, resulting in related party payables, net of $368,904 and $429,432 as of December 31, 2020 and 2019. The related party payable to the CEO bears no interest payable and is due on demand.

There are related party notes payable of $2,000,000 outstanding as of December 31, 2020 as discussed in Note 4.

Note 9 – Investment in Salt Tequila USA, LLC

On December 9, 2013, we entered into a marketing and distribution agreement with SALT Tequila USA, LLC (“SALT”) in Mexico for the manufacturing of our SALT product line. The agreement was for a one-year term with an additional two-year renewal. On December 28, 2015, the agreement was extended through 2020. In the December 9, 2013 agreement, we received a 5% ownership interest in SALT, 12 months after the date of the agreement we received an additional 5% ownership interest in SALT, and 24 months after the date of the agreement we received an additional 5% interest, resulting in a total interest of 15% in SALT.

SALT also has product at a unrelated international alcohol distributor, American Spirits Exchange, for preliminary market testing in 9 of 16 states that they distribute to, that are government-controlled alcohol resellers. In 2019 we had no sales for SALT Tequila. On December 31, 2018, we created a Mexican subsidiary, Splash MEX SA DE CV (“Splash Mex”) for the exporting of SALT Tequila from Mexico to the USA, South and Central Americas. Splash Mex will also act as the manufacturing and distribution agent of TapouT in Central and South Americas. Applications for the appropriate licenses required for import and wholesale of alcohol in the USA have been completed for at the Federal and State levels. These licenses will permit direct alcohol sales to distributors and wholesalers thereby limiting the use of agents for importing SALT Tequila to the USA for distribution.

On March 26, 2020, we entered into an amended stock sale and purchase agreement. The agreement is for $1,000,000 to be paid in 4 tranches of $250,000 and entitles us to additional equity interest in Salt Tequila USA, LLC as follows:

●	Tranche 1 – 7.5%

●	Tranche 2 – 5.0%

●	Tranche 3 – 5.0%

●	Tranche 4 – 5.0%

Once all tranches are paid-out we will have a total equity stake of 37.5% of Salt Tequila USA, LLC.

During 2020, we paid the first tranche of $250,000 resulting in a total interest of 22.5%.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 10 – Operating Lease Obligations

Effective July 2018, we entered into a lease agreement for the right to use and occupy office space. The lease term commenced July 1, 2018 and is scheduled to expire after 36 months, on June 30, 2021.

Effective November 2019, we entered into a 6-month lease agreement for our NY affiliate which expired on April 30, 2020.

Effective November 2019, we entered into a new lease with Interport Logistics, LLC. The lease term commenced on November 11, 2019 and is scheduled to expire on November 11, 2020. We are in the process of negotiating a new lease with Interport Logistics, LLC.

Effective May 2019, we entered into a new lease in Mexico. The lease commenced May 1, 2019 and is scheduled to expire after 24 months, on April 1, 2021. We are in the process of negotiating a new lease for our Mexican warehouse.

The following table presents the discounted present value of minimum lease payments for our office and warehouses to the amounts reported as financial lease liabilities on the consolidated balance sheet at December 31, 2020:

Undiscounted Future Minimum Lease Payments	Operating Lease

2021	$59,291
Thereafter	26,673
Total	85,964
Amount representing imputed interest	(2,965)
Total operating lease liability	82,999
Current portion of operating lease liability	57,478
Operating lease liability, non-current	$25,521

The table below presents information for lease costs related to our operating leases at December 31, 2020:

Operating lease cost:
Amortization of leased assets	$114,032
Interest of lease liabilities	10,776
Total operating lease cost	$124,808

The table below presents lease-related terms and discount rates at December 31, 2020:

Remaining term on leases	9 to 25 months
Incremented borrowing rate	5.0%

Note 11 – Line of Credit

At December 31, 2020 SBG owed $68,000 to a financial institution under a revolving line of credit. The line of credit is secured by the assets of SBG is due on demand, and bears interest at variable rates approximately 6.1% at December 31, 2020. As part of the acquisition of Copa di Vino the LOC was paid off.

Note 12 – PPP Loan

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond the point of origin. On March 20, 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

In response to the COVID-19 outbreak in the United States, the CARES Act (the “Act”) was passed by Congress and signed into law on March 27, 2020. In connection with the CARES Act, the Company and its subsidiary applied for and received loans with an original aggregate principal balance of approximately $158,000. These loans and interest will be forgiven as long as the funds are used for qualifying expenditures as outlined in the Act. The loans bear interest at 1%, with an 18 month term, and has a 6-month initial payment deferral. See Note 4.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Consolidated Financial Statements

Note 13 – Business Combinations

CMS-SGB Merger:

As stated in Note 1, we consummated the merger of SBG on March 31, 2020 which was accounted for as a reverse merger.

The value of our merger was approximately $9.2 million based on the valuation of the SBG equity on the date of consummation.

The following summarizes our allocation of the purchase price for the acquisition:

Cash and cash equivalents	$72,442
Accounts receivable	$311,586
Inventory	$21,415
Property and equipment	$38,110
Goodwill	$9,448,832
Accounts payable, accrued expenses and other liabilities	$719,221
Purchase price	$9,173,164

During 2020, the goodwill associated with the CMS merger was impaired. See Note 17.

SBG-Copa Acquisition:

As stated in Note 1, we consummated the acquisition of Copa di Vino Company on December 24, 2020. The purchase price consideration was comprised of $1.5 million in debt, $0.5 million in cash and $2.0 million in contingent shares, for total consideration of approximately $6.0 million.

The following summarizes our allocation of the purchase price for the acquisition:

Purchase Accounting
Accounts receivable, net	88,131
Other current assets	11,236
Inventory	273,951
Property and equipment, net	663,273
License agreement, net	222,095
Goodwill	5,672,823
Total identifiable assets	6,931,509

Accounts payable and accrued expenses	882,279
Note payable	69,212
Equity	5,980,000
Total liabilities and equity	6,931,509

Note 14 – Segment Reporting

The Company evaluates segment reporting in accordance with the FASB Accounting Standards Codification Topic 280, Segment Reporting, each reporting period, including evaluating the reporting package reviewed by the Chief Executive Officer and Chief Financial Officer.

Note: The Copa di Vino business is included in our Splash Beverage Group segment.

Revenue	2020	2019
Splash Beverage Group	404,128	20,387
E-Commerce	1,896,599	-
Medical Devices (Discontinued)	675,213	-

Total Revenues	2,975,940	20,387

Total assets	2020	2019
Splash Beverage Group	8,403,670	446,288
B2C Business	505,646	159,026
Medical Devices (Discontinued)	316,572	-

Total Assets	9,225,888	605,314

Note 15 – Commitment and Contingencies

We are a party to asserted claims and are subject to regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but we do not anticipate that the outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

Capital Raise

In connection with the CMS merger we are committed to our previous preferred stock and debt holders to raise $9 million in a secondary IPO, private placement and debt as defined in the agreements. See Note 18.

Stock Price Guarantee

We have a commitment to issue additional shares associated with a specific stock price guarantee granted to an investor. See Note 4.

Note 16 – Income Taxes

The Company has evaluated the positive and negative evidence in assessing the realizability of its deferred tax assets. This assessment included the evaluation of scheduled reversals of deferred tax liabilities, estimates of projected future taxable income and tax planning strategies to determine which deferred tax assets are more likely than not to be realized in the future. Due to uncertainty to the Company’s ability to utilize its deferred tax assets, the Company has recorded a full valuation allowance against its deferred tax assets.

At December 31, 2020, the Company’s net operating loss carryforward for Federal income tax purposes was $49,495,907, which will be available to offset future taxable income. If not used, these carry forwards will begin to expire in 2032, except for the net operating losses generated January 1, 2018 and after, which can be carried forward indefinitely.

There was no income tax expense or benefit for the years ended December 31, 2020 and 2019 due to the full valuation allowance recorded.

The reconciliation of the income tax benefit is computed at the U.S. federal statutory rate as follows:

	2020	2019
Federal Statutory Tax Rate	21.00%	21.00%
Permanent Differences	(4.63%)	(6.56%)
Change in Valuation Allowance	(16.37%)	(14.44%)
Net deferred tax asset	-	-

The tax effects of temporary differences which give rise to the significant portions of deferred tax assets or liabilities at December 31 are as follows:

	2020	2019
Deferred Tax Assets:
Net Operating Losses	$12,544,738	$5,887,022
Deferred Rent	380	1,381
Accrued Interest/Interest Expense Limitation	1,031,967	962,838
Total deferred tax assets	13,577,085	6,851,241

Deferred Tax Liabilities:
Depreciation	(179,561)	(7,354)
Total deferred tax liabilities	(179,561)	(7,354)

Less: Valuation allowance	(13,397,525)	(6,843,887)
Total Net Deferred Tax Assets	$-	$-

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. The open tax years subject to examination with respect to the Company’s operations are 2015 through 2020.

Note 17 – Goodwill

In accordance with ASC 350, Intangibles—Goodwill and Other, we test goodwill for impairment for each reporting unit on an annual basis, or when events or circumstances indicate the fair value of a reporting unit is below its carrying value.

Our goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in business combinations. The goodwill generated from the business combinations is primarily related to the value placed on the employee workforce and expected synergies. Judgment is involved in determining if an indicator or change in circumstances relating to impairment has occurred. Such changes may include, among others, a significant decline in expected future cash flows, a significant adverse change in the business climate, and unforeseen competition.

We have the option of performing a qualitative assessment of impairment to determine whether any further quantitative testing for impairment is necessary. The option of whether or not to perform a qualitative assessment is made annually and may vary by reporting unit. Factors we consider in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance of our reporting units, events or changes affecting the composition or carrying amount of the net assets of its reporting units, sustained decrease in its share price, and other relevant entity specific events. If the management determines on the basis of qualitative factors that the fair value of the reporting unit is more likely than not less than the carrying value, then we perform a quantitative test for that reporting unit. The fair value of each reporting unit is compared to the reporting unit’s carrying value, including goodwill. Subsequent to the adoption on January 1, 2017 of Accounting Standards Update (“ASU”) No. 2017-04, Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment, if the fair value of a reporting unit is less than its carrying value, we recognize an impairment equal to the excess carrying value, not to exceed the total amount of goodwill allocated to that reporting unit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Canfield Medical Supply, Inc.

Canfield, OH

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Canfield Medical Supply, Inc. (the Company) as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses and has working capital and stockholders’ equity deficits, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2018.

Pinnacle Accountancy Group of Utah

(a DBA of Heaton & Co., PLLC)

Farmington, Utah

March 27, 2019

CANFIELD MEDICAL SUPPLY, INC.

BALANCE SHEETS

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets
Cash	$23,315	$6,980
Accounts receivable	309,622	300,993
Inventory	30,559	41,695
Right-of-use asset	18,718	—
Total Current Assets	382,214	349,668

Other Assets
Equipment, net of accumulated depreciation of $95,488 and $92,907	43,845	58,627
Total Assets	$426,059	$408,295

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued liabilities	$353,849	$331,034
Line of credit	69,534	66,181
Due to officer	197,849	—
Lease liability	18,718	—
Current portion of long-term debt	3,152	8,241
Total Current Liabilities	643,102	405,456
Long-term liabilities
Long-term debt	2,064	5,498
Total Long-term Liabilities	2,064	5,498
Total Liabilities	645,166	410,954

Stockholders’ Equity (Deficit)
Preferred stock, no par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 100,000,000 shares authorized; 11,813,200 (December 31, 2019) and 11,477,200 (December 31, 2018) shares issued and outstanding	345,515	245,515
Additional paid-in capital	160,786	—
Accumulated deficit	(725,408)	(248,174)
Total Stockholders’ Equity (Deficit)	(219,107)	(2,659)
Total Liabilities and Stockholders’ Equity (Deficit)	$426,059	$408,295

The accompanying footnotes are an integral part of these financial statements.

CANFIELD MEDICAL SUPPLY, INC.

STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31, 2019	December 31, 2018

Sales (net of returns)	$1,017,833	$1,309,178
Cost of goods sold	508,874	605,273
Gross profit	508,959	703,905

Operating expenses:
Salaries and wages	517,725	320,470
Professional fees	193,797	59,625
Depreciation	63,758	62,825
Other selling, general and administrative	204,075	194,310
Total operating expenses	979,355	637,230

Income (loss) from operations	(470,396)	66,675

Other income (expense):
Interest income	501	—
Interest expense	(8,376)	(5,715)
Gain on sale of fixed assets	1,037	7,246
Total other income (expense)	(6,838)	1,531

Income (loss) before provision for income taxes	(477,234)	68,206
Provision for income tax	—	—

Net income (loss)	$(477,234)	$68,206

Net income (loss) per share applicable to common shareholders – basic	$(0.04)	$0.01
Net income (loss) per share applicable to common shareholders – diluted	(0.04)	$0.01

Weighted average number of common shares outstanding – basic	11,635,534	11,385,693
Weighted average number of common shares outstanding – diluted	11,935,534	11,385,693

The accompanying footnotes are an integral part of these financial statements.

CANFIELD MEDICAL SUPPLY, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock (No Par)		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balances at December 31, 2017	11,277,200	$243,515	$—	$(316,380)	$(72,865)

Common stock issued for cash	200,000	2,000			2,000

Net income for the year				68,206	68,206

Balances at December 31, 2018	11,477,200	$245,515	$—	$(248,174)	$(2,659)

Common stock issued for cash	336,000	100,000			100,000

Stock options granted and vested			160,786		160,786

Net (loss) for the year				(477,234)	(477,234)

Balances at December 31, 2019	11,813,200	$345,515	$160,786	$(725,408)	$(219,107)

The accompanying footnotes are an integral part of these financial statements

CANFIELD MEDICAL SUPPLY, INC.

STATEMENTS OF CASH FLOWS

	December 31,	December 31,
	2019	2018

Cash Flows from Operating Activities:
Net income (loss)	$(477,234)	$68,206
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Gain on disposal of fixed assets	(1,037)	(7,246)
Depreciation	63,758	62,825
Stock-based compensation	160,786	—
Changes in current assets and liabilities
Increase in accounts receivable	(8,629)	(149,731)
(Increase) decrease in inventory	11,136	(16,486)
Increase in accounts payable and accrued liabilities	22,815	104,824
Net cash provided by (used for) operating activities	(228,405)	62,392

Cash Flows From Investing Activities:
Proceeds from sale of fixed assets	6,446	8,064
Purchase of property and equipment	(54,385)	(75,633)
Net cash (used for) investing activities	(47,939)	(67,569)

Cash Flows from Financing Activities:
Net borrowings on line of credit	3,353	3,803
Proceeds from officer	276,550	—
Payments to officer	(78,701)	—
Payments on long-term debt	(8,523)	(11,567)
Proceeds from sales of common stock.	100,000	2,000
Net cash provided by (used for) financing activities	292,679	(5,764)

Net Increase (Decrease) in Cash	16,335	(10,941)
Cash at the Beginning of the Period	6,980	17,921
Cash at the End of the Period	$23,315	$6,980

Schedule Of Non-Cash Investing And Financing Activities
Recognition of right-of use asset and lease liability	$43,677	$—
Amortization of right-of-use asset	$24,959	$—

Supplemental Disclosure
Cash paid for interest	$8,376	$5,715
Cash paid for income taxes	$—	$—

The accompanying footnotes are an integral part of these financial statements.

CANFIELD MEDICAL SUPPLY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Canfield Medical Supply, Inc. (the “Company”), was incorporated in the State of Ohio on September 3, 1992, and changed domicile to Colorado on April 18, 2012. The Company is in the business of home health services, primarily the selling of durable medical equipment and medical supplies to the public, nursing homes, hospitals and other end users.

Effective June 21, 2019 WesBev LLC, a Nevada limited liability company (“WesBev”), acquired 8,000,000 shares of common stock from Michael J. West, a founder, director and former principal shareholder of the Company, consisting of approximately 69.7% of the issued and outstanding shares of the Company at the time of the purchase. As part of his agreement with WesBev, Mr. West undertook to appoint or cause the appointment of up to three persons nominated by WesBev to the board of directors of the Company. Effective June 21, 2019 the Company sold 336,000 shares of common stock to WesBev for $100,000. Following these stock purchases WesBev beneficially owns 8,336,000 shares, or approximately 71% of the issued and outstanding shares of the Company and may be deemed to be in control of the registrant.

On December 31, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SBG Acquisition Inc. (“Merger Sub”), a Nevada Corporation wholly-owned by the Company, and Splash Beverage Group, Inc. a Nevada corporation (“Splash”) pursuant to which Merger Sub shall be merged with and into Splash (the “Merger”) with Splash as the surviving company and a wholly-owned subsidiary of the Company. The closing of the Merger shall take place on the first business day following satisfaction or waiver of the closing terms and conditions set forth in the Merger Agreement.

Completion of the Merger is subject to customary closing terms and conditions including, among others:

●	the adoption of the Merger Agreement by Splash’s stockholders;
●	the representations and warranties of the respective parties being true and correct in all material respects as of the closing day of the Merger;
●	since June 1, 2019 through the closing of the Merger, Splash shall have raised from the aggregate sale of its equity securities not less than $1,500,000 which shall be available or was utilized for inventory purchases, reductions to accounts payable and for other general working capital purposes;
●	on the closing of the Merger liabilities of Splash debt shall not exceed $500,000;
●	Splash shall have entered into note conversion agreements with substantially all holders of its debt pursuant to which such debt is converted into shares Splash’s common stock at a conversion price of $1.00 per share;
●	designated shareholders of Splash shall have entered into lock-up/leak out agreements by which they will agree to restrict post-Merger sales of Canfield securities for a period of up to one year following the Merger, as more particularly described within the Merger Agreement;
●	the Company and Michael West, the Company’s former Chief Executive Officer, and a current director, shall have entered into a Business Transfer and Indemnity Agreement pursuant to which all operations, assets and liabilities of the Company’s home health services business shall be transferred and conveyed to Mr. West or an entity designated by Mr. West in exchange for his indemnifying the Company for certain liabilities and claims;
●	the Company shall not have any liabilities exceeding $50,000 in the aggregate;
●	the Company’s directors and officers shall have tendered their resignations;
●	Robert Nistico, Chief Executive Officer of Splash, shall be appointed as chief executive officer of the Company; and

●	the composition of the Company’s board of directors shall be as set forth in the Merger Agreement.

As of the date of this annual report, all conditions to closing have been completed, except for the fourth, and the seventh through eleventh bulleted conditions listed above. The items listed in the seventh, ninth and tenth bulleted conditions above have been finalized, but will not be delivered until the closing date.

Use of Estimates

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts Receivable

The majority of the Company’s revenues are received from Medicare, Medicaid, and private insurance companies. As such, the Company records revenues at allowable amounts, net of estimated allowances and discounts based on contracted prices and historical collection rates. The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 30, 2019 and December 31, 2018, the Company has determined that no allowance for doubtful accounts is necessary.

CANFIELD MEDICAL SUPPLY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Property and Equipment

Property and equipment are recorded at cost and depreciated under straight line methods over each item’s estimated useful life.

Inventory

The Company carries inventory of durable medical equipment and medical supplies for resale.  Inventory is accounted for on a first–in first-out basis. Inventory consists of the following:

	December 31, 2019	December 31, 2018
Durable medical equipment	$22,759	$33,570
Medical supplies	249	1,076
Enteral	7,551	7,049
TOTALS	$30,559	$41,695

Revenue recognition

It is the Company’s policy that revenues from product sales is recognized in accordance with ASC 606 “Revenue Recognition.”  Five basic steps must be followed before revenue can be recognized; (1) Identifying the contract(s) with a customer that creates enforceable rights and obligations; (2) Identifying the performance obligations in the contract, such as promising to transfer goods or services to a customer; (3) Determining the transaction price, meaning the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer; (4) Allocating the transaction price to the performance obligations in the contract, which requires the company to allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or services promised in the contract; and (5) Recognizing revenue when (or as) the entity satisfies a performance obligation by transferring a promised good or service to a customer.  The amount of revenue recognized is the amount allocated to the satisfied performance obligation.  For sales of our Company products, a purchase arrangement is evidenced by a written order, with delivery considered as made after physical customer acceptance. Although rare, defective products may be returned, with other return issues considered on a case by case basis. Services such as periodic scheduled deliveries are contracted in writing, and generally billed monthly. Any service revenue earned by the Company for services such as safety and set up consulting or claims processing is recorded after the service is performed. Rental of durable home medical equipment is evidenced by written contract, with revenue recognized when rent is earned.

CANFIELD MEDICAL SUPPLY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

The Company’s primary source of revenue is reimbursement from Medicare, Medicaid, and private insurance companies for the procurement and sale of medical equipment and supplies to patients. The amount of revenue earned from each classification as a percent of total revenues is as follows:

	December 31,
	2019	2018
Medicare	19%	29%
Medicaid	7%	9%
Private pay/private insurance	73%	58%
Other	1%	4%
Total	100%	100%

Advertising Costs

Advertising costs are expensed as incurred. The Company had advertising costs during the years ended December 31, 2019 and 2018 of $13,453 and $18,129, respectively.

Income Tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740, deferred taxes are provided for using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

 Through February 2012, the Company was an S-Corporation for income tax purposes, and therefore a pass-through entity paying no income tax at the corporate level. The Company had no material loss carryforwards as of December 31, 2011. Included in the Company’s accumulated deficit from February 2012 forward is approximately $99,000 in undistributed S-Corporation losses. At December 31, 2019 and 2018 the Company had net operating loss carryforwards (NOL’s) of approximately $462,000 and $144,000 respectively, which may be applied against future taxable income. However, if certain substantial changes in the Company’s ownership should occur, there could be an annual limitation on the amount of net operating loss carryforwards that can be utilized. The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards, the Company has established a valuation allowance equal to the tax effect (2019 and 2018: 21% federal and 5% state) of the loss carryforwards of approximately $120,000 and $37,440 at December 31, 2019 and 2018, respectively, and therefore, no deferred tax asset has been recognized for the loss carryforwards. The change in valuation allowance is approximately $82,560 and ($19,760) for the periods ended December 31, 2019 and 2018, respectively. The tax effect of remaining NOL’s and resulting deferred tax assets of $120,000 remain fully reserved by valuation allowance, due to continued uncertainty as to their utilization.

CANFIELD MEDICAL SUPPLY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Net Income (Loss) per Share

Basic net income per common share (“Basic EPS’’) excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share (“Diluted EPS’’) reflects the potential dilution that could occur if stock options or other contracts to issue shares of common stock were exercised or converted into common stock. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect on net income per common share.

	Year Ended December 31, 2019	Year Ended December 31, 2018
Numerator
Net income (loss) applicable to common shareholders	$(477,234)	$68,206

Denominator
Weighted average common shares outstanding, basic	11,635,534	11,385,693
Stock options	300,000	—
Weighted average common shares outstanding, diluted	11,935,534	11,385,693
Net Income per share – Basic	$(0.04)	$0.01
Income per shares – Diluted	$(0.04)	$0.01

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents. The Company places its cash and cash equivalents at well-known financial institutions, where at times, such balances may exceed FDIC insurance limits.

The Company receives a significant amount of its revenues in reimbursements from Medicare and Medicaid through competitive bidding processes. There is no guarantee that the Company will be selected as a winning contract supplier under future bidding rounds.

Other Selling, General and Administrative Expenses

Other selling, general and administrative expenses included the following:

	December 31,
	2019	2018
Rent	$27,504	$27,504
Office expenses	25,765	40,727
Other SG&A	150,806	126,079
Total	$204,075	$194,310

CANFIELD MEDICAL SUPPLY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1.  ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value. No impairment was noted during the years ended December 31, 2019 and 2018.

Products and Services, Geographic Areas and Major Customers

The Company’s business of medical supply sales constitutes one operating segment. All revenues each year were domestic and to external customers.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, “Lease (Topic 842),” a new lease standard requiring lessees to recognize lease assets and lease liabilities for most leases classified as operating leases under previous U.S. GAAP. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset (“ROU” asset) representing its right to use the underlying asset for the lease term. The guidance is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company has adopted this standard effective January 1, 2019. The Company elected the optional transition method that permits adoption of the new standard prospectively, as of the effective date, without adjusting comparative periods presented. See Note 6 for disclosure required by ASC 842.

NOTE 2.  EQUIPMENT

Property and equipment are recorded at cost and consist of the following:

	December 31,
	2019	2018
Office equipment	$2,934	$2,934
Vehicles	70,208	70,208
Wheelchair rental pool	66,191	78,392
Total property and equipment	139,333	151,534
Accumulated depreciation	(95,488)	(92,907)
Net property and equipment	$43,845	$58,627

Depreciation is computed using the straight-line method based upon estimated useful lives as follows:

Office equipment	7 years
Vehicles	5 years
Wheelchair rental pool	13 months

Depreciation for 2019 and 2018 was $63,758 and $62,825, respectively.

The wheelchair rental pool consists of wheelchairs rented to customers over the shorter of the 13 month use period as mandated by Medicare and Medicaid, or the period over which the customer requires use of a wheelchair. At the end of the use period, the chair is either returned to the pool to be rented to another customer, or title of the chair is transferred to the customer.

NOTE 3.  LINE OF CREDIT

At December 31, 2019 and December 31, 2018, the Company owed a bank $69,534 and $66,181, respectively, under a revolving line of credit. The line of credit is secured by all Company assets, is capped at $100,000, is due on demand, and bears interest at variable rates approximating 7% on average. Interest expense under the note totaled $5,410 and $4,327 during the years ended December 31, 2019 and 2018, respectively.  During 2019 and 2018, the Company made net borrowings $3,353 and $3,803, respectively.

CANFIELD MEDICAL SUPPLY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 4. RELATED PARTY LOAN

On June 21, 2019, the Company entered into a short-term loan with Michael West, an officer of the Company, for $276,550. The loan has a one-year term from June 21, 2019, and is non-interest bearing. The Company made payments of $78,701 on this loan, resulting in a loan balance of $197,849 and $0 as of December 31, 2019 and December 31, 2018, respectively.

NOTE 5.  LONG-TERM DEBT

Long-term debt consists of the following vehicle loans, which are collateralized by their underlying vehicles with net carrying values exceeding the outstanding loan amounts:

	December 31, 2019	December 31, 2018

3.53% installment note payable $352 monthly, including interest, through July 2019	$—	$2,782

3.79% installment note payable $299 monthly, including interest, through July 2021	5,216	8,532

2.99% installment note payable $350 monthly, including interest, through August 2019	—	2,425
Total	5,216	13,739

Less principal due within one year	(3,152)	(8,241)

TOTAL LONG-TERM DEBT	$2,064	$5,498

Principal payments due on long-term debt subsequent to December 31, 2019, are as follows:

2020	$3,152
2021	2,064
TOTAL	$5,216

CANFIELD MEDICAL SUPPLY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 6.  STOCKHOLDERS’ EQUITY

Common Stock

In June 2019, the Company received net proceeds of $100,000 from the sale of 336,000 shares of no-par value common stock at $0.298 per share.

In July 2018, the Company received net proceeds of $2,000 from the sale of 200,000 shares of no-par value common stock at $0.01 per share.

2019 Stock Options Granted

On November 26, 2019, the Board granted stock options to each of two officers, one director, and one advisor for the purchase of 300,000 shares of the common stock of the Company. The options expire in five years from the issuance date, have an exercise price of $0.55, and were immediately vested and exercisable.  On the grant date, total recognized compensation of $160,786 was recorded as salaries and wages.

For the year ended December 31, 2019
Number of shares	300,000
Fair market value per share	$0.54
Stock based compensation recognized	$160,786

As of December 31, 2019, total unrecognized compensation remaining to be recognized in future periods totaled $0. The fair value of each option award above is estimated using the Black-Scholes option-pricing model with the following assumptions at the measurement date, which was deemed to be the November 26, 2019 grant date:

Measurement date
Dividend yield	0%
Expected volatility	314.95%
Risk-free interest rate	1.58%
Expected life (years)	2
Stock Price	$0.55
Exercise Price	$0.55

A summary of the activity for the Company’s stock options is as follows:

	December 31, 2019
	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	0	$0
Granted	300,000	$0.55
Exercised	0	$0
Canceled	0	$0
Outstanding, end of year	300,000	$0.55
Weighted average fair value of options granted		$0.55

CANFIELD MEDICAL SUPPLY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 7.  LEASE COMMITMENTS

The Company rents office space under a non-cancellable lease through September 2020 with monthly payments of approximately $2,292. Pursuant to ASC 842, an operating lease right-of-use (“ROU”) asset and liability were recognized at January 1, 2019 based on the present value of lease payments over the remaining lease term. The ROU asset represents the Company’s right to use the underlying office space asset for the lease term, and the lease liability represents the Company’s obligation to make lease payments arising from the lease. Generally, the implicit rate of interest in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The operating lease ROU asset includes any lease payments made and excludes lease incentives. The Company recognized $27,504 in lease expense during each of the years ended December 31, 2019 and 2018.

Remaining lease term at December 31, 2019 (in months)	9
Discount rate	5%

Year Ended December 31, 2019
Operating lease expense	$27,504
Cash paid for amounts included in measurement of lease liability	$27,504

The supplemental balance sheet information related to leases for the period is as follows:

Right-of-Use Asset
ROU Asset, January 1, 2019	$43,677
Amortization of ROU Asset	(24,959)
ROU Asset, December 31, 2019	$18,718

 Maturities of the Company’s lease liabilities are as follows:

Year Ending	Payments
2020	$20,628
Less: Imputed interest/present value discount	(1,910)
Present value of lease liability at December 31, 2019	$18,718

NOTE 8.  GOING CONCERN

The Company has suffered losses from operations and has working capital and stockholders’ equity deficits. In all likelihood, the Company will be required to make significant future expenditures in connection with marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions or related parties. By doing so, the Company hopes to generate sufficient capital to execute its business plan of selling medical supplies on an ongoing basis. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 9.  SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date these financial statements were issued and determined that there are no reportable subsequent events.

Report of Independent Auditors

The Stockholders of

Copa di Vino Corporation

Report on the Financial Statements

We have audited the accompanying financial statements of Copa di Vino Corporation (the Company), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Copa di Vino Corporation as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Moss Adams LLP

Portland, Oregon

December 3, 2020

Copa di Vino Corporation

Balance Sheets

	December 31,
	2019	2018
ASSETS

CURRENT ASSETS
Cash	$62,898	$52,495
Accounts receivable, net	402,443	312,315
Inventories	499,741	740,820
Prepaid expenses	71,599	113,387

Total current assets	1,036,681	1,219,017

PROPERTY AND EQUIPMENT, net	1,037,151	1,185,348

LICENSE AGREEMENTS, net	250,512	281,503

Total assets	$2,324,344	$2,685,868

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$1,244,764	$1,139,560
Accrued expenses	415,958	401,585
Line of credit	49,000	-
Current portion of notes payable	543,058	211,533
Related party notes payable	233,426	509,329

Total current liabilities	2,486,206	2,262,007

NOTES PAYABLE, NET OF CURRENT PORTION	159,917	637,722

Total liabilities	2,646,123	2,899,729

STOCKHOLDERS’ DEFICIT
Voting common stock, $0.001 par value, 80,000,000 shares authorized, 24,440,945 shares issued and outstanding at December 31, 2019 and 2018	24,441	24,441
Non-voting common stock, $0.001 par value, 20,000,000 shares authorized, 7,993,802 shares issued and outstanding at December 31, 2019 and 2018	7,994	7,994
Additional paid-in capital	4,258,399	4,258,399
Accumulated deficit	(4,612,613)	(4,504,695)

Total stockholders’ deficit	(321,779)	(213,861)

Total liabilities and stockholders’ deficit	$2,324,344	$2,685,868

See accompanying notes.

Copa di Vino Corporation

Statements of Operations

	Years Ended December 31,
	2019	2018

NET SALES
Sales, net of allowances and discounts	$5,769,452	$7,051,413
Less federal excise taxes	56,588	85,335

Net sales	5,712,864	6,966,078

COST OF GOODS SOLD	3,654,539	4,327,396

GROSS PROFIT	2,058,325	2,638,682

OPERATING EXPENSES	1,994,522	2,817,205

INCOME (LOSS) FROM OPERATIONS	63,803	(178,523)

OTHER INCOME (EXPENSE)
Interest income	7,074	-
Interest expense	(190,740)	(138,179)
Other income (expense)	14,139	(77,711)

Total other income (expense)	(169,527)	(215,890)

LOSS BEFORE INCOME TAXES	(105,724)	(394,413)

PROVISION FOR INCOME TAXES	2,194	2,281

NET LOSS	$(107,918)	$(396,694)

See accompanying notes.

Copa di Vino Corporation

Statements of Stockholders’ Equity (Deficit)

	Voting		Non-Voting		Additional		Total Stockholders’
	Common Stock		Common Stock		Paid-In	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

BALANCE, December 31, 2017	24,440,945	$24,441	7,993,802	$7,994	$4,258,399	$(4,108,001)	$182,833

Net loss	-	-	-	-	-	(396,694)	(396,694)

BALANCE, December 31, 2018	24,440,945	24,441	7,993,802	7,994	4,258,399	(4,504,695)	(213,861)

Net loss	-	-	-	-	-	(107,918)	(107,918)

BALANCE, December 31, 2019	24,440,945	$24,441	7,993,802	$7,994	$4,258,399	$(4,612,613)	$(321,779)

See accompanying notes.

Copa di Vino Corporation

Statements of Cash Flows

	Years Ended December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(107,918)	$(396,694)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	204,338	205,393
Inventory lower of cost or net realizable value adjustment	-	149,994
Changes in operating assets and liabilities
Accounts receivable, net	(90,128)	311,608
Inventories	241,079	(98,339)
Prepaid expenses	41,788	114,581
Accounts payable	105,204	(436,007)
Accrued liabilities	14,373	(16,872)

Net cash from operating activities	408,736	(166,336)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for property and equipment	(25,150)	(3,831)

Net cash from investing activities	(25,150)	(3,831)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party notes payables	808,418	1,089,390
Repayments of related party payable	(1,084,321)	(572,007)
Advances on line of credit	359,500	60,000
Payments on line of credit	(310,500)	(66,805)
Principal payments of notes payable	(146,280)	(308,737)

Net cash from financing activities	(373,183)	201,841

NET INCREASE IN CASH	10,403	31,674

CASH AT BEGINNING OF YEAR	52,495	20,821

CASH AT END OF YEAR	$62,898	$52,495

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for interest	$212,817	$130,625

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
License agreements obtained with notes payable	$-	$309,912

See accompanying notes.

Copa di Vino Corporation

Notes to Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies

Nature of operations – Copa di Vino Corporation (Copa di Vino, or the Company) is a bottler of wine into single cup servings, with a bottling plant and administrative offices located in The Dalles, Oregon. The Company’s primary customers are distributors throughout the United States.

Basis of accounting and presentation – The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Variable interests – Accounting principles generally accepted in the United States of America (GAAP) require a qualitative approach to identifying a controlling financial interest in a variable interest entity (VIE) and an ongoing assessment of the primary beneficiary of the VIE based on an evaluation to determine whether an entity has: (a) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (b) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.

In determining whether an entity has the power to direct the activities of the VIE that most significantly affect the VIE’s performance, the guidance requires a reporting entity to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed. The guidance also requires: (a) separate presentation on the face of the statement of financial position of certain assets and liabilities of a VIE, (b) disclosure of the significant judgments and assumptions made by an enterprise in its determination as to whether or not the enterprise is the primary beneficiary of a VIE, and (c) additional expanded disclosures regarding the enterprise’s involvement with a VIE.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances at the time. Actual results could differ from those estimates.

Cash and cash equivalents – For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity date of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk associated with its cash and cash equivalents.

Accounts receivable – Accounts receivable are recorded when invoices are issued and are written off against the allowance for doubtful accounts if they are determined by management to be uncollectible. Accounts receivable consist primarily of non-interest bearing trade receivables from the sale of products. Generally, the Company considers accounts receivable past due after 30 days. Management individually reviews all delinquent accounts receivable balances and has recorded an allowance for receivables that are not fully collectible as of December 31, 2019 and 2018. The allowance for uncollectible accounts was approximately $122,000 as of December 31, 2019 and 2018.

Copa di Vino Corporation

Notes to Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies (continued)

Inventories, net – Inventories consist primarily of bulk wine, cased goods, bottling supplies, and other merchandising inventories. These are stated at the lower of cost or net realizable value using the first-in, first-out method. An inventory impairment to record inventory at its lower of cost or net realizable value of approximately $150,000 are included in costs of goods sold during the year ended December 31, 2018. No inventory impairments were recorded during the year ended December 31, 2019.

Excise taxes – The Company pays alcohol excise taxes based on product sales to both the Oregon Liquor Control Commission and to the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau (TTB). The Company is liable for the taxes upon the removal of product from the Company’s warehouse on a per gallon basis. The federal tax rate is affected by a small winery tax credit provision which decreases based upon the number of gallons of wine production in a year rather than the quantity sold.

During March 2014, the Company received a Notice of Proposed Assessment from the Department of Treasury for tax due and recorded an accrual of $173,659 based on the assessment. This amount is included in accrued liabilities as of December 31, 2019 and 2018. Excise tax laws state that when an assessment is made, the TTB can collect such tax by levy or by proceeding in court, for a period of 10 years after the assessment of the tax. The Company has not paid the assessment as of December 31, 2019.

Property and equipment – Property and equipment are carried at cost less accumulated depreciation and include major expenditures that increase the productivity or useful life of existing assets. Depreciation is computed using the straight-line method based on estimated useful lives of the related assets as follows:

Leasehold improvements	10-39 years
Tanks, machinery, and equipment	3–20 years
Furniture and fixtures	5–15 years

Management reviews property, plant, and equipment for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the asset to the undiscounted future net cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

License agreements – On February 16, 2018, the Company entered into three separate license agreements with 1/4 Vin SARL, (“1/4 Vin”). 1/4 Vin has the right to license certain patents and patent applications relating to inventions, systems, and methods used in the Company’s manufacturing process. In exchange for notes payable, 1/4 Vin granted the Company a nonexclusive, royalty-bearing, non-assignable, nontransferable, terminable license which would continue until the subject equipment is no longer in service or the patents expire. The license agreement is recorded net of accumulated amortization of $59,400 and $28,409 at December 31, 2019 and 2018, respectively. Amortization will be approximately $31,000 annually until the license agreement is fully amortized. The asset is being amortized over a 10 year useful life.

Copa di Vino Corporation

Notes to Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies (continued)

Revenue recognition – For sales of product, revenue is recognized when product is shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable.

The Company pays depletion allowances to the Company’s distributors based on their sales to their customers. The Company sets these allowances on a periodic basis and the Company’s distributors bill them back periodically. All depletion expenses associated with a given month are recognized in that month as a reduction of revenues. Revenue is recorded net of allowances and discounts, which were $411,600 and $340,700 for the years ended December 31, 2019 and 2018, respectively.

The Company also reimburses for samples used by distributors. Sample expenses are recognized at the time the Company is billed by the distributor as a selling, general and administrative expense. Samples expense was approximately $48,400 and $68,600 for the years ended December 31, 2019 and 2018, respectively.

Advertising and promotion costs – The Company expenses advertising and promotion costs as they are incurred. Advertising and promotion expenses amounted to approximately $48,500 and $116,600 for the years ended December 31, 2019 and 2018, respectively.

Shipping and handling costs – Amounts billed to customers for shipping and handling are classified as revenue. Costs incurred in shipping of goods are expensed as incurred, and are reported as operating expenses in the statements of operations. Shipping and handling costs were approximately $426,200 and $491,900 for the years ended December 31, 2019 and 2018, respectively.

Income taxes – Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. See Note 7 for further discussion on the Company’s valuation allowance recorded as of December 31, 2019.

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense.

The Company recognized no uncertain tax positions or any accrued interest and penalties associated with uncertain tax positions for the year ended December 31, 2019. The Company files tax returns in the U.S. federal jurisdiction and various state jurisdictions. Generally, the Company is subject to examination by income tax authorities for three years from the filing of a tax return.

Copa di Vino Corporation

Notes to Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies (continued)

Recent accounting pronouncements – In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In June 2020, the FASB issued ASU 2020-05, which allows private companies to elect to adopt the guidance for annual reporting periods beginning after December 15, 2019. The Company has elected to defer implementation until its 2020 fiscal year in accordance with ASU 2020-05. The Company is currently evaluating the impact of the adoption of the new guidance.

In February 2016, FASB issued ASU 2016-02, which represents a significant change from the existing lease accounting model for lessees. Under the new guidance, for operating leases, a lessee is required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. The new guidance is effective for calendar year 2022 for many nonpublic entities, with early adoption permitted. The Company is currently evaluating the effects of the adoption of the new guidance, which may have significant impacts on the Company’s financial statements depending on the number of operating leases that exist as of the beginning of the earliest comparative period in the year of adoption.

Subsequent events – Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the financial statements are available to be issued.

The Company has performed an evaluation of subsequent events through December 3, 2020, which is the date these financial statements were available to be issued.

Copa di Vino Corporation

Notes to Consolidated Financial Statements

Note 2 – Management’s Plan

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In accordance with US GAAP, management evaluates whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date these financial statements were available to be issued. The Company has incurred operating losses over the past several years and has an accumulated deficit of approximately $4.6 million at December 31, 2019, which has eroded the Company’s working capital position. Accounts payable more than 90 days past due was approximately $500,000 as of December 31, 2019 and certain vendor payables were converted to notes payable over the previous two years. The current portion of notes payable was approximately $543,000. After evaluating these factors, the Company determined there is substantial doubt about the ability of the Company to continue as a going concern.

Subsequent to year-end 2019, the World Health Organization declared the novel coronavirus (COVID-19) outbreak a public health emergency. There have been mandates from international, federal, state and local authorities requiring forced closures of various schools, businesses and other facilities and organizations. While the closures and cancellations are expected to be temporary, the cancellation of events throughout the country are expected to have an adverse impact on the Company’s sales and gross profit margins.

In 2020, the Company obtained a Payroll Protection Program PPP loan in the amount of $159,900 through the Small Business Administration. The Company is also pursuing potential investment options, including the potential of a sale of substantially all of its assets. See Note 9 for further discussion of the letter of intent received on July 26, 2020.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund ongoing operations and increasing profitability.

Note 3 – Inventories

Inventories consist of the following at December 31, 2019 and 2018:

	2019	2018

Raw materials	$184,950	$319,906
Finished goods	314,791	420,914

Total inventories	$499,741	$740,820

Copa di Vino Corporation

Notes to Consolidated Financial Statements

Note 4 – Property and Equipment, net

Property and equipment consist of the following at December 31, 2019 and 2018:

	2019	2018

Leasehold improvements	$1,005,673	$1,003,697
Machinery and equipment	1,486,213	1,479,139
Tanks	164,195	164,195
Furniture and fixtures	54,750	53,363
	2,710,831	2,700,394

Less accumulated depreciation and amortization	(1,693,479)	(1,520,132)
	1,017,352	1,180,262

Construction in progress	19,799	5,086

Total property and equipment, net	$1,037,151	$1,185,348

Depreciation and amortization expense amounted to approximately $173,300 and $177,000 for the years ended December 31, 2019 and 2018, respectively.

Note 5 – Line of Credit

The Company maintains a line of credit with an approved maximum borrowing limit from a bank of $49,000 at December 31, 2019. The line is unsecured and bears interest at 6.75%. There was an outstanding balance of $49,000 on the line of credit at December 31, 2019.

Copa di Vino Corporation

Notes to Consolidated Financial Statements

Note 6 – Notes Payable

Notes payable consist of the following at December 31, 2019 and 2018:

	2019	2018

Note payable to a vendor, monthly payments of $10,000 beginning January 1, 2017 until paid in full, paid in 2019.	$-	$3,749

Note payable to a vendor, monthly payments of approximately $5,000 beginning November 15, 2017 with payments increasing to $10,000 per month, paid in 2019.	-	28,400

Note payable to a vendor, weekly payments of at least $2,000 beginning December 2, 2016, including fixed interest of 4% at December 31, 2019 and 2018, until paid in full.	38,763	51,297

Note payable to an individual, monthly interest only payments, including fixed interest of 14%, due on December 7, 2020.	150,000	150,000

Notes payable to an individual, monthly interest only payments, including fixed interest of 15% and 20% at December 31, 2019 and 2018, respectively, due in May 2020.	215,000	215,000

Notes payable to an individual, monthly payments including fixed interest of 10%, paid in full in December 2019.	-	25,974

Note payable to an individual, monthly interest only payments at 6% due on September 1, 2021.	150,000	150,000

Notes payable for license agreements (see Note 1) due in 36 monthly payments of $10,000, interest imputed at 10%, maturing in January 2021.	149,212	224,835
	702,975	849,255
Less current portion	(543,058)	(211,533)

Total notes payable, net of current portion	$159,917	$637,722

Copa di Vino Corporation

Notes to Consolidated Financial Statements

Note 7 – Provision for Income Taxes

The provision for income taxes consists of the following for the year ended December 31, 2019 and 2018:

	2019	2018

Current income tax expense
State and local income taxes	$2,194	$2,281

Provision for income taxes	$2,194	$2,281

The income tax provision differs from the expense that would result from applying statutory tax rates to income before income taxes primarily because of permanent adjustments.

The tax effect of temporary differences that give rise to the deferred tax asset (liability) is as follows at December 31, 2019 and 2018:

	2019	2018

Deferred tax assets
Net operating losses	$778,700	$915,300
Accrued interest – stockholder note	28,200	29,600
Inventory adjustments	57,100	73,000
Other	400	200
Total deferred tax asset	864,400	1,018,100

Deferred tax liabilities
Fixed asset basis	(109,600)	(112,500)

Total deferred tax liability	(109,600)	(112,500)

Valuation allowance	(754,800)	(905,600)

Net deferred tax asset	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating losses and tax credit carryforwards. The net operating losses generated in years up to the year ending December 31, 2017 begin to expire in 2032. Net operating losses generated subsequent to 2017 do not expire. ASC Topic 740, Income Taxes, requires that the tax benefit of net operating losses and various temporary differences be recorded as an asset to the extent that the Company assesses that realization is more likely than not. Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period.

Due to the Company’s recent history of operating losses, the Company believes the recognition of the deferred tax assets arising from the above mentioned future tax benefits is currently not more likely than not to be realized and, accordingly, has provided a full valuation allowance.

Copa di Vino Corporation

Notes to Consolidated Financial Statements

Note 7 – Provision for Income Taxes (continued)

As of December 31, 2019, management had not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation that would limit the use of the net operating losses under section 382 of the Internal Revenue Code.

If the Company has experienced an ownership change at any time since its formation that triggered the rules under section 382, utilization of net operating loss carryforwards and other tax attributes generated before the change would be subject to an annual limitation. Any limitation may result in expiration of a portion of the net operating loss carryforwards or other attributes before utilization. Management will continue to monitor this issue and will complete a Section 382 study prior to utilizing the Company’s net operating loss carryforwards.

Note 8 – Related Party Transactions

The Company is related to Discover Development LLC and Drinx Tec Inc. through common ownership.

Discover Development LLC – The Company leases its production facility from Discover Development LLC for monthly rent of $14,500 under an operating lease agreement expiring July 1, 2025. Total related party rent expense during the years ended December 31, 2019 and 2018 totaled $142,500 and $144,000, respectively. The Company is contractually obligated under the lease for annual payments as follows:

Years ending December 31, 2020	$177,000
2021	180,000
2022	180,000
2023	180,000
2024	180,000
Thereafter	90,000

Total	$987,000

Amounts due to Discover Development LLC as of December 31, 2019 and 2018 were $108,426 and $353,445, respectively. Interest charged by Discover Development LLC to the Company during the year ended December 31, 2019 was approximately $38,300. Interest was not charged by Discover Development during the year ended December 31, 2018. The Company received advances of $596,974 and paid $634,390 to Discover Development LLC during the year ended December 31, 2018. The Company received advances of $1,053,437 and paid $808,418 to Discover Development LLC and received no advances during the year ended December 31, 2019.

Drinx Tec Inc. – Drinx Tec Inc. holds certain beverage technologies. Drinx Tec Inc. utilizes the Company’s personnel for certain administrative functions. During the year ending December 31, 2019, the Company charged Drinx Tec Inc. approximately $609,000 for its share of administrative costs, recorded as an offset to operating expenses in the statement of operations.

Copa di Vino Corporation

Notes to Consolidated Financial Statements

Note 8 – Related Party Transactions (continued)

Related party payables consist of the following at December 31, 2019 and 2018:

	2019	2018

Discover Development LLC	$108,426	$353,445

Drinx Tec Inc. note payable (see below)	125,000	125,000

Other	-	30,884

Total related party notes payable	$233,426	$509,329

In 2018, Drinx Tec Inc., a related party through common ownership, obtained a $125,000 note payable from an individual requiring interest only payments at a rate of 15% until maturity in December 2020. Drinx Tec then advanced the $125,000 to the Company under the same terms.

Note 9 – Subsequent Events

Letter of Intent – The Company received a Letter of Intent dated July 26, 2020, under which an unrelated third party intends to acquire substantially all of the Company’s assets. Closing of the transaction, which is expected to occur in 2020, is contingent on management and board of directors’ approval and receipt of necessary regulatory approvals, along with satisfaction of other customary closing conditions.

Splash Beverage Group, Inc.
Condensed Consolidated Balance Sheets
March 31, 2021 and December 31, 2020
(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,225,406	$380,000
Accounts Receivable, net	803,052	484,858
Prepaid Expenses	148,456	173,414
Inventory	868,663	798,273
Other receivables	93,424	90,919
Assets of discontinued operations	357,893	316,572
Total current assets	3,496,894	2,244,036

Non-current assets:
Deposits	$275,694	$77,686
Goodwill	5,672,823	5,672,823
Investment in Salt Tequila USA, LLC	250,000	250,000
Right of use asset, net	1,161,476	80,479
Quart Vin License, net	211,762	219,512
Property and equipment, net	641,291	681,352
Total non-current assets	8,213,045	6,981,852

Total assets	$11,709,940	$9,225,888

Liabilities and Deficiency in Stockholders’ Equity

Liabilities:
Current liabilities
Accounts payable and accrued expenses	$1,090,986	$1,521,818
Right of use liability – current	270,771	57,478
Due to related parties	252,904	368,904

Related party notes payable	1,331,762	1,333,333
Convertible Loan Payable	100,000	100,000
Notes payable, current portion	837,477	999,736

Shareholder advances	416,201	—
Accrued interest payable	469,001	442,748
Liabilities of discontinued operations	592,882	591,642
Total current liabilities	5,361,984	5,415,659

Long-term Liabilities:
Related party notes payable – noncurrent	332,940	666,667
Notes payable – noncurrent	1,240,044	1,240,044
Liability to issue shares in APA	1,980,000	1,980,000
Right of use liability – noncurrent	890,939	25,521
Total long-term liabilities	4,443,923	3,912,232

Total liabilities	9,805,907	9,327,891

Common stock, (mezzanine shares) 0 and 12,605,283 shares, contingently convertible to notes payable at March 31, 2021 and December 31, 2020	—	9,248,720

Stockholders’ equity:
Common Stock, $0.001 par, 150,000,000 shares authorized, 80,104,839 and 63,471,129 shares issued and outstanding, at March 31, 2021 and December 31, 2020.	80,105	63,471
Additional paid in capital	67,855,882	52,175,541

Accumulated deficit	(66,031,954)	(61,589,735)
Total deficiency in stockholders’ equity	1,904,033	(9,350,724)

Total liabilities, mezzanine shares and deficiency in stockholders’ equity	$11,709,940	$9,225,888

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2021 and March 31, 2020
(Unaudited)

	Three months ended March 31,
	2021	2020
Net revenues	$2,417,701	$112,003
Cost of goods sold	(1,742,875)	(107,214)
Gross margin	674,826	4,789

Operating expenses:
Contracted services	276,511	257,981
Salary and wages	2,020,447	241,676
Other general and administrative	2,727,513	1,031,264
Sales and marketing	41,878	23,012
Total operating expenses	5,066,349	1,553,933

Loss from operations	(4,391,523)	(1,549,144)

Other income/(expense):

Interest income	114	16,151
Interest expense	(92,211)	(1,913,637)
Gain from debt extinguishment	1,319	—
Total other income/(expense)	(90,778)	(1,897,486)

Provision for income taxes	—	—

Net loss from continuing operations	(4,482,301)	(3,446,630)

Net income from discontinued operations, net of tax	40,082	—

Net loss	$(4,442,219)	$(3,446,630)

Earnings//(Loss)per share (basic diluted)
Continuing operations	(0.06)	(0.08)

Weighted average number of common shares outstanding	73,927,596	44,021,393

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.

Consolidated Statement of Changes in Deficiency in Stockholders’ Equity

For the three months ended March 31, 2021 and 2020

							Total
	Common Stock		Treasury Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Equity (Deficit)

Balances at December 31, 2019	44,021,389	44,021	136,293	$(50,000)	$22,095,403	$(31,845,506)	$(9,756,083)

Issuance of common stock for convertible debt	—	—	—	—	145,579	—	145,579
Incremental beneficial conversion for preferred A	—	—	—	—	240,770	(240,770)	—
Issuance of warrants on convertible instruments	—	—	—	—	2,486,706	(828,903)	1,657,803
Issuance of options
Issuance of common stock for services	817,753	818	(136,293)	50,000	549,182	—	600,000
Issuance of common stock for cash
Issuance of common stock for acquisition	11,913,200	11,913	—	—	9,161,251	—	9,173,164
Net loss	—	—	—	—	—	(3,446,630)	(3,446,630)

Balances at March 31, 2020	56,752,342	56,752	—	—	34,678,891	(36,361,809)	(1,626,167)

Issuance of warrants on convertible instruments	—	—	—	—	8,996,844	—	8,996,844
Issuance of options	—	—	—	—	—	—	—
Issuance of common stock for services	1,159,900	1,160	—	—	3,014,580	—	3,015,740
Issuance of common stock for cash	1,736,356	1,736	—	—	1,401,016	—	1,402,753
Net loss		—	—	—	—	(22,570,893)	(22,570,893)

Balances at December 31, 2020	63,471,129	63,471	—	$—	$52,175,541	$(61,589,735)	$(9,350,725)

Issuance of warrants for services	—	—	—	—	1,186,596	—	1,186,596
Issuance of common stock for services	505,000	505	—	—	730,530	—	731,035
Issuance of common stock and warrants for cash	3,523,427	3,523	—	—	4,527,101	—	4,530,624
Mezzanine shares	12,605,283	12,605	—	—	9,236,115	—	9,248,720
Net loss	—	—	—	—	—	(4,442,219)	(4,442,219)

Balances at March 31, 2021	80,104,839	80,105	—	$—	$67,855,882	$(66,031,954)	$1,904,032

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.
Consolidated Statement Cash Flows
For the Three Months Ended March 31, 2021 and 2020
(Unaudited)

	Three months ended March 31,
	2021	2020
Net loss	$(4,442,219)	$(3,446,630)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	40,061	2,294
ROU asset, net	36,445	20,192
Gain from debt extinguishment	—	(763)
Interest on notes payable converted to common stock	—	231,692
Interest expense due to the issuance of warrants	—	1,657,805
Non-cash warrant expense	1,186,596	—
Share-based compensation	731,035	600,000
Other noncash changes	(362,515)	(14,400)
Changes in working capital items:
Accounts receivable, net	(318,194)	(80,198)
Inventory, net	(70,391)	(153,836)
Prepaid expenses and other current assets	22,453	2,467
Deposits	—	190
Accounts payable and accrued expenses	(430,831)	226,187
Royalty payable	—	6,000
Accrued Interest payable	26,253	24,140
Net cash used in operating activities - continuing operations	(3,581,308)	(924,860)

Net cash used in operating activities - discontinued operations	(40,082)

Cash Flows from Investing Activities:
Capital Expenditures	—	(2,419)
Investment in Salt Tequila USA, LLC	—	(150,000)
Net cash used in investing activities - continuing operations	—	(79,977)

Net cash used in investing activities - discontinued operations	—	72,442

Cash Flows from Financing Activities:
Proceeds from issuance of Common stock	4,530,624	1,500,000
Cash advance from shareholder	416,201	240,000
Repayment of cash advance	(107,966)	(120,000)
Principal repayment of debt	(333,333)	(18,000)
ROU liability, net	(38,731)	(19,788)
Net cash provided by financing activities - continuing operations	4,466,796	1,582,212

Net cash provided by financing activities - discontinued operations	—	—

Net Change in Cash and Cash Equivalents	845,406	577,375

Cash and Cash Equivalents, beginning of year	380,000	42,639

Cash and Cash Equivalents, end of year	$1,225,406	$620,014

Supplemental Disclosure of Cash Flow Information:
Cash paid for Interest	$—	$—

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Notes payable and accrued interest converted to common stock (12,605,283 shares)	—	9,248,721
Series A & B preferred stock and declared dividends converted to common stock	—	14,587,623
Liability issued for investment in SALT Tequila USA, LLC	—	100,000

The accompanying notes are an integral part of these financial statements.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 1 – Business Organization and Nature of Operations

Splash Beverage Group (“SBG”), f/k/a Canfield Medical Supply, Inc. (the “CMS”), was incorporated in the State of Ohio on September 3, 1992, and changed domicile to Colorado on April 18, 2012. CMS is in the business of home health services, primarily the selling of durable medical equipment and medical supplies to the public, nursing homes, hospitals and other end users.

On December 31, 2019, CMS entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SBG Acquisition Inc. (“Merger Sub”), a Nevada Corporation wholly-owned by CMS, and Splash Beverage Group, Inc. a Nevada corporation (“Splash”) pursuant to which Merger Sub merged with and into Splash (the “Merger”) with Splash as the surviving company and a wholly-owned subsidiary of CMS. The Merger was consummated on March 31, 2020.

As the owners and management of Splash have voting and operating control of CMS following the Merger, the Merger transaction was accounted for as a reverse acquisition (that is with Splash as the acquiring entity), followed by a recapitalization.

As part of the recapitalization, previously issued shares of SBG preferred stock have been reflected as shares of common stock that were received in the Merger. These common shares have been retrospectively presented as outstanding for all periods.

Splash specializes in the manufacturing, distribution, and sales & marketing of various beverages across multiple channels. Splash operates in both the non-alcoholic and alcoholic beverage segments. Additionally, Splash operates its own vertically integrated B-to-B and B-to-C E-commerce distribution platform called Qplash, further expanding its distribution abilities and visibility.

On July 2, 2020, CMS received a Certificate of Good Standing from the State of Colorado. This certificate allowed us to change our name from Canfield Medical Supply, Inc. to Splash Beverage Group, Inc. a Colorado company. On July 31, 2020, we received approval from FINRA to change the Company’s name from Canfield Medical Supply, Inc. to Splash Beverage Group, Inc. Our new ticker symbol is SBEV.

On December 24, 2020, SBG consummated an Asset Purchase Agreement (the “Copa APA”) with Copa di Vino Corporation (“CdV”), to purchase certain assets and assume certain liabilities that comprise the Copa di Vino business for a total purchase price of $5,980,000, payable in the combination of $2,000,000 in cash (“Cash Consideration”), $2,000,000 convertible promissory note (the “Convertible Note”) to Seller and a variable number of shares of the Company’s common stock based on a attainment of revenue hurdles. CdV is one of the leading producers of premium wine by the glass in the United States with its primary offices and facilities in The Dalles, Oregon.

On February 2021, Management initiated a plan to divest its CMS business. As a result, the assets and operations of CMS are reflected as discontinued operations.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

These consolidated financial statements include the accounts of Splash Beverage Group and its wholly owned subsidiaries, Holdings and Splash Mex, CMS (as discontinued operations), and Copa. All intercompany balances have been eliminated in consolidation.

Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

The accompanying financial statements have been prepared by us without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the three months ended March 31, 2021 and 2020 have been made.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in GAAP have been condensed or omitted. The results of operations for the period ended March 31, 2021 are not necessarily indicative of the operating results for the full year.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

We consider all highly liquid securities with an original maturity of three months or less to be cash equivalents. We had no cash equivalents at March 31, 2021 or December 31, 2020.

Our cash in bank deposit accounts, at times, may exceed federally insured limits of $250,000. At March 31, 2021 we had $511,146 over the federally insured limits. Our bank deposit accounts in Mexico $2,447 are uninsured.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history with clients and other factors. We establish provisions for losses on accounts receivable on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.  At March 31, 2021 and December 31, 2020, our accounts receivable amounts are reflected net of allowances of $6,507 and $0, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value, accounted for using the weighted average cost method. The inventory balances at March 31, 2021 and December 31, 2020 consisted of raw materials, work-in-process, and finished goods held for distribution. The cost elements of inventory consist of purchase of products, transportation, and warehousing. We establish provisions for excess or inventory near expiration are based on management’s estimates of forecast turnover of inventories on hand and under contract. A significant change in the timing or level of demand for certain products as compared to forecast amounts may result in recording additional provisions for excess or expired inventory in the future. Provisions for excess inventory are included in cost of goods sold and have historically been adequate to provide for losses on inventory. We manage inventory levels and purchase commitments in an effort to maximize utilization of inventory on hand and under commitments. The amount of our reserve was $355,780 and $366,109 at March 31, 2021 and December 31, 2020, respectively.

Property and Equipment

We record property and equipment at cost when purchased. Depreciation is recorded for property, equipment, and software using the straight-line method over the estimated economic useful lives of assets, which range from 3-39 years. Company management reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable.

Depreciation expense totaled $43,487 and $2,294 for the three months ended March 31, 2021 and March 31, 2020, respectively. Property and equipment as of March 31, 2021 and December 31, 2020 consisted of the following:

	March 31, 2021	December 31, 2020
Property and equipment, at cost	2,076,710	718,884
Accumulated depreciation	(1,435,419)	(37,532)
Property and equipment, net	641,291	681,352

Excise taxes

The Company pays alcohol excise taxes based on product sales to both the Oregon Liquor Control Commission and to the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau (TTB). The Company is liable for the taxes upon the removal of product from the Company’s warehouse on a per gallon basis. The federal tax rate is affected by a small winery tax credit provision which decreases based upon the number of gallons of wine production in a year rather than the quantity sold.

Paycheck Protection Program

The Company records Paycheck Protection Program (“PPP”) loan proceeds in accordance with Accounting Standards Codification (“ASC”) 470, Debt. Debt is extinguished when either the debtor pays the creditor or the debtor is legally released from being the primary obligor, either judicially or by the creditor.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

Financial Accounting Standards (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 -	Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The liabilities and indebtedness presented on the consolidated financial statements approximate fair values at March 31, 2021 and December 31, 2020, consistent with recent negotiations of notes payable and due to the short duration of maturities.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Revenue Recognition

We recognize revenue under ASC 606, Revenue from Contracts with Customers (Topic 606). This guidance sets forth a five-step model which depicts the recognition of revenue in an amount that reflects what we expect to receive in exchange for the transfer of goods or services to customers.

We recognize revenue when our performance obligations under the terms of a contract with the customer are satisfied. Product sales occur once control of our products is transferred upon delivery to the customer. Revenue is measured as the amount of consideration that we expect to receive in exchange for transferring goods and is presented net of provisions for customer returns and allowances. The amount of consideration we receive and revenue we recognize varies with changes in customer incentives we offer to our customers and their customers. Sales taxes and other similar taxes are excluded from revenue.

Distribution expenses to transport our products, where applicable, and warehousing expense after manufacture are accounted for within operating expenses.

Cost of Goods Sold

Cost of goods sold include the costs of products, packaging, transportation, warehousing, and costs associated with valuation allowances for expired, damaged or impaired inventory.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation”.  Under the fair value recognition provisions, cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  We use the Black-Scholes option pricing model to determine the fair value of stock options.  We early adopted ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”, which aligns accounting treatment for such awards to non-employees with the existing guidance on employee share-based compensation in ASC 718.

Income Taxes

We use the liability method of accounting for income taxes as set forth in ASC 740, “Income Taxes”.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  We record a valuation allowance when it is not more likely than not that the deferred tax assets will be realized.

Company management assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.

For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. Company management has determined that there are no material uncertain tax positions at March 31, 2021 and December 31, 2020.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company’s convertible debt or preferred stock (if any), are not included in the computation if the effect would be anti-dilutive.

Numerator	2021	2020
Net loss from continuing applicable to common shareholders	$(4,482,301)	$(3,446,630)

Earnings from discontinued applicable to common shareholders	$40,082	$—

Denominator
Weighted average number of common shares outstanding	73,927,596	44,021,393

Net loss per share from continuing operations (basic diluted)	$(0.06)	$(0.08)

Net income per share from discontinued operations (basic diluted)	$0.00	$0.00

Weighted average number of shares outstanding excludes anti-dilutive common stock equivalents, including warrants to purchase 3 million shares of common stock for nominal consideration.

Advertising

We conduct advertising for the promotion of our products. In accordance with ASC 720-35, advertising costs are charged to operations when incurred. We recorded advertising expense of $47,785 and $23,012 for the three-months ended March 31, 2021 and 2020, respectively.

Goodwill

Goodwill represents the excess of acquisition cost over the fair value of the net assets acquired and is not subject to amortization. The Company reviews goodwill annually in the fourth quarter for impairment or when circumstances indicate carrying value may exceed the fair value. This evaluation is performed at the reporting unit level. If a qualitative assessment indicates that it is more likely than not that the fair value is less than carrying value, a quantitative analysis is completed using either the income or market approach, or a combination of both. The income approach estimates fair value based on expected discounted future cash flows, while the market approach uses comparable public companies and transactions to develop metrics to be applied to historical and expected future operating results. During 2020, the company recorded an impairment charge associated with the CMS acquisition. See Note 16.

Long-lived assets

The Company evaluates long-lived assets for impairment on an annual basis, when relocating or closing a facility, or when events or changes in circumstances may indicate the carrying amount of the asset group, generally an individual warehouse, may not be fully recoverable. For asset groups held and used, including warehouses to be relocated, the carrying value of the asset group is considered recoverable when the estimated future undiscounted cash flows generated from the use and eventual disposition of the asset group exceed the respective carrying value. In the event that the carrying value is not considered recoverable, an impairment loss is recognized for the asset group to be held and used equal to the excess of the carrying value above the estimated fair value of the asset group. For asset groups classified as held-for-sale (disposal group), the carrying value is compared to the disposal group’s fair value less costs to sell. The Company estimates fair value by obtaining market appraisals from third party brokers or using other valuation techniques.

Recent Accounting Pronouncements

In June 2016, that FASB issued ASU 2016-13, “Financial Instruments – Credit Losses” (Topic 326). This ASU provides financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date.

Management is currently assessing the new standard but does not believe that it would have a material effect.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 3 – Going Concern

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Our business operations have not yet generated significant revenues, and we have sustained net losses of approximately $4.4 million during the three months ended March 31, 2021 and have an accumulated deficit of approximately $66.0 million at March 31, 2021. In addition, we have current liabilities in excess of current assets of approximately $1.9 million at March 31, 2021. Further, we are in default on approximately $0.9 million of indebtedness, including accrued interest.

Our ability to continue as a going concern in the foreseeable future is dependent upon our ability to generate revenues and obtain sufficient long-term financing to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to raise capital as needed and to generate revenues to satisfy our capital needs. No assurance can be given that we will be successful in these efforts.

These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time. These condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan  Payable

Notes payable are generally nonrecourse and secured by all Company owned assets.

	Interest Rate	March 31, 2021	December 31, 2020
Notes Payable

In February 2014, we entered into a 12-month term loan agreement with an individual in the amount of $200,000. The note included warrants for 66,146 shares of common stock at $0.73 per share. The warrants expired on February 28, 2017 and none were exercised at that date. The note matured and remains in default.	15%	150,000	150,000

In March 2014, we entered into a short-term loan agreement with an entity in the amount of $200,000. The note included warrants for 272,584 shares of common stock at $0.94 per share. The warrants expired on February 28, 2017 and none were exercised at that date. The loan matured and remains in default.	8%	200,000	200,000

In May 2020, we entered into a two year loan with the SBA under the Paycheck Protection Program established by the CARES Act in the amount of $94,833. The note requires monthly payments of principal and interest starting in December 2020 and maturing in May 2021. See note 13.	1%	94,833	89,612

In June 2020, we entered into a six-month loan with an individual in the amount of $100,000. The loan matures in December 2020 with principal and interest due at maturity.	12%	—	100,000
In August 2020, we entered into a nine-month loan with a company in the amount of $112,000. The loan requires 9 amortized payments of principal and interest in the amount of $12,246 with the final payment due September 2020.	4.8%	25,238	62,719
Notes payable for license agreements due in 36 monthly payments of $10,000, interest imputed at 10%, maturing in January 2021.	10.0%	29,212	59,212
In December 2020, we entered into a 56 month loan with a company in the amount of $1,578,237. The loan requires payments of 3.75% of the previous months revenue.	Various	1,578,237	1,578,237

	Total notes payable	$2,077,520	$2,239,780

	Less current portion	(837,477)	(999,736)

	Long-term notes payable	$1,240,044	$1,240,044

Interest expense on notes payable was $9,625 and $49,430 for the three months ended March 31, 2021 and 2020, respectively. Accrued interest was $273,880 at March 31, 2021.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

Related Parties Notes Payable

In December 2020, we entered into a 18 month loan with an individual in the amount of $2,000,000. The loan requires 18 monthly amortized payments of principal and interest in the amount of $144,444 with the final payment due June 2022.	2.0%	1,664,702	2,000,000

	Less current portion	(1,331,762)	(1,333,333)

	Long-term notes payable	$ 332,940	$ 666,667

Interest expense on related party notes payable was $0 and $37,967 for the three months ended March 31, 2021 and 2020, respectively. Accrued interest was $0 as of March 31, 2021.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

	Interest	March 31,	December 31,
	Rate	2021	2020
Convertible Bridge Loans Payable

In May 2015, we entered into a 3-month term loan agreement with an individual in the amount of $100,000. The annual interest rate for this bridge loan was 32% for the first 90 days, and 4% thereafter, compounded monthly.	Variable	$100,000	$100,000

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

Interest expense on the convertible bridge loans payable was $32,000 and $93,785 for the three months ended March 31, 2021 and 2020, respectively. Accrued interest was $179,215 at March 31, 2021.

On April 24, 2017, a note holder filed a complaint against the Company for a promissory note in default. The note holder is requesting summary judgment in the amount of $279,215.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 5 – Licensing Agreement and Royalty Payable

We have a licensing agreement with ABG TapouT, LLC (“TapouT”), providing us with licensing rights to the brand “TapouT” on energy drinks, energy shots, water, teas and sports drinks for beverages sold in the United States of America, its territories, possessions, U.S. military bases and Mexico. Under the terms of the agreement, we are required to pay a 6% royalty on net sales, as defined. In 2021 and 2020, we are required to make monthly payments of $49,500 and $45,000, respectively.

There were no unpaid royalties at March 31, 2021. We paid the guaranteed minimum royalty payments of $148,500 and $135,000 for the three-months ended March 31, 2021 and 2020, which is included in general and administrative expenses.

In connection with the Copa APA, we acquired the license to certain patents from 1/4 Vin SARL (“1/4 Vin”) On February 16, 2018, the Copa di Vino entered into three separate license agreements with 1/4 Vin SARL, (1/4 Vin). 1/4 Vin has the right to license certain patents and patent applications relating to inventions, systems, and methods used in the Company’s manufacturing process. In exchange for notes payable, 1/4 Vin granted the Company a nonexclusive, royalty-bearing, non-assignable, nontransferable, terminable license which would continue until the subject equipment is no longer in service or the patents expire. Amortization will be approximately $31,000 annually until the license agreement is fully amortized. The asset is being amortized over a 10-year useful life.

Note 6 – Deficiency in Stockholders’ Equity

Common Stock

At March 31, 2020, we issued 817,753 shares of common stock in exchange for services provided to us. The shares were valued at $0.73 per share. We recognized share-based compensation expense of $600,000, which is classified within the contracted services line on the Statement of Operations. At March 31, 2021, we issued 505,000 shares of common stock in exchange for services provided to us. The shares were valued at a fair market value stock price based on the agreement date. We recognized share-based compensation expense of $731,035, which is classified within the contracted services line on the Statement of Operations.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 6 – Deficiency in Stockholders’ Equity, continued

Private Placement Memorandum (PPM)

Our Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to obtain working capital by conducting a private placement offering of 3,636,364 shares of the common stock of the Company, $0.001 value per share at a purchase price of $1.10 per share for aggregate gross proceeds of $4,000,000. As part of the PPM, each purchaser received a warrant to purchase one share for every two shares purchased. In February 2021, we completed our PPM by issuing a total of 3,637,065 of shares and warrants with gross proceeds of $4,000,771.

Treasury Stock

Since its inception, we have repurchased shares from our shareholders. To date, we have repurchased 1,226,630 shares, of which 817,753 have been retired.

In connection with a 2018 consulting agreement, we are committed to issue the 408,877 shares held in treasury upon the occurrence of certain events or milestones. We issued 136,292 shares in July 2018, 136,292 shares in July 2019 and 136,292 shares at March 31, 2020.

Warrant Issuance-Series A Convertible Preferred Stock

As an incentive to convert their Series A preferred stock we issued 1,000,000 new warrants to the holders of our Series A preferred stock to purchase shares of SBG common stock at $0.18 per share. Concurrently with the consummation of the Merger, these warrants were exchanged for warrants to purchase 1,362,922 of Splash Beverage Group, Inc. shares all of which were outstanding as of March 31, 2021. These warrants have a 3-year term.

Warrant Issuance-Series B Convertible Preferred Stock

As part of the sale and issuance of 5,333,675 shares of our Series B Convertible Preferred Stock, we issued 2,666,839 warrants to purchase shares our common stock at a price of $1.10 per share. The warrants have a 5-year term. At March 31, 2021, there are 565,819 warrants outstanding.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 7 – Share-Based Payments

Warrant Issuance-GMA Consulting Services

We issued 1,362,922 warrants to purchase shares of our common stock at $0.007 per share as part of our consulting agreement with GMA, at December 31, 2019.

The warrants entitle the holder to purchase one share per warrant of the Company’s common stock at a price of $0.01 per share during the five-year period commencing on October 2, 2018, or, if greater, the number of common shares with a market value equivalent to two percent of the enterprise value of the Company at an exercise price of $0.008 per share.

As an incentive for GMA to convert their debt and accrued interest into shares of common stock, we retired the original 1,362,922 warrants and issued 2,725,844 pre-merger new warrants to purchase shares of our common stock at $0.18 per share. These warrants have a 3-year term and remain outstanding as of March 31, 2021.

Stock Plan

We have adopted the 2012 Stock Incentive Plan for SBG (the “Plan”), which provides for the grant of common stock and stock options to employees. We have reserved 4,088,765 shares for issuance under the Plan. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. On December 7, 2019, our Board of Directors granted 1,124,410 options to certain employees and consultants. None of these options were exercised at March 31, 2021. As of March 31, 2021, the total number of options available for grant is 306,657 under this plan.

We measure employee stock-based awards at the grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of our common stock, and for stock options, the expected life of the option, and expected stock price volatility and exercise price. We used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock- based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The expected life of stock options was estimated using the “simplified method,” which calculates the expected term as the midpoint between the weighted average time to vesting and the contractual maturity, we have limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, we use comparable public companies as a basis for its expected volatility to calculate the fair value of options granted. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Concurrently with the consummation of the Merger, options to purchase 825,000 SBG shares were converted to options to purchase 1,124,410 Splash Beverage Group, Inc. shares.

		Weighted Average
	Options	Exercise Price
Outstanding - Beginning of 2021	3,758,910	$0.76
Granted	—	$—
Exercised	—	$—
Cancelled/forfeited	—	$—
Outstanding - March 31, 2021	3,758,910	$0.76

Exercisable at March, 31 2021	3,758,910	$0.76

Weighted average grant date fair value of options during year	—

Weighted average duration to expiration of outstanding options at March 31, 2021	4.3

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

In August 2020, we adopted a new incentive plan. The 2020 Long-Term Incentive Compensation Plan (the “Plan”) is established by Splash Beverage Group, Inc., a Colorado corporation (the “Company”), to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, Stock Appreciation Rights (“SARs”), Performance Units and Performance Bonuses to Eligible Employees and the grant of Nonqualified Stock Options, Restricted Stock Awards, SARs and Performance Units to Consultants and Eligible Directors, subject to the conditions set forth in the Plan. At December 31, 2020, the board approved the granting of 2,634,500 warrants were issued under this new plan. These warrants expire in 5 years.

Note 8 – Related Parties

During the normal course of business, we incurred expenses related to services provided by our CEO or Company expenses paid by our CEO, resulting in related party payables, net of $252,904 at March 31, 2021. The related party payable to the CEO bears no interest payable and is due on demand. We also assumed a $50,000 note for the President of WesBev who is the majority shareholder of SBG.

There are related party notes payable of $1.6 million outstanding as of March 31, 2021 as discussed in Note 4.

Note 9 – Investment in Salt Tequila USA, LLC

On December 9, 2013, we entered into a marketing and distribution agreement with SALT Tequila USA, LLC (“SALT”) in Mexico for the manufacturing of our product line. The agreement was for a one-year term with an additional two-year renewal. On December 28, 2015, the agreement was extended through 2020. In the December 9, 2013 agreement, we received a 5% ownership interest in SALT, 12 months after the date of the agreement we received an additional 5% ownership interest in SALT, and 24 months after the date of the agreement we received an additional 5% interest, resulting in a total interest of 15% in SALT.

SALT also has sold product to an unrelated international alcohol distributor, American Spirits Exchange, for preliminary market testing in 9 of 16 states that they distribute to, that are government-controlled alcohol resellers. In 2019 we had no sales for SALT Tequila. On December 31, 2018, we created a Mexican subsidiary, Splash MEX SA DE CV (“Splash Mex”) for the exporting of SALT Tequila from Mexico to the USA, South and Central Americas. Splash Mex will also act as the manufacturing and distribution agent of TapouT in Central and South Americas. Applications for the appropriate licenses required for import and wholesale of alcohol in the USA have been completed for at the Federal and State levels. These licenses will permit direct alcohol sales to distributors and wholesalers thereby limiting the use of agents for importing SALT Tequila to the USA for distribution.

On March 26, 2020, we entered into a new amended stock sale and purchase agreement. The agreement is for $1,000,000 to be paid in 4 tranches of $250,000 and entitles us to receive additional equity interest in Salt Tequila USA, LLC as follows:

●	Tranche 1 – 7.5%

●	Tranche 2 – 5.0%

●	Tranche 3 – 5.0%

●	Tranche 4 – 5.0%

Once all tranches are paid-out we will have a total equity stake of 37.5% of Salt Tequila USA, LLC.

During 2020, we paid the first tranche of $250,000 resulting in a total interest of 22.5%.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 10 – Operating Lease Obligations

Effective July 2018, we entered into a lease agreement for the right to use and occupy office space. The lease term commenced July 1, 2018 and is scheduled to expire after 36 months, on June 30, 2021.

Effective November 2019, we entered into a 6-month lease agreement for our NY affiliate which expired on April 30, 2020.

Effective November 2019, we entered into a new lease with Interport Logistics, LLC. The lease term commenced on November 11, 2019 and is scheduled to expire on November 11, 2022.

Effective May 2019, we entered into a new lease in Mexico. The lease commenced May 1, 2019 and is scheduled to expire after 24 months, on April 1, 2021. We are in the process of negotiating a new lease for our Mexican warehouse.

Effective January 2021, we entered into a lease agreement for the right to use and occupy office space. The lease term commenced January 18, 2021 and is scheduled to expire after 18 months, on July 31, 2022.

Effective January 2021, we entered into a lease agreement for the right to use and occupy office and manufacturing space. The lease term commenced January 1, 2021 and is scheduled to expire after 60 months, on December 31, 2025.

The following table presents the discounted present value of minimum lease payments for our office and warehouses to the amounts reported as financial lease liabilities on the consolidated balance sheet at March 31, 2021:

Undiscounted Future Minimum Lease Payments	Operating Lease

2021 (nine months)	$246,339
2022	294,347
2023	252,000
2024	252,000
2025	249,357
Total	1,294,043
Amount representing imputed interest	(132,333)
Total operating lease liability	1,161,710
Current portion of operating lease liability	270,771
Operating lease liability, non-current	$890,939

The table below presents information for lease costs related to our operating leases at March 31, 2021:

Operating lease cost:
Amortization of leased assets	$211,913
Interest of lease liabilities	26,825
Total operating lease cost	$238,738

The table below presents lease-related terms and discount rates at March 31, 2021:

Remaining term on leases	1 to 57 months
Incremented borrowing rate	5.0%

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 11 – Line of Credit

At December 31, 2020 SBG owed $68,000 to a financial institution under a revolving line of credit. The line of credit is secured by the assets of SBG is due on demand, and bears interest at variable rates approximately 6.1% at December 31, 2020. As part of the acquisition of Copa di Vino the LOC was paid off.

Note 12 – PPP Loan

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond the point of origin. On March 20, 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

In response to the COVID-19 outbreak in the United States, the CARES Act (the “Act”) was passed by Congress and signed into law on March 27, 2020. In connection with the CARES Act, the Company and its subsidiary applied for and received loans with an original aggregate principal balance of approximately $158,000. These loans and interest will be forgiven as long as the funds are used for qualifying expenditures as outlined in the Act. The loans bear interest at 1%, with an 18 month term, and has a 6-month initial payment deferral. See Note 4.

As of March 31, 2021, we have a balance of $94,833. In April 2021, we received notification of forgiveness for the entire outstanding balance.

Note 13 – Business Combinations

As stated in Note 1, we consummated the merger of CMS on March 31, 2020 which was accounted for as a reverse merger.

The value of our merger was approximately $9.2 million based on the valuation of the CMS equity on the date of consummation.

The following summarizes our allocation of the purchase price for the acquisition:

Cash and cash equivalents	$72,442
Accounts receivable	311,586
Inventory	21,415
Property and equipment	38,110
Goodwill	9,448,832
Accounts payable, accrued expenses and other liabilities	719,221
Purchase price	$9,173,164

During 2020, the goodwill associated with the CMS merger was impaired. See Note 16.

SBG-Copa Acquisition:

As stated in Note 1, we consummated the acquisition of Copa di Vino Company on December 24, 2020. The purchase price consideration was comprised of $1.5 million in debt, $0.5 million in cash and $2.0 million in contingent shares, for total consideration of approximately $6.0 million.

The following summarizes our allocation of the purchase price for the acquisition:

Purchase Accounting
Accounts receivable, net	88,131
Other current assets	11,236
Inventory	273,951
Property and equipment, net	663,273
License agreement, net	222,095
Goodwill	5,672,823
Total identifiable assets	6,931,509

Accounts payable and accrued expenses	882,279
Note payable	69,212
Equity	5,980,000
Total liabilities and equity	6,931,509

Note 14 – Segment Reporting

The Company evaluates segment reporting in accordance with the FASB Accounting Standards Codification Topic 280, Segment Reporting, each reporting period, including evaluating the reporting package reviewed by the Chief Executive Officer and Chief Financial Officer.

Note: The Copa di Vino business is included in our Splash Beverage Group segment.

Revenue	2021	2020
Splash Beverage Group	825,742	112,003
E-Commerce	1,313,182	—
Medical Devices – Discontinued	278,777	—

Total Revenues	2,417,701	112,003

Total assets	2021	2020
Splash Beverage Group	10,605,847	8,403,670
E-Commerce	746,198	505,646
Medical Devices – Discontinued	357,893	316,572

Total Assets	11,709,940	9,225,888

Note 15 – Commitment and Contingencies

We are a party to asserted claims and are subject to regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but we do not anticipate that the outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

Capital Raise

In connection with the merger we are committed to our previous preferred stock and debt holders to raise $9 million in a secondary IPO or debt, as defined in the agreements.

In February 2021, we successfully raised the $9 million required.

Stock Price Guarantee

We have a commitment to issue additional shares associated with specific stock price guarantee granted to an investor. See Note 4.

Note 16 – Goodwill

In accordance with ASC 350, Intangibles—Goodwill and Other, we test goodwill for impairment for each reporting unit on an annual basis, or when events or circumstances indicate the fair value of a reporting unit is below its carrying value.

Our goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in business combinations. The goodwill generated from the business combinations is primarily related to the value placed on the employee workforce and expected synergies. Judgment is involved in determining if an indicator or change in circumstances relating to impairment has occurred. Such changes may include, among others, a significant decline in expected future cash flows, a significant adverse change in the business climate, and unforeseen competition.

We have the option of performing a qualitative assessment of impairment to determine whether any further quantitative testing for impairment is necessary. The option of whether or not to perform a qualitative assessment is made annually and may vary by reporting unit. Factors we consider in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance of our reporting units, events or changes affecting the composition or carrying amount of the net assets of its reporting units, sustained decrease in its share price, and other relevant entity specific events. If the management determines on the basis of qualitative factors that the fair value of the reporting unit is more likely than not less than the carrying value, then we perform a quantitative test for that reporting unit. The fair value of each reporting unit is compared to the reporting unit’s carrying value, including goodwill. Subsequent to the adoption on January 1, 2017 of Accounting Standards Update (“ASU”) No. 2017-04, Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment, if the fair value of a reporting unit is less than its carrying value, we recognize an impairment equal to the excess carrying value, not to exceed the total amount of goodwill allocated to that reporting unit.

At December 31, 2020, our management determined that an impairment charge of approximately $9.5 million, was necessary to reduce the goodwill relating to our Medical Device Segment the impairment charge was primarily related to the net cash flow projection of that business unit.

Note 17 – Subsequent Events

In April 2021, SBG received notification that its PPP loan has been forgiven in full.

In April 2021 we filed a registration statement on Form S-1 for the sale of up to $60 million of common stock.

In May 2021, our board of directors approved the Company to increase the amount of authorized shares from 150,000,000 to 250,000,000. In addition, the board has approved the Company the right to affect a reverse stock split with a range from 1 to 1.5 up to 1 to 10. The Company’s Articles of Incorporation have not yet been amended with respect to either of the a above-referenced actions.

In May 2021, we received $718,000 in convertible notes which has an annual interest rate of 7%. All notes mature October 2021.

Copa di Vino Corporation

Condensed Balance Sheets

(Unaudited)

	September 30, 2020	December 31, 2019

ASSETS
CURRENT ASSETS
Cash	$145,415	$62,898
Accounts receivable, net	191,981	402,443
Inventory	563,989	499,741
Prepaid expenses	81,651	71,599

Total current assets	983,036	1,036,681

Property and equipment, net	921,036	1,037,151

Intangible assets, net	227,012	250,512

Total assets	$2,131,084	$2,324,344

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$1,175,472	$1,244,764
Accrued expenses	381,305	415,958
Line of credit	44,755	49,000
Current portion of notes payable	249,212	543,058
Related party notes payable	992,710	233,426

Total current liabilities	2,843,454	2,486,206

Notes payable, net of current portion	159,900	159,917

Total liabilities	3,003,354	2,646,123

STOCKHOLDERS’ DEFICIT
Voting common stock, $0.001 par value, 80,000,000 shares authorized, 24,440,945 shares issued and outstanding at September 30, 2020 and December 31, 2019	24,441	24,441
Non-voting common stock, $0.001 par value, 20,000,000 shares authorized, 7,993,802 shares issued and outstanding at September 30, 2020 and December 31, 2019	7,994	7,994
Additional paid-in capital	4,258,399	4,258,399
Accumulated deficit	(5,163,104)	(4,612,613)

Total stockholders’ deficit	(872,270)	(321,779)

Total liabilities and stockholders’ deficit	$2,131,084	$2,324,344

See accompanying notes.

Copa di Vino Corporation

Condensed Statements of Operations

(Unaudited)

	Nine months ended September 30,
	2020	2019

NET SALES
Sales, net of allowances and discounts	$2,252,950	$4,121,305
Less federal excise taxes	(17,957)	(50,468)

Net sales	2,234,993	4,070,837

COST OF GOODS SOLD	1,698,407	2,833,284

GROSS PROFIT	536,586	1,237,553

OPERATING EXPENSES	987,914	1,498,339

(LOSS) FROM OPERATIONS	(451,328)	(260,786)

OTHER INCOME (EXPENSE)
Interest income	-	547
Interest expense	(99,163)	(152,355)
Other income (expense)	-	3,000

Total other (expense)	(99,163)	(148,808)

LOSS BEFORE INCOME TAXES	(550,491)	(409,594)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(550,491)	$(409,594)

See accompanying notes.

Copa di Vino Corporation

Condensed Statements of Stockholders’ Equity (Deficit)

(Unaudited)

							Total
	Voting Common Stock		Non-Voting Common Stock		Additional Paid-In	Accumulated	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

BALANCE, December 31, 2018	24,440,945	24,441	7,993,802	7,994	4,258,399	(4,504,695)	(213,861)

Net loss, nine months ended September 30, 2019	-	-	-	-	-	(409,594)	(409,594)

Net loss, three months ended December 31, 2019	-	-	-	-	-	301,676	301,676

BALANCE, December 31, 2019	24,440,945	$24,441	7,993,802	$7,994	$4,258,399	$(4,612,613)	$(321,779)

Net loss, nine months ended September 30, 2020	-	-	-	-	-	(550,491)	(550,491)

BALANCE, September 30, 2020	24,440,945	$24,441	7,993,802	$7,994	$4,258,399	$(5,163,104)	$(872,270)

See accompanying notes.

Copa di Vino Corporation

Condensed Statements of Cash Flows

(Unaudited)

	Nine-months ended September 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(550,491)	$(409,594)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	151,792	153,936
Changes in operating assets and liabilities
Accounts receivable, net	210,462	406,475
Inventories	(64,248)	229,001
Prepaid expenses	(10,052)	46,624
Accounts payable	(55,513)	236,545
Accrued expenses	(48,432)	(196,479)

Net cash provided by (used in) operating activities	(366,482)	466,508

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for property and equipment	(12,177)	(28,791)

Net cash used in investing activities	(12,177)	(28,791)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes and related party payables	1,304,996	612,030
Repayments of notes and related party payables	(545,712)	(1,086,895)
Advances on line of credit	98,000	213,500
Payments on line of credit	(102,245)	(165,949)
Proceeds of notes payable	170,355	-
Principal payments of notes payable	(464,218)	-

Net cash provided by (used in) financing activities	461,176	(427,314)

NET INCREASE IN CASH	82,517	10,403

CASH AT BEGINNING OF YEAR	62,898	52,495

CASH AT END OF YEAR	$145,415	$62,898

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for interest	$81,105	$90,921

See accompanying notes.

Copa di Vino Corporation

Notes to Condensed Financial Statements (Unaudited)

Note 1 – Summary of Significant Accounting Policies

Nature of operations – Copa di Vino Corporation (Copa di Vino, or the Company) is a bottler of wine into single cup servings, with a bottling plant and administrative offices located in The Dalles, Oregon. The Company’s primary customers are distributors throughout the United States.

Basis of accounting and presentation – The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances at the time. Actual results could differ from those estimates.

Cash and cash equivalents – For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity date of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk associated with its cash and cash equivalents.

Accounts receivable – Accounts receivable are recorded when invoices are issued and are written off against the allowance for doubtful accounts if they are determined by management to be uncollectible. Accounts receivable consist primarily of non-interest bearing trade receivables from the sale of products. Generally, the Company considers accounts receivable past due after 30 days. Management individually reviews all delinquent accounts receivable balances and has recorded an allowance for receivables that are not fully collectible. The allowance for uncollectible accounts was approximately $122,000 as of December 31, 2019. There was no allowance at September 30, 2020.

Copa di Vino Corporation

Notes to Condensed Financial Statements (Unaudited)

Note 1 – Summary of Significant Accounting Policies (continued)

Inventories, net – Inventories consist primarily of bulk wine, cased goods, bottling supplies, and other merchandising inventories. These are stated at the lower of cost or fair value using the first-in, first-out method. An inventory adjustment of approximately $25,000 is included in costs of goods sold during the period ended September 30, 2020. No inventory adjustments were recorded during 2019.

Excise taxes – The Company pays alcohol excise taxes based on product sales to both the Oregon Liquor Control Commission and to the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau (TTB). The Company is liable for the taxes upon the removal of product from the Company’s warehouse on a per gallon basis. The federal tax rate is affected by a small winery tax credit provision which decreases based upon the number of gallons of wine production in a year rather than the quantity sold.

During March 2014, the Company received a Notice of Proposed Assessment from the Department of Treasury for tax due and recorded an accrual of $173,659 based on the assessment. This amount is included in accrued liabilities as of September 30, 2020 and December 31, 2019. Excise tax laws state that when an assessment is made, the TTB can collect such tax by levy or by proceeding in court, for a period of 10 years after the assessment of the tax. The Company has not paid the assessment as of September 30, 2020.

Property and equipment – Property and equipment are carried at cost less accumulated depreciation and include major expenditures that increase the productivity or useful life of existing assets. Depreciation is computed using the straight-line method based on estimated useful lives of the related assets as follows:

Leasehold improvements	10-39 years
Tanks, machinery, and equipment	3–20 years
Furniture and fixtures	5–15 years

Management reviews property, plant, and equipment for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the asset to the undiscounted future net cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

License agreements – On February 16, 2018, the Company entered into three separate license agreements with 1/4 Vin SARL, (1/4 Vin). 1/4 Vin has the right to license certain patents and patent applications relating to inventions, systems, and methods used in the Company’s manufacturing process. In exchange for notes payable, 1/4 Vin granted the Company a nonexclusive, royalty-bearing, non-assignable, nontransferable, terminable license which would continue until the subject equipment is no longer in service or the patents expire. The license agreement is recorded net of accumulated amortization of $82,900 at September 30, 2020 and $59,400 at December 31, 2019. Amortization will be approximately $31,000 annually until the license agreement is fully amortized. The asset is being amortized over a 10 year useful life.

Copa di Vino Corporation

Notes to Condensed Financial Statements (Unaudited)

Note 1 – Summary of Significant Accounting Policies (continued)

Revenue recognition – For sales of product, revenue is recognized when product is shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable.

The Company pays depletion allowances to the Company’s distributors based on their sales to their customers. The Company sets these allowances on a periodic basis and the Company’s distributors bill them back periodically. All depletion expenses associated with a given month are recognized in that month as a reduction of revenues. Revenue is recorded net of allowances and discounts, which were $152,504 and $281,698 for the nine-months ended September 30, 2020 and 2019, respectively.

The Company also reimburses for samples used by distributors. Sample expenses are recognized at the time the Company is billed by the distributor as a selling, general and administrative expense. Samples expense was approximately $10,113 and $33,175 for the nine months ended September 30, 2020 and 2019, respectively.

Advertising and promotion costs – The Company expenses advertising and promotion costs as they are incurred. Advertising and promotion expenses amounted to approximately $82,200 and $164,600 for the nine months ending September 30, 2020 and 2019, respectively.

Shipping and handling costs – Amounts billed to customers for shipping and handling are classified as revenue. Costs incurred in shipping of goods are expensed as incurred and are reported as operating expenses in the statements of operations. Shipping and handling costs were approximately $152,400 and $297,000 for the nine months ended September 30, 2020 and 2019, respectively.

Income taxes – Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense.

The Company recognized no uncertain tax positions or any accrued interest and penalties associated with uncertain tax positions for the nine months period ended September 30, 2020 and 2019. The Company files tax returns in the U.S. federal jurisdiction and various state jurisdictions. Generally, the Company is subject to examination by income tax authorities for three years from the filing of a tax return.

Copa di Vino Corporation

Notes to Condensed Financial Statements (Unaudited)

Note 1 – Summary of Significant Accounting Policies (continued)

Recent accounting pronouncements – In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In June 2020, the FASB issued ASU 2020-05, which allows private companies to elect to adopt the guidance for annual reporting periods beginning after December 15, 2019. The Company has elected to defer implementation until its 2020 fiscal year in accordance with ASU 2020-05. The Company is currently evaluating the impact of the adoption of the new guidance, but does not feel that there will be a material impact to the financial statements as a whole.

In February 2016, FASB issued ASU 2016-02, which represents a significant change from the existing lease accounting model for lessees. Under the new guidance, for operating leases, a lessee is required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. The new guidance is effective for calendar year 2022 for many nonpublic entities, with early adoption permitted. The Company is currently evaluating the effects of the adoption of the new guidance, but does not feel that there will be a material impact to the financial statements as a whole.

Subsequent events – Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the financial statements are available to be issued.

The Company has performed an evaluation of subsequent events through January 29, 2021, which is the date these financial statements were available to be issued.

Copa di Vino Corporation

Notes to Condensed Financial Statements (Unaudited)

Note 2 – Management’s Plan

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In accordance with US GAAP, management evaluates whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date these financial statements were available to be issued. The Company has incurred operating losses over the past several years and has an accumulated deficit of approximately $5.1 million at September 30, 2020, which has eroded the Company’s working capital position. Accounts payable more than 90 days past due was approximately $788,000 as of September 30, 2020 and certain vendor payables were converted to notes payable over the previous two years. The current portion of notes payable was approximately $1,200,000. After evaluating these factors, the Company determined there is substantial doubt about the ability of the Company to continue as a going concern.

Subsequent to year-end 2019, the World Health Organization declared the novel coronavirus (COVID-19) outbreak a public health emergency. There have been mandates from international, federal, state, and local authorities requiring forced closures of various schools, businesses and other facilities and organizations. The experienced closures and cancellations of events throughout the country are expected to continue to have an adverse impact on the Company’s sales and associated cash flows.

In 2020, the Company obtained a Payroll Protection Program PPP loan in the amount of $159,900 through the Small Business Administration. The Company is also pursuing potential investment options, including the potential of a sale of substantially all of its assets. See Note 8.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund ongoing operations and increasing profitability.

Note 3 – Inventories

Inventories consist of the following at September 30, 2020 and December 31, 2019:

	2020	2019

Raw materials	$236,994	$184,950
Finished goods	326,995	314,791

Total inventories	$563,989	$499,741

Copa di Vino Corporation

Notes to Condensed Financial Statements (Unaudited)

Note 4 – Property and Equipment, net

Property and equipment consist of the following at September 30, 2020 and December 31, 2019:

	2020	2019

Leasehold improvements	$1,005,673	$1,005,673
Machinery and equipment	1,487,063	1,486,213
Tanks	169,223	164,195
Furniture and fixtures	54,750	54,750

	2,716,709	2,710,831

Less accumulated depreciation and amortization	(1,821,771)	(1,693,479)

	894,938	1,017,352

Construction in progress	26,098	19,799

Total property and equipment, net	$921,036	$1,037,151

Depreciation and amortization expense amounted to approximately $151,800 for the nine months ending September 31, 2020 and $173,300 for the years ended December 31, 2019.

Note 5 – Line of Credit

The Company maintains a line of credit with an approved maximum borrowing limit from a bank of $49,000 at September 30, 2020. The line is unsecured and bears interest at 6.75%. There was an outstanding balance of $44,755 and $49,000 on the line of credit at September 30, 2020 and December 31, 2019, respectively.

Copa di Vino Corporation

Notes to Condensed Financial Statements (Unaudited)

Note 6 – Notes Payable

Notes payable consist of the following at September 31, 2020 and December 31, 2019:

	2020	2019

Note payable to a vendor, weekly payments of at least $2,000 beginning December 2, 2016, including fixed interest of 4% at December 31, 2019 and 2018, until paid in full.	-	38,763

Note payable to an individual, monthly interest only payments, including fixed interest of 14%, due on December 7, 2020.	-	150,000

Notes payable to an individual, monthly interest only payments, including fixed interest of 15% and 20% at December 31, 2019 and 2018, respectively, due in May 2020.	-	215,000

PPP loan through the SBA.	159,900	-

Note payable to an individual, monthly interest only payments at 6% due on September 1, 2021.	150,000	150,000

Notes payable for license agreements (see Note 1) due in 36 monthly payments of $10,000, interest imputed at 10%, maturing in January 2021.	99,212	149,212

	409,112	702,975
Less current portion	(249,212)	(543,058)

Total notes payable, net of current portion	$159,900	$159,917

Copa di Vino Corporation

Notes to Condensed Financial Statements (Unaudited)

Note 7 – Related Party Transactions

The Company is related to Discover Development LLC and Drinx Tec Inc. through common ownership.

Discover Development LLC – The Company leases its production facility from Discover Development LLC for monthly rent of $15,000 under an operating lease agreement expiring July 1, 2025. Total related party rent expense during the nine months ending September 30, 2020 and 2019 totaled $119,500 and $107,250, respectively. Since this is a sub-lease by the owner of the Company, the monthly payment did differ from the monthly rent of $15,000. The Company is contractually obligated under the lease for annual payments as follows:

2020 (3 months)	45,000
2021	180,000
2022	180,000
2023	180,000
2024	180,000
Thereafter	45,000

Total	$810,000

Amounts due to Discover Development LLC at September 30, 2020 and December 31, 2019 were $992,710 and $108,426, respectively. Interest charged by Discover Development LLC to the Company during the nine months ending September 30, 2020 and 2019 was approximately $69,500 and $14,000, respectively. The Company received advances of $311,862 and paid $474,165 to Discover Development LLC during the nine months ending September 30, 2019. The Company received advances of $1,234,345 and paid $419,602 to Discover Development LLC during the nine months ending September 30, 2020.

Drinx Tec Inc. – Drinx Tec Inc. holds certain beverage technologies. Drinx Tec Inc. utilizes the Company’s personnel for certain administrative functions. During the nine months ending September 30, 2019, the Company charged Drinx Tec Inc. approximately $493,000 for its share of administrative costs, recorded as an offset to operating expenses in the statement of operations. During the nine months ending September 30, 2020, the Company charged Drinx Tec Inc. approximately $0 for its share of administrative costs.

Copa di Vino Corporation

Notes to Condensed Financial Statements (Unaudited)

Note 7 – Related Party Transactions (continued)

Related party payables consist of the following at September 30, 2020 and December 31, 2019:

	2020	2019

Discover Development LLC	$992,710	$108,426

Drinx Tec Inc. note payable (see below)	-	125,000

Total related party notes payable	$992,710	$233,426

In 2018, Drinx Tec Inc., a related party through common ownership, obtained a $125,000 note payable from an individual requiring interest only payments at a rate of 15% until maturity in December 2020. Drinx Tec then advanced the $125,000 to the Company under the same terms. The note was repaid 2020.

Note 8 – Subsequent Events

In December 2020, the company entered into an asset purchase agreement with Splash Beverage Group, Inc. (“Splash”), a Colorado company, and two of its wholly-owned subsidiaries, in which Splash acquired substantially all of the net assets that comprise the Company’s bottling and distribution business.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the Purchase Agreement transaction (the “Purchase Agreement”) between Copa di Vino Corporation (“Copa”) and Splash Beverage Group to, Inc. (“SBG”). The purchase price consists of $500,000 in cash, a $2,000,000 Promissory Note to the seller, and a variable number of shares of SBG common stock (up to a maximum value of $1,980,000) based on Copa’s attainment of certain future revenue targets. Concurrently with the transaction, SBG issued a $1,500,000 loan to a third party to fund the cash portion of the Purchase Agreement.

The unaudited pro forma condensed consolidated financial statements presented below are prepared by applying the acquisition method of accounting to a business combination. Pro forma adjustments which give effect to certain transactions occurring as a direct result of the Purchase Agreement are described in the accompanying unaudited notes presented on the following pages. The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2019 presents the combined results of operations as if the Purchase Agreement had occurred on January 1, 2019. The accompany unaudited pro forma condensed consolidated balance sheet at September 30, 2020, presents the combined balance sheets as if the Purchase Agreement had occurred on September 30, 2020.

These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Copa and SBG been a combined company during the specified periods. The unaudited pro forma condensed consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Copa’s audited financial statements as of and for the years ended December 31, 2019 and 2018 and Copa’s unaudited Condensed financial statements for the nine-month period ended September 30, 2020 and SBG’s audited financial statements for the years ended December 31, 2019 and 2018, as included in its Annual Report on Form 10K for the year ended December 31, 2019 and SBG’s unaudited Condensed Consolidated financial statements for the nine-month period ended September 30, 2020 on Form 10-Q.

Condensed Consolidated Balance Sheet - September 30, 2020:

(Unaudited)

					Pro Forma
		Copa di		Pro Forma	Condensed
	Splash	Vino		Adjustments	Consolidated

Current Assets	3,139,157	983,036	(a)	(268,516)	3,353,677
			(b)	1,500,000
			(c)	(2,000,000)
Non-current Assets	448,928	1,148,048	(a)	(256,479)	1,340,497
Investment in Copa			(c)	5,980,000	-
			(d)	(5,980,000)
Goodwill	9,448,852	-	(d)	6,187,004	15,635,856

Total Assets	13,036,937	2,131,084		5,162,009	20,330,030

Accounts Payable and Other	1,151,250	1,650,184			2,801,434
Loans Payable and Accrued Interest	2,799,194	1,193,270	(a)	(1,030,361)	2,962,103

Loans Payable - Non-current	-	159,900	(a)	(159,900)	-
Credit Facility			(b)	1,500,000	1,500,000
Contingently convertible Promissory Note			(c)	2,000,000	2,000,000
Liability to issue Shares			(c)	1,980,000	1,980,000
Other non-current	32,940	-			32,940

Total Liabilities	3,983,384	3,003,354		4,289,739	11,276,477

Mezzanine Shares	9,248,720	-			9,248,720

Equity
Common Stock	60,575	32,435	(d)	(32,435)	60,575

Paid-in Capital	38,763,100	4,258,399	(a)	(665,266)	38,763,100
			(d)	(3,593,133)
Accumulated Deficit	(39,018,842)	(5,163,104)	(d)	5,163,104	(39,018,842)

Total Equity	(195,167)	(872,270)		872,270	(195,167)

Total Liabilities and Equity	13,036,937	2,131,084		5,162,009	20,330,030

(a)	To exclude certain assets and liabilities of Copa not included as part of the Purchase Agreement

(b)	To record the proceeds received from $1.5 million Credit Facility

(c)	To record purchase consideration in the amount of $5,9480,000, consisting of cash ($2,000,000), contingently convertible promissory note ($2,000,000) and contingent purchase consideration issuable in common stock ($1,980,000)

(d)	To record the preliminary purchase price allocation to the net assets acquired

Condensed Consolidated Statement of Operations – Nine-Months Ended September 30, 2020:

(Unaudited)

					Pro Forma
		Copa di		Pro Forma	Condensed
	Splash	Vino		Adjustments	Consolidated
Revenues	1,733,926	2,234,993	(e)	(246,677)	3,722,242

Cost of Sales	(965,966)	(1,698,407)	(e)	186,339	(2,478,034)

Gross Margin	767,960	536,586			1,244,208

Operating Expenses	5,000,715	987,914	(e)	(20,274)	5,968,355

Loss from Operations	(4,232,755)	(451,328)			(4,724,147)

Interest Expense	(1,958,601)	(99,163)	(f)	(1,452,710)	(3,510,473)
Other Income (Expense)	69,193	-			69,193

Net Loss	(6,122,163)	(550,491)			(8,165,428)

Net loss per share	(0.12)				(0.15)

Weighted Average Shares Outstanding	53,108,031				53,108,031

(e)	To eliminate revenues and related expenses associated with assets excluded from the Purchase Agreement

(f)	To record interest expense on Credit Facility and Convertible Note

Income Statement - December 31, 2019:

(Unaudited)

					Pro Forma
		Copa di		Pro Forma	Condensed
	Splash	Vino		Adjustments	Consolidated
Revenues	1,038,220	5,712,864	(g)	(270,313)	6,480,771

Cost of Sales	(754,374)	(3,654,539)	(g)	257,543	(4,151,370)

Gross Margin	283,846	2,058,325			2,329,401

Operating Expenses	5,241,301	1,994,522	(g)	(27,032)	7,208,791

Loss from Operations	(4,957,455)	63,803			(4,879,390)

Interest Expense	(88,741)	(190,740)	(h)	(1,842,750)	(2,122,231)
Other Income (Expense)	18,061	19,019			37,080

Net Loss	(5,028,135)	(107,918)			(6,964,542)

Net loss per share	(0.12)				(0.17)

Weighted Average Shares Outstanding	42,154,947				42,154,947

(g)	To eliminate revenues and related expenses associated with assets excluded from transaction

(h)	To record interest expense on Credit Facility and Convertible Note

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1

Basis of presentation

The unaudited pro forma condensed consolidated financial statements are based on Splash Beverage Group, Inc. (a “Nevada” company) and Copa di Vino Corporation’s historical consolidated financial statements as adjusted to give effect to the acquisition of Copa di Vino Corporation. The unaudited pro forma condensed consolidated statements of operations for the none-months ended September 30, 2020 and the 12 months ended December 31, 2019 give effect to the Copa di Vino Corporation acquisition as if it had occurred on January 1, 2019. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2020 gives effect to the Copa di Vino Corporation acquisition as if it occurred on September 30, 2020.

Note 2

Preliminary purchase price allocation

On December 24, 2020 Splash Beverage Group, Inc. acquired certain net assets of Copa di Vino Corporation for a total consideration of $5,980,000. The company financed the acquisition through the issuance of $3,500,000 in notes, $500,000 in cash and the remaining $1,980,000 with contingently issuable shares. The shares will be considered earned once the seller achieves certain revenue hurdles. Management assumes that these hurdles will be achieved and that all contingently issuable shares will be issued. The unaudited pro forma condensed consolidated financial statements include various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Copa di Vino Corporation based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations, and analysis of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The following table shows the preliminary allocation of the purchase price for Copa di Vino Corporation to the acquired assets, assumed liabilities and pro form goodwill:

Pro Forma
Cash and cash equivalents	66,878
Accounts receivable	191,981
Other current assets	81,651
Inventory	374,010
Property and equipment	664,557
License agreement	227,012
Total identifiable assets	1,606,089

Accounts payable and accrued expenses	1,650,184
Note payable	162,909
Total liabilities assumed	1,813,093

Identifiable net liabilities	(207,004)

Total consideration	$5,980,000

Proforma goodwill	6,187,004

SPLASH BEVERAGE GROUP, INC.

2,512,563 Shares of Common Stock

and Warrants to Purchase up to 2,512,563

Shares of Common Stock

PRELIMINARY PROSPECTUS

Kingswood Capital Markets

division of Benchmark Investments, Inc.

 , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses (other than placement agent fees) payable in connection with the sale of the shares of common stock being registered. The registrant will pay all expenses of the registration and sale of the shares of common stock, other than selling commissions and fees, stock transfer taxes and fees and expenses, if any, of counsel or other advisors to the selling stockholders. All of the amounts shown are estimates except the SEC registration fee and FINRA filing fee.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense:	Amount
SEC Registration Fee	$4,131
FINRA filing fee	$10,000
Accounting fees and expenses	$50,000
Legal fees and expenses	$325,000
Transfer agent’s fees and expenses	$10,000
Printing and related fees	$20,000
Miscellaneous	$5,000
Total	$424,131

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Colorado.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed experts.

From January 1, 2018 to December 31, 2018, the Company executed subscription agreements with accredited investors pursuant to which the Company received gross proceeds of $2,185,323 in exchange for approximately 1,626,202 shares of the Company’s common stock.

From January 1, 2019 to December 31, 2019, the Company executed subscription agreements with accredited investors, pursuant to which the Company received gross proceeds of $2,829,623 in exchange for approximately 1,285,462 shares of the Company’s common stock.

From June 1, 2020 to July 31, 2020, the Company executed subscription agreements with accredited investors, pursuant to which the Company received gross proceeds of $830,000 in exchange for approximately 251,515 shares of the Company’s common stock and warrants to purchase 509,849 shares of the Company’s common stock. The warrants may be exercised on a cashless basis as set forth in the warrants.

From July 1, 2020 to October 31, 2020, the Company executed subscription agreements with accredited investors, pursuant to which the Company received gross proceeds of $3,070,000 in exchange for approximately 930,303 shares of the Company’s common stock and warrants to purchase 465,152 shares of the Company’s common stock. The warrants may be exercised on a cashless basis as set forth in the warrant.

On January 15, 2021, the Company executed subscription agreements with two accredited investors, pursuant to which the Company received gross proceeds of $220,000 in exchange for 66,667 shares of the Company’s common stock and warrants to purchase 33,333 shares of the Company’s common stock. If after six months from the issuance of the warrants there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrants, the warrants may be exercised on a cashless basis as set forth in the warrants. In connection with this sale of the shares, the Company paid the placement agent $8,800 in commission and $6,600 for a non-accountable expense allowance. The Company also issued the placement agent warrants to purchase 6,667 shares of the Company’s common stock.

From January 29, 2021 through February 1, 2021, the Company executed subscription agreements with accredited investors, pursuant to which the Company received gross proceeds of $1,683,520 in exchange for approximately 510,158 shares of the Company’s common stock and warrants to purchase 255,079 shares of the Company’s common stock. If after six months from the issuance of the warrants there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrants the warrants may be exercised on a cashless basis as set forth in the warrants.

On February 10, 2021, the Company executed subscription agreements with accredited investors, pursuant to which the Company received gross proceeds of $1,104,751 in exchange for approximately 334,773 shares of the Company’s common stock and warrants to purchase 167,762 shares of the Company’s common stock. If after six months from the issuance of the warrants there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrants, the warrants may be exercised on a cashless basis as set forth in the warrants.

On February 26, 2021, the Company executed subscription agreements with accredited investors, pursuant to which the Company received gross proceeds of $1,212,500 in exchange for approximately 367,424 shares of the Company’s common stock and warrants to purchase 183,712 shares of the Company’s common stock. If after six months from the issuance of the warrants there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrants, the warrants may be exercised on a cashless basis as set forth in the warrants.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b) All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Lauderdale, State of Florida, on this 27th day of May 2021.

SPLASH BEVERAGE GROUP, INC.

/s/ Robert Nistico
Robert Nistico
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints Robert Nistico and Dean Huge or any of them, as such person’s true and lawful attorney-in-fact and agent with full power and substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, including any registration statements or amendments thereto filed pursuant to Rule 462(b) under the Securities Act, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Robert Nistico
Robert Nistico	President, Chief Executive Officer and Director (Principal Executive Officer)	May 27, 2021

/s/ Dean Huge
Dean Huge	Chief Financial Officer, Treasurer, Secretary (Principal Financial and Accounting Officer)	May 27, 2021

/s/ Justin Yorke
Justin Yorke	Director	May 27, 2021

/s/ Peter McDonough
Peter McDonough	Director	May 27, 2021

/s/ Candace Crawford
Candace Crawford	Director	May 27, 2021

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger dated December 31, 2019 by and among Canfield Medical Supply, Inc., SBG Acquisition, Inc., and Splash Beverage Group, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K dated January 7, 2020)*

2.2	Form of Amendment No. 1 to the Agreement and Plan of Merger (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on October 7, 2020)*

3.1	Articles of Incorporation (incorporated by reference herein to Exhibit 3.1 filed with Form S-1 filed with the SEC on July 12, 2012)*

3.2	Bylaws (incorporated by reference herein to Exhibit 3.2 filed with Form S-1 filed with the SEC on July 12, 2012)*

3.3	Certificate of Amendment of Articles of Incorporation of Canfield Medical Supply, Inc.*

4.1	Form of Common Stock Certificate

4.2	Warrant Agent Agreement (form of Certificated Warrant)

5.1	Opinion of Sichenzia Ross Ference LLP as to the legality of the securities being offered**

10.1	Form of Subscription Agreement (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on August 18, 2020)*

10.2	Canfield Medical Supply, Inc. 2020 Long-Term Incentive Compensation Plan (incorporated by reference herein to the Schedule 14C Information Statement filed on June 8, 2020)*

10.3	Form of Replacement Promissory Note (incorporated by reference herein to Exhibit 2.1 filed with Form 8-K filed with the SEC on April 6, 2020)*

10.4	Form of Lock-Up Agreement (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on April 6, 2020)*

10.5	Form of Promissory Note Conversion Agreement (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on April 6, 2020)*

10.6	Form of Preferred Stock Conversion Agreement (incorporated by reference herein to Exhibit 10.3 filed with Form 8-K filed with the SEC on April 6, 2020)*

10.7	Form of SBG Warrant (incorporated by reference herein to Exhibit 10.4 filed with Form 8-K filed with the SEC on April 6, 2020)*

10.8	Form of New Warrant (incorporated by reference herein to Exhibit 10.5 filed with Form 8-K filed with the SEC on April 6, 2020)*

10.9	Form of Warrant (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on August 18, 2020)*

10.10	Form of Amendment No. 1 the Promissory Note Conversion Agreement (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on October 7, 2020)*

10.11	Form of Amendment No. 1 to the Preferred Stock Conversion Agreement (incorporated by reference herein to Exhibit 10.3 filed with Form 8-K filed with the SEC on October 7, 2020)*

10.12	Form of Amendment No. 1 to the Preferred Stock Conversion Agreement (incorporated by reference herein to Exhibit 10.3 filed with Form 8-K filed with the SEC on October 7, 2020)*

10.13	Revenue Loan and Security Agreement dated (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on December 31, 2020)*

10.14	Asset Purchase Agreement dated (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on December 31, 2020)*

10.15	Convertible Promissory Note dated (incorporated by reference herein to Exhibit 10.3 filed with Form 8-K filed with the SEC on December 31, 2020)*

10.16	An Agreement Regarding Other Accounts Payable dated (incorporated by reference herein to Exhibit 10.4 filed with Form 8-K filed with the SEC on December 31, 2020)*

10.17	Martin Employment Agreement dated (incorporated by reference herein to Exhibit 10.5 filed with Form 8-K filed with the SEC on December 31, 2020)*

10.18	Non-Competition, Non-Solicitation and Confidential Information Agreement (incorporated by reference herein to Exhibit 10.6 filed with Form 8-K filed with the SEC on December 31, 2020)*

10.19	Form of Subscription Agreement (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on January 21, 2021)*

10.20	Form of Warrant (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on January 21, 2021)*

10.21	Form of Subscription Agreement (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on February 2, 2021)*

10.22	Form of Warrant (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on February 2, 2021)*

10.23	Form of Subscription Agreement (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on February 12, 2021)*

10.24	Form of Warrant (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on February 12, 2021)*

10.25	Form of Subscription Agreement (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on March 2, 2021)*

10.26	Form of Warrant (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on March 2, 2021)*

21.1	Subsidiaries (incorporated by reference herein to Exhibit 21.1 filed with Form 10-K filed with the SEC on March 8, 2021)*

23.1	Consent of Sichenzia Ross Ference LLP (contained in Exhibit 5.1)**

23.2	Consent of Daszkal Bolton LLP

23.3	Consent of Pinnacle Accountancy Group of Utah

23.4	Consent of Moss Adams LLP

24.1	Power of Attorney (included in signature pages)

99.1	Audit Committee Charter

99.2	Compensation Committee Charter

99.3	Nominating and Corporate governance Charter

*	Previously filed
**	To be filed by amendment.